          As Filed with Securities and Exchange Commission on May 26, 1998

                                                  Registration No. 333-47237

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                     ------------

                                      FORM SB-2/A
                                    AMENDMENT NO. 2
                REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                          COMPUTERIZED THERMAL IMAGING, INC.
              (EXACT NAME OF THE REGISTRANT AS SPECIFIED IN ITS CHARTER)


      NEVADA                       3815                       87-0458721
 (STATE OR OTHER        (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
 JURISDICTION OF         CLASSIFICATION CODE NUMBER)       IDENTIFICATION NO.)
INCORPORATION OR
  ORGANIZATION)


                        476 HERITAGE PARK BOULEVARD, SUITE 210
                                  LAYTON, UTAH 84041
                                    (801) 776-4700
             (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)




            DAVID A. PACKER                          WITH A COPY TO:
              PRESIDENT                          NORMAN T. REYNOLDS, ESQ.
476 HERITAGE PARK BOULEVARD, SUITE 210         LOOPER, REED, MARK & MCGRAW
         LAYTON, UTAH 84041                 1300 POST OAK BOULEVARD, SUITE  2000
           (801) 776-4700                          HOUSTON, TEXAS 77056
(NAME, ADDRESS, INCLUDING ZIP CODE, AND              (713) 986-7000
TELEPHONE NUMBER, INCLUDING AREA CODE,
OF AGENT FOR SERVICE FOR THE REGISTRANT)


                                     ------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement has been declared effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/


                           CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
                                                                      PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
            TITLE OF EACH CLASS OF                      AMOUNT TO       OFFERING PRICE         AGGREGATE           REGISTRATION
          SECURITIES TO BE REGISTERED                 BE REGISTERED      PER SHARE (1)      OFFERING PRICE (1)         FEE
---------------------------------------------------------------------------------------------------------------------------------
 Common Stock to be Resold (2):
   Newly Issued Shares . . . . . . . . . . . . . .     18,229,167         $0.675             $ 12,304,688        $  3,629.88
   Shares Underlying Compensation Warrants . . . .      2,552,083         $0.675             $  1,722,656        $    508.19
   Shares Outstanding. . . . . . . . . . . . . . .      2,749,611         $0.675             $  1,855,987        $    547.52
   Shares Underlying Resale Warrants . . . . . . .      3,840,615         $0.675             $  2,592,415        $    764.76
   Shares Underlying Options . . . . . . . . . . .      6,525,000         $0.675             $  4,404,375        $  1,299.29
---------------------------------------------------------------------------------------------------------------------------------

 Total . . . . . . . . . . . . . . . . . . . . . .     33,896,476                            $ 22,880,122        $  6,749.64
---------------------------------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
(2) Common Stock to be resold includes shares of the Common Stock underlying certain outstanding securities which are exercisable for or convertible into shares of the Common Stock which have not yet been exercised or converted.
(3) Based upon the average of the bid and ask prices of the Common Stock reported on the OTC Bulletin Board on February 25, 1998.

                                     ------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          COMPUTERIZED THERMAL IMAGING, INC.
                                Cross-Reference Sheet
                        showing location in the Prospectus of
                      Information Required by Items of Form SB-2


        FORM SB-2 ITEM NUMBER AND CAPTION                                    LOCATION IN PROSPECTUS
        ---------------------------------                                    ----------------------
1.   Front of Registration Statement and
     Outside Front Cover of Prospectus . . . . . . . . . . .          Outside Front Cover Page
2.   Inside Front and Outside Back Cover
     Pages of Prospectus . . . . . . . . . . . . . . . . . .          Inside Front Cover Page; Outside Back Cover Page
3.   Summary Information and Risk Factors. . . . . . . . . .          Prospectus Summary; Risk Factors; The Company
4.   Use of Proceeds . . . . . . . . . . . . . . . . . . . .          Use of Proceeds
5.   Determination of Offering Price . . . . . . . . . . . .          Outside Front Cover Page; Risk Factors
6.   Dilution. . . . . . . . . . . . . . . . . . . . . . . .          Dilution
7.   Selling Security-Holders. . . . . . . . . . . . . . . .          Plan of Distribution and Selling Stockholders
8.   Plan of Distribution. . . . . . . . . . . . . . . . . .          Plan of Distribution and Selling Stockholders
9.   Legal Proceedings . . . . . . . . . . . . . . . . . . .          Business - Litigation
10.  Directors, Executive Officers, Promoters
     and Control Persons . . . . . . . . . . . . . . . . . .          The Company; Management - Executive Officers and Directors

11.  Security Ownership of Certain Beneficial
     Owners and Management . . . . . . . . . . . . . . . . .          Principal Stockholders
12.  Description of Securities . . . . . . . . . . . . . . .          Description of Securities
13.  Interest of Named Experts and Counsel . . . . . . . . .          *
14.  Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities. . . . .          *
15.  Organization Within Last Five Years . . . . . . . . . .          The Company
16.  Description of Business . . . . . . . . . . . . . . . .          Business
17.  Management's Discussion and Analysis
     or Plan of Operation. . . . . . . . . . . . . . . . . .          Management's Discussion and Analysis of Financial
                                                                      Condition and Results of Operations
18.  Description of Property . . . . . . . . . . . . . . . .          Business
19.  Certain Relationships and Related Transactions. . . . .          Management - Certain Transactions
20.  Market for Common Equity and Related
     Stockholder Matters . . . . . . . . . . . . . . . . . .          Risk Factors; Price Range of Common Stock and Dividend Policy;
                                                                      Description of Securities
21.  Executive Compensation. . . . . . . . . . . . . . . . .          Management - Executive Compensation
22.  Financial Statements. . . . . . . . . . . . . . . . . .          Financial Statements
23.  Changes in and Disagreements with
     Accountants on Accounting and Financial
     Disclosure. . . . . . . . . . . . . . . . . . . . . . .          *


(*)  None or Not Applicable

                      SUBJECT TO COMPLETION, DATED MAY 26, 1998

                          COMPUTERIZED THERMAL IMAGING, INC.

                     RESALE OF 33,896,476 SHARES OF COMMON STOCK


     This Prospectus relates to the resale of 33,896,476 shares of the common stock of Computerized Thermal Imaging, Inc., a Nevada corporation (the "Company"),which may be sold by the holders thereof (the "Selling Stockholders") from time to time as market conditions permit in the market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares common stock of the Company, $0.001 par value per share (the "Common Stock"), to be resold include:
(i)18,229,167 shares to be purchased by an unrelated investor (the "Newly Issued Shares"); (ii) 2,552,083 shares to be issued upon the exercise of warrants to be issued to such investor (the "Compensation Warrants") which become exercisable upon issuance at variable prices based on the sales price of shares of the Common Stock and expire on the fifth anniversary of the date of issuance; (iii) 2,749,611 shares issued and outstanding; (iv) 3,840,615 shares underlying outstanding warrants exercisable at prices ranging from $0.72 to $5.00 per share which expire on various dates ranging from March 31, 1999 to March 13, 2002 (the "Resale Warrants"); and (v) 6,525,000 shares underlying outstanding options exercisable at prices ranging from $0.60 per share to $1.25 per share which expire automatically on various dates ranging from July 21, 2000 to June 12, 2005 (sometimes hereinafter collectively referred to as the "Options"). Unless otherwise specified, the Compensation Warrants and the Resale Warrants are sometimes collectively referred to herein as the "Warrants." See "Management - Stock Options and Restricted Stock," "Certain Transactions," "Description of Securities," and "Plan of Distribution and Selling Stockholders." As used herein, the term "Offering" includes all shares of the Common Stock covered by this Prospectus. Shares offered by the Selling Stockholders may be sold in unsolicited ordinary brokerage transactions or privately negotiated transactions between the Selling Stockholders and purchasers without a broker-dealer. A current prospectus must be in effect at the time of the sale of the shares of the Common Stock to which this Prospectus relates. Each Selling Stockholder or dealer effecting a transaction in the registered securities, whether or not participating in a distribution, is required to deliver a current prospectus upon such sale. The Company will not receive any proceeds from the resale of the Common Stock by the Selling Stockholders. Unless otherwise exempted, Selling Stockholders and their agents engaged in the resale of Common Stock may be deemed underwriters under the Securities Act of 1933. The Common Stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. (the "NASD") under the symbol "COII." On March 31, 1998, the closing bid and ask prices of the Common Stock were $0.57 and $0.52 per share, respectively. There can be no assurance that an active trading market will be sustained. See "Price Range of Common Stock and Dividend Policy."


                             ---------------------------

              THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE
                 A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY
             ANYONE WHO CANNOT AFFORD THE LOSS OF HIS ENTIRE INVESTMENT.
                            SEE "RISK FACTORS" ON PAGE 7.

                             ---------------------------

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
      THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
               PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                             ---------------------------

                     THE DATE OF THIS PROSPECTUS IS ______, 1998

                                 CAUTIONARY STATEMENT

INFORMATION CONTAINED IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVES THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE CAUTIONARY STATEMENTS SET FORTH UNDER THE CAPTION "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS IDENTIFY IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

                                  TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----
Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Price Range of Common Stock And Dividend Policy. . . . . . . . . . . . . . .19
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .35
Principal Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . .46
Description of Securities. . . . . . . . . . . . . . . . . . . . . . . . . .50
Plan of Distribution And Selling Stockholders. . . . . . . . . . . . . . . .56
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .58
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .58
Index to Financial Statements. . . . . . . . . . . . . . . . . . . . . . . F-2

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO OR FROM ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE BUSINESS OR AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE AS OF WHICH SUCH INFORMATION IS FURNISHED.

                                AVAILABLE INFORMATION

     The Company has not been previously subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), although it will become subject to the reporting requirements of the Exchange Act following the registration of the securities described herein. In accordance with the Exchange Act, the Company will file reports, proxy statement, and other information with the Securities and Exchange Commission (the "Commission"). In addition, the Company intends to furnish its stockholders with annual reports containing audited financial statements and such interim reports as it deems appropriate.

     Pursuant to the Securities Act of 1933, as amended (the "Securities Act"), the Company has filed a Registration Statement on Form SB-2 with the Commission of which this Prospectus forms a part. This Prospectus does not contain all of the information contained in the Registration Statement and the exhibits thereto, certain parts of which have been omitted in accordance with rules of the Commission. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and, in each instance, reference is made to the copy of the document so filed for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto are on file with, and may be examined without charge, at the following public reference facilities of the Commission: 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained, at prescribed rates, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission maintains an Internet web site that contains information, including registration statements, of issuers who file electronically with the Commission. The address of that web site is http://www.sec.gov.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED HEREIN, THE FINANCIAL, BUSINESS ACTIVITIES, MANAGEMENT AND OTHER PERTINENT INFORMATION HEREIN RELATE ON A CONSOLIDATED BASIS TO THE COMPANY AND ITS 80 PERCENT OWNED SUBSIDIARY, THERMAL MEDICAL IMAGING, INC. INVESTORS ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY AND CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS." ADDITIONALLY, UNLESS OTHERWISE INDICATED, ALL COMMON STOCK SHARE AND PER SHARE DATA AND INFORMATION IN THIS PROSPECTUS ASSUME NO EXERCISE OF OUTSTANDING OPTIONS OR WARRANTS INTO SHARES OF THE COMMON STOCK, OR THE ISSUANCE OF ANY UNVESTED SHARES OF THE RESTRICTED STOCK. MOREOVER, UNLESS OTHERWISE INDICATED, ALL MONETARY AMOUNTS HAVE BEEN EXPRESSED IN UNITED STATES DOLLARS.


THE COMPANY

     Computerized Thermal Imaging, Inc. (the "Company") was incorporated on June 10, 1987 in the State of Nevada as Business Helpers, Inc. The Company amended its Articles of Incorporation on August 25, 1989 to effect a name change to DTI Dorex, Ltd. and again on November 3, 1989 to its current name. In April 1992, the Company further amended its Articles of Incorporation to provide for a capital structure of 100,000,000 shares of common stock, par value of $0.001 per share, and 3,000,000 shares of preferred stock with such designations, preferences and other features as may be required by the Company's Board of Directors. In 1988, the Company, through the issuance of shares of its Common Stock, acquired substantially all of the assets of Thermal Imaging, Inc., an Oregon corporation (hereinafter sometimes referred to as "TII"), which assets consisted primarily of certain intellectual property regarding thermal imaging intellectual property.


     The Company is a development stage company that is a medical imaging systems integrator producing a computerized clinical thermal imaging diagnostic and patient management system (the "CTI System") that has been trademarked under the name COMPUTERIZED THERMAL IMAGING. The Company's plans to license the CTI System to various health care providers such as hospitals, HMOs and free standing image centers through "Use Agreements." Revenues will be generated under the Use Agreements by charging the health care providers monthly for time usage and for the disposable supplies purchased in conjunction with the CTI System. The Company also plans to sell the CTI System to certain countries in Asia, such as the People's Republic of China (the "PRC"), where use of thermal imaging for medical use is more prevalent than the United States. As of the date of this Prospectus, the PRC's Ministry of Public Health has been unable to obtain funding for a project for which the Company initially contracted in 1995, although it maintains its intention to pursue placement of the CTI System in its hospitals. The Company does not intend to make material expenditures for this project until funding is obtained for the PRC.


     The CTI System is currently composed of four elements. One element is a climate controlled lab (herein referred to as a "QTA Lab"). The second element is the examination unit, consisting of an infra-red camera, imaging monitor, high resolution printer, computer and proprietary software and telemedicine interface. The third element of the CTI System is a digital health card that encodes a patient's thermal image for subsequent comparison by physicians, or even the patient's entire medical record, in a digital format on a plastic card the size of a credit card. The fourth element is a proprietary medical protocol. The Company's 80 percent owned subsidiary, Thermal Medical Imaging, Inc., a Nevada corporation (herein sometimes referred to as "TMI") utilizes the CTI System specially configured as a breast cancer system which is a non-invasive, non-contact procedure that does not involve breast compression or exposure to radiation (the "TMI System"), and which is comprised of an infra-red camera, a central processing unit, a display unit, examination equipment for which a patent application has been filed, and a power distribution unit. The TMI System employs a proprietary patient positioning system in the data acquisition process.


      As of the date of this Prospectus, neither the CTI System nor the TMI System has been formally approved by the FDA. Management believes that the CTI System has clearance to be sold in the United States without obtaining further government approval from the United States Food and Drug Administration (the "FDA") under a "510(k)" application conforming to similar products already
cleared by the FDA for use for medical purposes.   However, as a practical
matter, specific insurance and medicare payment codes are not available for patients to obtain cost reimbursement for use of a specific medical imaging system without FDA approval. CTI believes that no other thermography or thermal imaging procedures currently being used for medical purposes, even with FDA approval, are equivalent to the TMI System. Thus, the sale of the TMI System in the U.S. for use in the detection of breast cancer requires FDA approval. Consequently, the TMI System is presently undergoing clinical testing by physicians of hospitals at three independent sites in accordance with a protocol which management expects to lead to pre-market approval (hereinafter sometimes referred to as "PMA") by the FDA. See "Business." While the Company hopes to receive PMA within the next 12 months, various factors , including the length of the time needed to collect sufficient research data, analyze patient images, submit comparison findings to the FDA, and obtain independent FDA consultant review, could effect delays, and there is no guarantee that any or all of the stages will be completed or achieved. In addition, the cost associated with completing clinical trials of the TMI System is estimated to be approximately $3 Million, but this figure could vary depending on numerous factors, including the length of clinical trials, the efficiency of the prototype TMI System, the testing methods employed, and the results of FDA review. The inability of the Company and/or TMI to raise sufficient working capital to fund the clinical trials could adversely affect the ability of TMI to complete the PMA process.


     Several risk factors exist which should be carefully reviewed by prospective investors prior to making a decision to investment in the Company. These factors include, but are not limited to, the effect of the following events or contingencies on the business of the Company: (i) lack of working capital and guaranteed sources of financing; (ii) potential violations of securities laws in connection with past offerings of Common Stock may be claimed by a shareholder or the SEC to delay effective dates or to increase legal fees or impose penalties; (iii) the failure of the Company to provide stockholders with an opportunity to exercise preemptive rights; (iv) a claim by the Company against Select Capital Advisors and several investors for fraud and recission and counterclaims by those investors of misrepresentations made; (v) past due accounts to two primary creditors (TRW and the Company's law firm); (vi) the unknown but substantial cost required both to obtain FDA approval to make any medical claims for efficacy and to obtain insurance payment code authorizations for each procedure using the CTI System and TMI System; and (vii) dependence on key employees.


     The inability of the Company to obtain substantial additional funds in the
near term constitutes a significant risk of investment.   Management has
recently secured a financing agreement with an unrelated third party investor which provides for a total cash infusion of up to $7 million over a three year period. Recognition of the total funding amount by the Company is conditioned on the satisfaction of various conditions, including maintaining SEC reporting company status, and may be unilaterally limited by the investor once it has acquired beneficial ownership of 4.9 percent of the Company's Common Stock. As of the date of this Prospectus, the Company has limited access to additional capital sources. In past years, Company shareholders have infused capital when other financing or capital sources were not available. If the Company does not commence generating adequate revenues or if the Company does not attract new capital sufficient to meet operating needs, the Company could not maintain the existing TMI or subsequent CTI clinical trials to obtain FDA approval or to obtain insurance payment codes, and the Company would have difficulty selling its product, in which case the Company would focus on sales to foreign markets that do not require FDA approval.

     The Company's principal executive office is located at 476 Heritage Park Boulevard, Suite 210, Layton, Utah 84041, and its telephone number is (801) 776-4700. TMI's principal executive office is located at 1760 South Telegraph Road, Suite 202, Bloomfield Hills, Michigan 48302, and its telephone number is
(248) 745-4960.

THE OFFERING


 Common Stock Outstanding Prior
   to the Offering . . . . . . . . .   47,162,653 shares (1)
 Common Stock to be Resold . . . . .   33,896,476 shares (2).  See "Plan of
                                       Distribution and Selling Stockholders."
 OTC Bulletin Board Symbol . . . . .   COII


(1) Includes shares of the Common Stock issued and outstanding as of March 31, 1998. Does not include (i) 18,229,167 shares proposed to be issued as Newly Issued Shares; (ii) 2,552,083 shares underlying the Compensation Warrants; (iii) 3,840,615 shares underlying the Resale Warrants; and (iv) 7,825,000 shares issuable upon exercise of outstanding options. See "Management - Stock Options and Restricted Stock" and "Description of Securities."


(2) Includes (i) 18,229,167 Newly Issued Shares; (ii) 2,552,083 shares to be issued upon the exercise of the Compensation Warrants (The number of Newly Issued Shares and shares underlying Compensation Warrants being registered hereby generally are calculated based on the formula set forth in the Bristol Asset Management, L.L.C. Investment Agreement (the "Investment Agreement"). The formula used to calculate the number of Newly Issued Shares being registered hereunder is as follows: 7,000,000 DIVIDED BY 74 percent X $0.52 (the lowest sales price for the Common Stock on the principal exchange of the Company during the 10 trading days prior to January 30, 1998) = 18,229,167 shares of the Common Stock. The number of shares of the Common Stock underlying the Compensation Warrants was calculated as follows: 18,229,167 X 14 percent = 2,552,083 shares. If the sales price for the Common Stock used in the formula is different than the example of $0.52 contained herein, then the number of Newly Issued Shares and the number of shares underlying the Compensation Warrants will change. However, for the purposes of this Prospectus, the formula price of $0.52 per share is being used. If the sales price is greater than $0.52 per share, a lesser number of shares of the Common Stock will be issued.);
     (iii) 2,749,611 shares issued and outstanding; (iv) 3,840,615 shares underlying the Resale Warrants; and (v) 6,525,000 shares underlying the Options. See "Plan of Distribution and Selling Stockholders."

SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table presents summary historical data of the Company on a consolidated basis as of June 30, 1997 and 1996 and for the fiscal years ended June 30, 1997 and 1996, respectively, which present the consolidated results of continuing operations of the Company and its 80 percent owned subsidiary, Thermal Medical Imaging, Inc. This historical data as of June 30, 1997 and 1996 and for the fiscal years then ended has been derived from the Company's audited Financial Statements included elsewhere in this Prospectus. The summary historical consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.


                                                                 Six Months Ended                   Years Ended
                                                                   December 31,                       June 30,
                                                                   ------------                       --------
                                                               1997            1996             1997            1996
                                                               ----            ----             ----            ----
 STATEMENT OF OPERATIONS DATA:                              (Unaudited)     (Unaudited)
 Revenues, net . . . . . . . . . . . . . . . . . . .        $       --      $    55,815     $    55,815      $   125,000
 Other income. . . . . . . . . . . . . . . . . . . .              1,247           3,097           5,762            9,869
                                                            -----------     -----------     -----------      -----------
 Total revenue . . . . . . . . . . . . . . . . . . .              1,247          58,912          61,577          134,869

 Loss from operations. . . . . . . . . . . . . . . .         (1,615,916)       (723,245)     (2,112,843)      (2,828,250)
 Net loss. . . . . . . . . . . . . . . . . . . . . .         (1,615,916)       (723,245)     (2,112,843)      (2,828,250)
 Net loss per weighted-average share
   of Common Stock outstanding . . . . . . . . . . .              (0.04)          (0.02)          (0.06)          (.0.09)
 Number of weighted-average shares of
   Common Stock outstanding. . . . . . . . . . . . .         39,004,006      32,906,563      33,803,045       30,875,600



 BALANCE SHEET DATA:
 Current assets. . . . . . . . . . . . . . . . . . .        $   263,184     $    81,509     $   196,056      $   163,928
 Total assets. . . . . . . . . . . . . . . . . . . .          2,899,914         959,613       2,257,737          770,974
 Current liabilities . . . . . . . . . . . . . . . .          1,967,344         588,577       1,671,448          226,674
 Total liabilities . . . . . . . . . . . . . . . . .          2,292,344         608,557       2,346,448          226,674

 Stockholders' equity (deficit). . . . . . . . . . .            607,570        (178,944)        (88,711)         544,300
 Working capital (deficit) . . . . . . . . . . . . .         (1,704,160)       (507,069)     (1,475,392)         (62,746)


                                     RISK FACTORS

     AN INVESTMENT IN THE COMPANY INVOLVES CERTAIN RISKS. PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW THE FOLLOWING FACTORS TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS PRIOR TO MAKING AN INVESTMENT DECISION.

     DEVELOPMENT STAGE COMPANY. Since inception, the Company has been engaged almost exclusively in organizational and research and development activities, and has only recently begun product commercialization. Accordingly, as a development stage company, the Company has a limited operating history upon which an evaluation of the Company's prospects can be made. Consequently, the likelihood of success must be considered in view of all of the risks, expenses and delays inherent in the establishment of a new business, including, but not limited to, expenses and delays of commencing a new business, slower than forecasted manufacturing and marketing activities, the uncertainty of market assimilation of the Company's products and other unforeseen factors. Furthermore, there can be no assurance that the Company's proposed business as described herein will prove successful or that the Company will ever be able to operate profitably.

     LIMITED OPERATING HISTORY; CONTINUING OPERATING LOSSES. The Company was formed in June 1987 and has not generated significant revenues to date. As of June 30, 1997, the Company had an accumulated deficit of $13,010,022, funded by paid in capital. For the fiscal years ended June 30, 1997 and 1996, the Company had operating losses of $2,112,843 and $2,828,250, respectively, resulting principally from costs incurred in research and development efforts and other costs of operations. The Company expects that operating losses will continue until such time as product sales generate sufficient revenues to fund its continuing operations, as to which there can be no assurance.

     INDEPENDENT ACCOUNTANTS' REPORT; GOING CONCERN QUALIFICATION. The report from the Company's independent accountants includes an explanatory paragraph which describes substantial doubt concerning the ability of the Company to continue as a going concern, without continuing additional contributions to capital. The Company may incur losses for the foreseeable future due to the significant costs associated with manufacturing, marketing and distributing its CTI System and TMI System (hereinafter sometimes collectively referred to as the "Systems" and individually referred to as a "System") and due to continual research and development activities which will be necessary to develop applications for the Company's thermal imaging technology. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements - Report of Independent Accountants."

     UNCERTAINTIES CONCERNING FUTURE PROFITABILITY. The Company's ability to achieve profitability will depend, in part, on its ability to successfully develop clinical applications and obtain regulatory approvals for its products and to develop the capacity to manufacture and market such products on a wide scale. There is no assurance that the Company will be able to successfully make the transition from research and development to manufacturing and selling commercial thermal imaging products on a broad basis. While attempting to make this transition, the Company will be subject to all risks inherent in a growing venture, including the need to produce reliable and effective products, develop marketing expertise and enlarge its sales force. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     UNCERTAIN ABILITY TO MEET CAPITAL NEEDS. The Company will require substantial additional funds for its research and development programs, preclinical and clinical testing, development of its sales and distribution efforts, operating expenses, regulatory processes and manufacturing and marketing programs. The Company's capital requirements will depend on numerous factors, including the progress of its research and development programs; results of preclinical and clinical testing; the time and cost involved in obtaining regulatory approvals; the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; the economic impact of competing technological and market developments; developments and changes in the Company's existing research, licensing and other relationships; and the terms of any new collaborative, licensing and other arrangements that the Company may establish. The Company believes that its assets and contributions from affiliates will be sufficient to meet its short-term operating expenses and capital expenditures for a limited time, but the Company will need to raise additional capital to meet its needs for the next 12 months.

     In order to meet its expected capital needs, the Company executed the Investment Agreement with Bristol Asset Management, L.L.C. ("Bristol"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." Subject to certain conditions, the Company may require Bristol to purchase up to $7,000,000 worth of Common Stock during the three year term of the Investment Agreement. Certain conditions precedent must be satisfied or exist in order to trigger Bristol's obligation to purchase shares, including, but not limited to, the ability to engage in unrestrained trading of the Common Stock on the principal exchange on which the shares are traded, and the registration for resale of the purchased Common Stock under the Exchange Act. If the Company fails to maintain reporting status or is delisted from the principal exchange on which the Common Stock is traded, Bristol shall have not have an obligation to contribute any funds to the Company. In addition, if Bristol is deemed to be the beneficial owner of 4.9 percent of the Company's Common Stock, Bristol unilaterally may elect not to purchase the Common Stock so requested. For these purposes, all Common Stock beneficially owned by Bristol, whether or not purchased under the terms of the Investment Agreement, shall count towards the ownership limitation. As a result of these conditions, it is possible that Bristol's total investment under the Investment Agreement, if any, could be limited to an aggregate cash contribution well below the $7,000,000 commitment. If Bristol only purchases stock under the Investment Agreement, Bristol should make an investment of about $2.2 Million before the 4.9 percent limitation would apply if the current market price of free trading Common Stock remains constant. The company has no access to the Financial Statements of Bristol, a privately owned company and relies upon Ambient Capital, its financial adviser, to attest for Bristol's ability to perform. See "Principal Stockholders - Bristol Asset Management, L.L.C. Investment Agreement."


     Other than Bristol and the plan of Ambient Capital Group, Inc. to solicit financing after this registration statement becomes effective, there are no other known sources of liquidity. The Company's cash requirements may vary materially from those now forecasted due to potential future acquisitions, the progress of research and development programs, results of clinical testing, relationships with strategic partners, if any, competitive and technological advances, decisions of the FDA and foreign regulatory processes and other factors. There can be no assurance, however, that additional capital or financing will be available when needed, or if available, will be available on acceptable terms. Insufficient funds may prevent the Company from implementing its business strategy or may require the Company to delay, scale back or eliminate certain of its research and product development programs, including the FDA clinical trials currently being conducted by TMI, or to license to third parties the rights to commercialize products or technologies that the Company would otherwise seek to develop on its own.


     SECURITIES LAWS ISSUES. Within the last three years of the date of this Prospectus, the Company has raised working capital by means of the sale of its securities through various private offerings thought to be exempt from the registration requirements of the Securities Act or various applicable state securities laws. Some of those sales were for services rendered and some were to persons who were not provided with prepared offering materials and who did not sign detailed subscription agreements supplying investor information, including states of the sales, although management believes the persons were qualified accredited investors or otherwise qualified. In the event that any of the exemptions from registration with respect to the sales of such securities under the Securities Act and applicable state securities laws were not in fact available, the Company may face exposure to claims by federal and state regulators for any such violations. In addition, if any purchaser of the Company's securities were to prevail in a suit resulting from a violation of the Securities Act or applicable state securities laws with respect to the unavailability of such exemption, the Company could be liable to return the amount paid for such securities with interest thereon, less the amount of any income received thereon, upon tender of such securities, or for damages if the purchaser no longer owns the securities. As of the date of this Prospectus, management is not aware of any alleged specific violation or the likelihood of any claim. There can be no assurance that litigation asserting such claims will not be initiated, or that the Company would prevail in any such litigation.


     PREEMPTIVE RIGHTS ISSUES. Pursuant to Title 7, Chapter 79 of the Nevada Revised Statutes, stockholders of corporations organized before October 1, 1991, with certain limited exceptions, have preemptive rights to acquire unissued shares, treasury shares or securities convertible into such shares, except to the extent limited or denied by the corporation's articles of incorporation or by statute. The Company was incorporated on June 10, 1987, and prior to March 1998, its Articles of Incorporation did not provide for any limitation with respect to preemptive rights. In the various offerings of its securities, the Company did not offer to the existing stockholders preemptive rights to acquire any of the securities so offered. If stockholders were to make claims for the failure by the Company to offer the preemptive rights to which they were entitled, and the prior sale were not excepted, the Company may be required to sell shares at a price lower than the current market price of shares to match a prior sale price and enable a shareholder to maintain its ownership percentage, or possibly other remedies. As of the date of this

Prospectus, management is not aware of any stockholder who intends to make any claim with respect to the failure by the Company to offer any such preemptive rights. There can be no assurance that litigation asserting such claims will not be initiated, or that the Company would prevail in any such litigation. See "Description of Securities - Preemptive Rights."


     SELECT CAPITAL ADVISORS, INC. DEBENTURES AND WARRANTS. On December 9, 1997, the Company filed suit against Select Capital Advisors, Inc. ("Select"), Ronald G. Williams ("Williams"), and various other parties in the United States District Court for the Southern District of Florida for damages and recission with respect to the fraudulent sale of certain 12 percent convertible debentures issued by the Company. In March 1997, the Company was introduced to Select and Williams who represented that they had the experience, reputation and resources to raise the needed capital and to provide needed equipment and operating capital financing. The Company entered into an agreement with Select to raise the needed money and perform certain services. In April 1997, Select effected the issuance of the Company's convertible debentures for approximately $530,000. However, the Company discovered that numerous false and misleading statements were made in connection with the sale of the debentures; various documents were changed without the knowledge of the Company; unlicensed broker-dealers sold the debentures; and Williams and Select made material omissions to the Company and to the purchasers and breached the agreement. The purchasers have asserted those misrepresentations. The Company offered recission to all purchasers, most of which have accepted terms for settlement, some of which have elected to take approximately 980,000 shares of the Common Stock at the conversion price, thereby diluting the existing stockholders of the Company. Management believes that it will prevail in the litigation against Select and Williams. See "Business - Litigation."


     CLAIMS INVOLVING STOCKHOLDERS. The Company has initiated a suit in Nevada to recover shares issued and damages from a former director for failure of consideration. During the year ended June 30, 1994, the Company issued 1,000,000 shares of the Common Stock to a former director of the Company based upon the director's representation that he would arrange large-scale financing and capital by certain proposed contributors. During the year ended June 30, 1997, actions were taken to cancel the shares of the Common Stock because the Company contends that the issuance was conditional upon performance by the former director to consummate the financing. The Company recently learned that a lender to the former director asserts a pledge of 500,000 shares of the Common Stock as collateral for a loan. The 500,000 pledged shares of the Common Stock issued to the director are included as issued and outstanding shares in the accompanying Consolidated Financial Statements at June 30, 1997 and 1996. See "Business - Litigation."


     PAST DUE ACCOUNTS. The Company is involved in discussions with its primary systems development vendor regarding past due accounts. TRW, an Ohio corporation, is performing software development and strategic integration and management services regarding the testing, development and deployment of the Systems. The Company has become delinquent in the payment of costs and fees under contracts with TRW (see Note 6 to the Consolidated Financial Statements that are included elsewhere in this Prospectus) and, accordingly, TRW, although not having filed formal legal actions, has threatened the Company that it will be withholding delivery of source codes of developed software if the past due amounts are not paid. The payable to TRW at one time had been as high as $897,762, but as of May 7, 1998, the outstanding account balance was approximately $440,438. If TRW carries through with its threat and withholds the delivery of the source codes or other key deliverables, the TMI operations would be shut down, or severely restricted from analyzing clinical data. See "Business - Litigation."


     The Company also owes amounts for legal fees to its primary legal counsel, Looper, Reed, Mark & McGraw, Incorporated (the "Attorneys"), and two other litigation firms for a total outstanding balance of approximately $370,000. The Company has agreed with the Attorneys on an installment payment plan for reducing the payable and is not in default of that agreement. In order to provide security for the amounts owed, the Company has executed pledge agreements and mutual releases granting the Attorneys a security interest in the common stock of TMI owned by the Company and in the intellectual property of both the Company and TMI. See "Business - Litigation." The Company has made periodic payments to TRW and to all three law firms, and management believes that the Company will continue to do so.


     NEW PRODUCT DEVELOPMENT AND INTEGRATION; TECHNOLOGICAL CHANGE. Upon first introduction, many physicians may equate the Systems with the predecessor technology of "thermography," an analog infra-red camera system without the Company's computer algorithm analysis using computed thermal data gathered by high quality digital thermal imaging cameras, and educating physicians that the Systems are new technology may take more time than anticipated by the management. The market for the Systems is characterized by rapid technological advances, changes in customer requirements and frequent new product introductions and enhancements. The Company's future success will depend upon its ability to enhance and integrate its current product line, to complete products currently under development, to develop and introduce new products that keep pace with technological developments, and to respond to evolving customer requirements. Any failure by the Company to anticipate or respond adequately to technological developments by its competitors or to changes in customer requirements, or any significant delays in product integration, development or introduction could result in a loss of competitiveness or revenues. Timeliness of delivery of either a System when ordered or services for a System delivered is of critical importance to certain customers, and the Company's failure to successfully develop and ship such products in a timely manner could result in cancellation of customer orders which would have a material adverse effect on the Company's business and results of operations. TMI has no assurance that it can finance its development, marketing, or production costs. In an effort to raise the needed capital, the Company has executed the Investment Agreement with Bristol Asset Management, L.L.C. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." At the date of this Prospectus there is no known financing source for TMI, so the Company must fund or finance the balance of the clinical trials and any subsequent development, operating costs, marketing and production costs until TMI develops its business and either arranges financing or is profitable. All risk factors set out in this Prospectus for the Company also apply to the risks of the Company's investment in TMI. There can be no assurance that the Company will be successful in completing its product integration efforts or in developing and marketing new products or product enhancements on a timely or cost-effective basis, and such failure could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business - Products."


     DEPENDENCE ON THE CTI SYSTEM AND THE TMI SYSTEM; UNCERTAINTY OF MARKET ACCEPTANCE. The Company's success is dependent on the development and market acceptance of its CTI System and the TMI System. All of the Company's revenues will be derived from the placement or sale of the Systems for the global health care market. The market for the Systems is still relatively undeveloped and may not experience material expansion in the near future as planned by management. In the event that the Company's market does not develop as anticipated, the Company's business, financial condition and results of operations would be adversely effected. The rate of deploying the TMI System in the U.S. will depend upon the degree to which clinics and physicians accept, after PMA approval, the TMI System as complementary to mammography to detect breast cancer (the only claim authorized for ongoing clinical trials) or as an independent examination technology, due to the worldwide existence of mammography equipment. TMI management believes the TMI System results will be accepted by the medical community.


     The commercial success of the Systems will depend upon their acceptance by the medical community as useful and cost-effective. There can be no assurance that the Company can market the Systems or that the Company will introduce new products that achieve significant market acceptance in the future. Moreover, when the Systems are being marketed for sale or use, new product introductions or enhancements by the Company's competitors or the use of other technologies could cause a decline in sales or loss of market acceptance of the Systems. In addition, third-party payors in the U.S., such as governmental programs and private insurance plans, can indirectly affect the pricing or the relative attractiveness of the Systems by regulating the maximum amount of reimbursement that they will provide for the taking, storing and interpretation of medical images. A decrease in the reimbursement amounts for imaging procedures may decrease the amount which physicians, clinics and hospitals are able to charge patients for such services. In management's view, the acceptability and adaptability of the Systems could be enhanced by such a decrease because the Systems are less costly to use and deploy than magnetic resonance imaging ("MRI") or computed tomography ("CAT") scan. Third-party payors may require FDA approval before authorizing any payment codes solely for use of either System, although physicians might still use the Systems as a diagnostic tool even without separate payment codes. In the event that the Systems and products under development do not achieve market acceptance, the Company's business, financial condition and results of operations could be adversely effected. See "Business - Products" and "- Third-Party Reimbursement."


     TMI DEPENDENCE ON THE COMPANY. TMI is an 80 percent owned subsidiary of the Company that has developed the TMI System exclusively using contributions of capital from the Company. The efficacy of the TMI System is currently subject to confirmation in FDA clinical trials as a tool complementary to mammography. TMI has no source of revenue, other than contributions to its capital made by the Company, until the clinical trials are successfully concluded and TMI or CTI then is able to market for sale or use the TMI System. TMI has no assurance that it can finance its development, marketing, or production costs. The Company must fund or finance the balance of the clinical trials and any subsequent development, operating, marketing and production costs until TMI develops its business and then is capable of financing its operations. The management believes that the Investment Agreement should provide the Company with a sufficient amount of capital to fund the completion of FDA clinical trials on the TMI System after this registration statement becomes effective, a prerequisite to the obligations thereunder to make contributions to the Company. All risk factors set forth in this Prospectus for the Company also apply to the risk of the Company's investment in TMI.


     RISKS APPLICABLE TO FOREIGN SALES. Sales of the Company's products to foreign markets may account for a substantial portion of the Company's forecasted revenues. Foreign sales expose the Company to certain risks, including the difficulty and expense of maintaining foreign sales distribution channels, barriers to trade, potential fluctuations in foreign currency exchange rates, political and economic instability, availability of suitable export financing, accounts receivable collections, tariff regulations, quotas, shipping delays, foreign taxes, export licensing requirements and other United States and foreign regulations that may apply to the export of medical equipment. The regulation of medical devices worldwide also continues to develop, and there can be no assurance that new laws or regulations will not have an adverse effect on the Company. In addition, the Company may experience additional difficulties in providing prompt and cost effective service of its thermal imaging systems in foreign countries. The Company does not carry insurance against such risks.
The occurrence of any one or more of these events may individually or in the aggregate have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business - Risks of Doing Business in the PRC and Other Foreign Countries."


     DEPENDENCE ON CONTRACTS WITH THIRD PARTIES. The Company does not manufacture the hardware components of its Systems but rather purchases these components from third parties in accordance with specific design specifications. Although there is more than one manufacturer capable of manufacturing these components, the failure of any one manufacturer to deliver its components in a timely manner could result in a loss of business for the Company and further result in time delays for installation of the Systems. The anticipated cost of production could increase if the Company is required to seek and make arrangements for different manufacturers to produce the components as a precaution. Moreover, even though the Company may seek a remedy from a manufacturer, any thermal imaging component manufactured by such third party may be defective, resulting in a type of claim for damages against the Company for which the Company may not have the right to claim from the manufacturer.


     NEED FOR FDA AND FOREIGN GOVERNMENTAL APPROVALS; GOVERNMENT REGULATION.
The Company's products may be regulated as medical devices by the FDA under the Federal Food, Drug and Cosmetic Act (the "FDC Act") and the regulations promulgated thereunder. As such, these devices require compliance with either FDC Act Section 510(k) under which the Company currently relies, or acceptance of a premarket approval application (herein referred to as "PMA") by the FDA prior to commercialization. Satisfaction of applicable regulatory requirements may take several years and varies substantially based upon the type, complexity and novelty of such devices, as well as the clinical procedure. Although filings and governmental approvals may be required in some foreign countries before the devices can be marketed, other countries may require no approval. There can be no assurance that further clinical trials of the Systems or of any future products will be successfully completed or, if they are completed, that any requisite FDA or foreign governmental clearances or approvals will be obtained. FDA or other governmental clearances or approvals of products developed by the Company in the future may require substantial filing fees, or costs to conduct clinical trials, which could limit the number of applications sought by the Company and may entail limitations on the indicated uses for which such products may be marketed. In addition, approved or cleared products may be subject to additional testing and surveillance programs required by the FDA and other regulatory agencies, and product approvals and clearances could be withdrawn for failure to comply with regulatory standards or by the occurrence of unforeseen problems following initial marketing. The Company is also required to adhere to applicable requirements for current good manufacturing practices and other health requirements, to engage in extensive record keeping and reporting, and to comply with the FDA's product labeling, promotional and advertising requirements. See "Business - Government Regulation."


     The Company does not have, and has not applied for, specific FDA approval for the CTI System. The Company has concluded that the CTI System as configured, excluding any diagnostic or analytical software interpretations of the information read from other examinations, can be marketed and sold in the United States without any further FDA approval pursuant to an exemption under
Section 510(k) of the FCA Act. Numerous thermal imaging cameras, using digital examination output, have been submitted to the FDA for 510(k) exemption, which results in classification by the FDA as being equipment "substantially equivalent" to other equipment previously submitted to the FDA and legally marketed in the U.S. The Company intends to use thermal imaging camera devices in connection with its computer software programs that would qualify under such 510(k) exemption. As a result, management believes no FDA approval is required in order for health care providers or radiologist to use the CTI System, which would consist of the camera and software to compute the digital data collected from the thermal image, the QTA Lab, and the digital recording cards, if desired by the health care provider. If the CTI System is marketed under the 510(k) exemption, any health care provider could only rely upon non-specific payment codes for billing purposes in connection with third-party reimbursement, which could limit the incentive for health care providers to use the CTI System. Nevertheless, as long as the Company uses a thermal imaging collection device that is substantially equivalent equipment that has been cleared for 510(k) exemption by the FDA, CTI may sell the CTI System in the U.S. CTI could apply for a particular 510(k) exemption, or even for a PMA for a specific medical use of the CTI System, in which case the 510(k) exemption process may take a few months. Any PMA application will require substantial cost and many months of clinical trials and independent examinations to confirm any specific medical claim under which the CTI System may be sold. TMI is conducting clinical trials, the results of which will be submitted to the FDA for a PMA to enable the sale of the TMI System, after completion of the clinical trials and confirmation, as a unique process which may be sold to health care providers under the medical claim that it is complementary to mammography to identify and distinguish malignant from benign tumors. TMI has been conducting clinical trials for almost one year, after completion of pre-testing examinations and development of data required to qualify for the PMA. See "Business - Government Regulation." Even after TMI were to complete the PMA process and receive approval by the FDA, TMI would necessarily be required to conduct other clinical trials further authorized by the FDA to make any further medical efficacy claims for use of the TMI System for claiming the efficacy from use of the TMI System independent of mammography or any other imaging modality, which would require substantial cost and additional time for development and conduct of pre-test and clinical trials.


     DEPENDENCE UPON KEY PERSONNEL. Although the Company depends on outside manufacturing and servicing capabilities, there are and will be acute dependence upon certain key members of management and technical personnel. Particular reliance will be made on David A. Packer, the President of the Company, formerly an employee of TRW. Furthermore, a part of the Company's current marketing emphasis is based upon opportunities in the PRC and Thailand. General Richard
V. Secord, the Company's Chief Operating Officer, has been a key person in negotiating the Company's inroads into these markets. Moreover, Kenneth M. Dodd, TMI's President, has been developing the TMI System configured for breast cancer detection. Certain other key personnel will be added on an "as needed" basis to complete the tactical management group. Because of the specialized nature of the Company's business, the Company's ability to maintain its competitive position will depend, in part, upon its ability to attract and retain highly qualified people in the areas of management and technology while maintaining relationships with leading research institutions. However, if the Company wishes to expand its scope of product and market coverage, there can be no assurance that the Company will be able to attract the personnel on a timely basis to accomplish such advancements. The loss of the services of Messrs. Packer or Dodd or General Secord, or other key individuals may adversely affect the Company's business and prospects. At this time, the Company does not carry key man life insurance on any of its employees. See "Business" and "Management."


     ABILITY TO MANAGE PROJECTED GROWTH. Should the Company's growth strategy prove successful, a significant strain may be placed on the Company's customer service and support operations, sales, administrative personnel and other resources. The Company's ability to manage future growth, if any, effectively will require the Company to continue to improve its operational, management and financial systems and controls and to train, motivate and manage its employees. In particular, if financing or equity raising efforts are successful, the Company will be required in the near future to recruit a significant number of technically qualified personnel to expand its direct sales force and customer support group. As a result, the Company is subject to certain growth-related risks, including the risk that it will be unable to retain the necessary personnel or acquire other resources necessary to service such growth adequately. There can be no assurance that the Company can expand this resource as rapidly as necessary or finance the working capital needed for such expansion. If the Company's management is unable to effectively manage future growth, if any, the Company's business, financial condition and results of operations could be adversely affected.

     COMPETITION.  Competition in some markets for the Systems may be intense.
A large number of companies offer imaging systems which may be offered as competitive with those of the Company. Many of the Company's competitors are larger and more established and have substantially more financial, technical, research and development and marketing resources than the Company. Several large multi-national corporations offer competitive products, such as X-ray or MRI equipment. Other large corporations have the technical and financial ability to design and market competitive products, and some of them have produced and marketed such products in the past. There can be no assurance that such large potential competitors will not elect to reenter the market competing with the Systems, which could have a material adverse effect on the Company's ability to sell the Systems. There can be no assurance that the Company will be able to compete successfully in the future, or that future competition for product sales will not have a material adverse effect on the business, financial condition and results of operations of the Company. See "Business - Competition."

     UNCERTAIN PROTECTION FOR INTELLECTUAL PROPERTY; POSSIBLE CLAIMS OF OTHERS. The Company generally does not rely solely on patent protection with respect to its products. However, the Company does rely on a combination of copyright and trade secret laws, employee and third-party nondisclosure agreements, and other protective measures to protect intellectual property rights pertaining to its products and technology. As of the date of this Prospectus, no patents have been issued to the Company. However, TMI has filed one patent application with respect to the TMI System, and expects to file additional patent applications in the future. In the meantime, there can be no assurance that applicable copyright or trade secret law or nondisclosure agreements will provide meaningful protection of the Company's copyrights, trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such copyrights, trade secrets, know-how or other proprietary information. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. There can be no assurance that the Company or TMI will be able to protect its intellectual property successfully.


     The Systems and component technology incorporate subject matter that the Company believes is in the public domain or that it otherwise has the right to use. There can be no assurance that third parties will not assert patent, copyright or other intellectual property infringement claims against the Company with respect to the Systems or technology or other matters. There may be third party patents, copyrights and other intellectual property relevant to the Systems and technology which are not known to the Company. Although no third party has asserted that the Company is infringing such third party's patent rights, copyrights or other intellectual property, there can be no assurance that litigation asserting such claims will not be initiated, that the Company would prevail in any such litigation, or that the Company would be able to obtain any necessary licenses on reasonable terms if at all. Any such claims against the Company, with or without merit, as well as claims initiated by the Company against third parties, can be time consuming and expensive to defend or prosecute and to resolve. See "Business - Patents and Intellectual Property."


     LICENSE WITH TMI. Upon formation of TMI, CTI entered an agreement licensing to TMI all of its intellectual property, medical protocols, CTI System configurations, independent contractor component trade secrets and similar technology for the purpose of enabling TMI to proceed to develop its TMI System. The License Agreement authorized TMI to use all of the Company's technology, without reservation, for development of the TMI System for use for the detection of breast cancer in North America only. The License Agreement calls for mutual cross-license provisions by which the Company and TMI agreed to continually license the other to use any further developments that either of them may produce for the duration of the agreement. That License Agreement entered
June 8, 1996 has now expired by its terms, but before such expiration, the Company and TMI entered the Stock Transfer Agreement dated January 28, 1997 by which the Company obtained controlling interest (over 80 percent) of the outstanding common stock of TMI and in which the parties agreed to negotiate in good faith to enter a new license agreement to preserve the original spirit of the original License Agreement. Thus, although the Company and TMI operate currently in contemplation of having cross-license agreements and restrictions on TMI only to operate in North America, there is no binding license agreement at this time which would restrict TMI from operating outside that geographical boundary, and there may be no contractual obligation requiring TMI to license its TMI System technology to the Company. Although the Company has voting control over TMI at this time to preserve its practical control of such technology, certain events could occur, such as an event of bankruptcy or the possible exercise of rights by any vendor in the event of collateral or statutory materialman's lien, that could result in the loss of control by the Company over TMI or its technology, in which case the absence of a binding license agreement could result in the loss by the Company of the TMI System technology. See "Business - Patents and Intellectual Property"; also see "Business - Litigation - Past Due Accounts."

     UNCERTAINTY IN U.S. HEALTH CARE INDUSTRY. Cost containment measures instituted by health care providers as a result of regulatory reform or otherwise could result in greater selectivity in the allocation of capital funds. Such selectivity could have a material adverse effect on the Company's ability to sell the Systems and services. See "Business - Third Party Reimbursement."


     PRODUCT LIABILITY RISK; LIMITED INSURANCE COVERAGE. The manufacture and sale of medical image information systems entail significant risk of product liability claims. The Company believes it needs no product liability insurance now because its operating Systems are either in development or operated by TMI, which carries insurance for its clinical trials. There can be no assurance that the Company can obtain insurance coverage with limits adequate to protect the Company from any liabilities it might incur in connection with the sale of the Systems. The Company anticipates obtaining product liability coverage as products are commercialized. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes thermal imaging is a completely safe procedure, without harmful radiation produced with X-rays, but the Company could still be required to defend claims as a defendant for a claim for failure to detect a malady, even though a CTI System only is a tool and does not diagnose, requiring devotion of needed capital toward defense costs. Company liability should be limited only to any foreseeable damages proximately resulting from improper operation of a CTI System, but lawsuits without insurance protection can occur.


     NO COMMITMENT TO PURCHASE SHARES. No entity or individual, including any selling agent, the Company, its officers or its directors, has any obligation to purchase any of the shares of the Common Stock to be resold or underlying Compensation Warrants, Resale Warrants, or Options and being registered hereby. Any of the shares of the Common Stock which may be offered for sale by the Selling Stockholders will be offered through the secondary market, and consequently no assurance can be given that any such shares will be sold or that the Selling Stockholders or subsequent purchasers will be able to sell their shares of the Common Stock for the same price as they were purchased. Pursuant to the terms of the Investment Agreement, the Company may require Bristol Asset Management, L.L.C. ("Bristol") to purchase Newly Issued Shares. However, the number of Newly Issued Shares which the Company may require Bristol to purchase is subject to various monthly and aggregate limitations. Moreover, Bristol is not required to purchase any Newly Issued Shares until the Company has fulfilled certain conditions precedent set forth in the Investment Agreement.

     CONFLICTS OF INTEREST. Prior to the Offering, certain officers, directors and related parties have engaged in business transactions with the Company. Primarily, the Company has sold shares of the Common Stock for cash and in exchange for services rendered to the Company by Thermal Imaging, Inc. (herein sometimes referred to as "TII"), a company controlled by affiliates (the "Affiliates") of David B. Johnston, the Chairman of the Board, and to PDH, Ltd., a company controlled by Doug Holt, a consultant to the Company, who has received shares of the Common Stock in exchange for services rendered and cash contributed to the Company. All sales of shares of the Common Stock to these Affiliates of the Company, as shares restricted pursuant to Rule 144 promulgated under the Securities Act ("Rule 144"), were priced at a value of about 50 percent of the then current trading price of free trading shares. Management believes that the terms of these transactions were as favorable to the Company as those which could have been obtained from unaffiliated third parties under similar circumstances. Most material affiliated transactions consisted of purchases of the Common Stock by Affiliates of officers and directors at prices below the then current trading prices of free trading shares of the Common Stock. All future transactions between the Company and its Affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of the disinterested members of the Board of Directors of the Company. See "Management - Certain Transactions."

     POSSIBLE CONFLICTS OF INTEREST. Many of the officers and directors of the Company are also officers and/or directors of other companies, some of which are Affiliates of the Company. David B. Johnston is the Chairman of the Board and Chief Executive Officer of the Company and also is a director and represents a controlling shareholder (by attribution among family members) of TII, owning approximately 25 percent of the outstanding shares of the Common Stock of the Company. Potential conflicts could arise in the future when the Company prices restricted shares to be sold to TII or any Affiliate, and some decisions to be made by Mr. Johnston as a director on behalf of the Company could be in conflict with the interest of a Selling Stockholder. General Richard V. Secord is an officer and director of the Company and is also a director of TMI and the Chief Operating Officer without additional compensation of

TriSun/CTI Asia, Ltd., a no-asset company formed in Cyprus to purchase the Systems for installation in hospitals in the PRC. Each of the foregoing companies can be construed as affiliated with the Company or a company with which the Company has material contracts. There are numerous possibilities of conflicts of interest which could arise based upon the common control of the Company and the roles of Messrs. Johnston and Dodd and General Secord on behalf of the Company and their respective roles in management of the Affiliates. Although each of the officers and directors of the Company will make every effort to work in the best interest of the Company, there is no assurance that if a conflict arises it will be resolved in favor of the Company.


     RETENTION OF CONTROL. The Company's officers, directors and principal stockholders beneficially will own approximately 38.7 percent of the outstanding shares of the Common Stock at the completion of the Offering, without taking into account any of the Newly Issued Shares or any shares of the Common Stock underlying the Compensation Warrants. As a result, the officers, directors and principal stockholders of the Company will have the ability to control the day-to-day affairs and the fundamental policies of the Company. Voting together such stockholders, including the officers and directors of the Company, could possibly block any major corporate transactions, such as a merger or sale of substantially all of the Company's assets, that under Nevada law requires the affirmative vote of holders of a majority of the outstanding shares of the Common Stock of the Company. See "Management" and "Principal Stockholders."

     ANTI-TAKEOVER PROVISIONS. The Company's Articles of Incorporation and Bylaws contain provisions that may have the effect of discouraging certain transactions involving an actual or threatened change of control of the Company. In addition, the Board of Directors has the authority to issue up to 3,000,000 shares of the Preferred Stock in one or more series and to fix the preferences, rights and limitations of any such series without stockholder approval. The ability to issue shares of the Preferred Stock could have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to gain control of the Company, or otherwise could adversely affect the market price of the Common Stock. See "Description of Securities." In addition, TMI's Articles of Incorporation likewise provide for the issuance of preferred shares which could have anti-takeover implications, but the Company maintains an 80 percent controlling interest to change those terms if the Company desires to do so.

     DIVIDEND POLICY. The Company has not paid or declared any cash dividends with respect to the Common Stock, nor does it anticipate any such payments or declarations in the foreseeable future. Any future dividends will be declared at the discretion of the Board of Directors and will depend, among other things, on the Company's earnings, if any, its financial requirements for future operations and growth, and such other factors as the Company may then deem appropriate. Investors should not rely on the receipt of dividends in the near future or at any time in the future when evaluating the merits of an investment in the shares of the Common Stock. See "Price Range of Common Stock and Dividend Policy."

     SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of the Common Stock in the public market following the completion of the Offering could have an adverse effect on the market price of the Common Stock. As of March 31, 1998, there were approximately 47,162,653 shares of the Common Stock issued and outstanding. Upon completion of the Offering, all of the shares of the Common Stock being registered hereby and approximately 25,457,077 shares of the Common Stock held by current stockholders of the Company will be immediately eligible for public sale without restrictions, except for shares held by Affiliates (those controlling or controlled by or under common control with the Company and generally deemed to include officers and directors) of the Company. The remaining approximately 13,824,265 shares of the Common Stock are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act. Approximately 1,393,300 shares of the Company's currently outstanding restricted securities are eligible for sale under Rule 144(k). No prediction can be made as to the effect, if any, that future sales of additional shares of the Common Stock or the availability of such shares for sale under Rule 144, other applicable exemptions or otherwise will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of the Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. See "Principal Stockholders."


     IMPACT ON MARKET OF DEBENTURE CONVERSION OR WARRANT OR OPTION EXERCISE. In the event of the exercise of a substantial number of the outstanding warrants and options of the Company within a reasonably short period of time after the right to convert or exercise commences, the resulting increase in the amount of the Common Stock in the trading market could substantially affect the market price of the Common Stock. See "Description of Securities."

     NO ASSURANCE OF ACTIVE PUBLIC MARKET; POSSIBLE VOLATILITY OF THE COMMON STOCK. Although the Common Stock is quoted on the OTC Bulletin Board, there can be no assurance that an active public market for the Common Stock will be sustained after the Offering. The trading price of the Common Stock could be subject to wide fluctuations in response to quarter to quarter variations in operating results, announcements of innovations or new products by the Company or its competitors, and other events or factors. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which affects the market price of securities of publicly traded companies and which have often been unrelated to the operating performance of these companies.
Broad market fluctuations may adversely affect the market price of the Common Stock. See "Price Range of Common Stock and Dividend Policy" and "Description of Securities."

     "PENNY STOCK" ISSUES. The shares of the Common Stock are "penny stocks" as defined in the Exchange Act, which are traded in the over-the-counter market on the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the Common Stock being registered hereby. In addition, the "penny stock" rules adopted by the Commission under the Exchange Act subject the sale of the shares of the Common Stock to certain regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling such securities must, prior to effecting the transaction, provide their customers with a document which discloses the risks of investing in such securities. Furthermore, if the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the Commission's rules may limit the number of potential purchasers of the shares of the Common Stock.

     If the Company can meet the listing requirements in the future, the Company intends to apply to include the shares of the Common Stock being registered hereby for quotation on The Nasdaq SmallCap Market operated by the NASD. The Common Stock has not yet been approved for quotation on The Nasdaq SmallCap Market and there can be no assurance that an active trading market will develop
or if such market is developed that it will be sustained.   The NASD recently
approved changes to the standards for companies to become listed on The Nasdaq SmallCap Market, including, without limitation, new corporate governance standards, a new requirement that companies seeking listing have net tangible assets of $2,000,000, market capitalization of $35,000,000 or net income of $500,000 and other qualitative requirements. If the Company is unable to satisfy the requirements for quotation on The Nasdaq SmallCap Market, trading in the Common Stock being registered hereby would continue to be conducted on the OTC Bulletin Board. Even if the shares of the Common Stock are listed for quotation on The Nasdaq SmallCap Market, the market price of the shares must remain above $5.00 per share or else such shares will be subject to the "penny stock" rules of the Commission discussed above. If the market price of such shares falls below $1.00 per share, such shares will be delisted from The Nasdaq SmallCap Market and will once again be quoted on the OTC Bulletin Board.

     In addition to the recent changes in The Nasdaq SmallCap Market listing requirements discussed above, NASD has recently announced changes in the requirements for continued quotation on the OTC Bulletin Board. Essentially the new rules require OTC Bulletin Board companies to file quarterly statements with the Commission or appropriate banking or insurance regulators. If companies currently quoted on the OTC Bulletin Board do not comply with the new NASD rules, their shares will only be quoted in the less automated "Pink Sheets," a system run by the National Quotation Bureau, Inc. As stated in this Prospectus, the Company is seeking registration under the Exchange Act and consequently will be obligated to make all filings required under the Exchange Act. If for some reason the Company should fail in its registration efforts described in this Prospectus or not file its required reports pursuant to the Exchange Act, it is possible that the Company would no longer be eligible for quotation on the OTC Bulletin Board and would be relegated to the "Pink Sheets." There can be no assurance that an active trading market will develop for the shares of the Common Stock in the "Pink Sheets" or if such market is developed that it will be sustained.

     Moreover, states impose restrictions on transferring penny stocks "that may impair the ability of any investor to sell the Common Stock. For example, Utah Securities Commission prohibits brokers from soliciting buyers for such securities, which makes selling more difficult.

     NEED TO MAINTAIN A CURRENT PROSPECTUS. The Company must maintain a current prospectus in order for the Selling Stockholders to sell the shares of the Common Stock to which this Prospectus relates. In the event that the Company is unable to maintain a current prospectus due to lack of sufficient financial resources or for other reasons, the Selling Stockholders may be unable to resell their shares of the Common Stock in any public market.

     SHARES RESERVED FOR ISSUANCE. The Company has 14,217,698 shares of the Common Stock reserved for issuance upon the exercise of the Warrants and the options. These convertible securities are convertible or exercisable at prices that range from fixed prices of $0.60 to $5.00 per share and variable prices depending on market price of the Common Stock and expire on various dates
extending to June 12, 2005.   There can be no assurance that any of these
securities will be sold or converted or exercised, or that the Company will receive any proceeds from the conversion or the exercise thereof. The exercise or conversion of these securities, and the resale of the underlying shares of the Common Stock, could have a dilutive effect on the prevailing market price of the Common Stock. See "Dilution," "Management - Stock Options" and "Description of Securities."

     FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK. Management believes that this Prospectus contains forward-looking statements, including statements regarding, among other items, the Company's future plans and growth strategies and anticipated trends in the industry in which the Company operates. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described herein, including, among others, regulatory or economic influences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact transpire or prove to be accurate. The inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                   PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Common Stock is traded on the OTC Bulletin Board under the symbol "COII." The following table sets forth the range of high and low closing bid prices for the Common Stock for the periods indicated as reported by the NASD. These prices represent inter-dealer prices, without adjustment for retail mark-ups, mark-downs or commissions and do not necessarily represent actual transactions. There can be no assurance that an active trading market in the shares of the Common Stock will be sustained.



                                                               Common Stock
                                                                Bid Price
                                                                ---------
                                                           Low             High
 Calendar Year 1995                                        ---             ----
 ------------------
 Third Quarter                                            $1.19            $2.28
 Fourth Quarter                                           $0.88            $2.38

 Calendar Year 1996                                        Low             High
 ------------------                                        ---             ----
 First Quarter                                            $1.00            $2.19
 Second Quarter                                           $1.06            $1.56
 Third Quarter                                            $0.94            $2.84
 Fourth Quarter                                           $1.19            $2.13

 Calendar Year 1997                                        Low             High
 ------------------                                        ---             ----
 First Quarter                                            $1.00            $2.00
 Second Quarter                                           $0.50            $1.25
 Third Quarter                                            $0.56            $1.69
 Fourth Quarter                                           $0.52            $1.06

 Calendar Year 1998                                        Low             High
 ------------------                                        ---             ----
 First Quarter                                            $0.47            $0.81



     As of December 31, 1997, 42,330,362 shares of the Common Stock were issued and outstanding. The Company believes that the Common Stock is held of record and beneficially by approximately 4,800 persons on that date. Additional issuances for contributions through recent private offerings resulted in approximately 47,162,653 shares of Common Stock outstanding on March 31, 1998.

     The Company has not paid or declared any dividends with respect to the Common Stock, nor does it anticipate paying any cash dividends or other distributions on the Common Stock in the foreseeable future. Any future dividends will be declared at the discretion of the Board of Directors and will depend, among other things, on the Company's earnings, if any, its financial requirements for future operations and growth and such other facts as the Company may then deem appropriate.

                                    CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1997 and December 31, 1997. This table should be read in conjunction with the Company's Financial Statements and Notes thereto that are included elsewhere in this Prospectus.




                                                                              June 30, 1997 (1)         December 31, 1997 (1)
                                                                              -----------------         ---------------------
 Stockholders' deficit:
   Common Stock, $0.001 par value, 100,000,000 shares authorized;
   35,737,649 and 42,137,598 shares issued and outstanding
   on June 30, 1997 and December 31, 1997, respectively. . . . . . . . . .      $    35,738               $     42,138
   Additional paid-in capital. . . . . . . . . . . . . . . . . . . . . . .       13,410,573                 15,916,370
   Subscription receivable . . . . . . . . . . . . . . . . . . . . . . . .         (525,000)                  (525,000)
   Accumulated deficit . . . . . . . . . . . . . . . . . . . . . . . . . .      (13,010,022)               (14,825,938)
                                                                              -----------------         ------------------

 Total stockholders' deficit . . . . . . . . . . . . . . . . . . . . . . .      $   (88,711)              $   (607,570)
                                                                              -----------------         ------------------
                                                                              -----------------         ------------------




(1) Does not give effect to the issuance of (i) 18,229,167 shares of the Common Stock upon the purchase of the Newly Issued Shares; (ii) 2,552,083 shares of the Common Stock upon exercise of the Compensation Warrants; (iii) 3,840,615 shares of the Common Stock upon exercise of the Resale Warrants; and (iv) 7,825,000 shares of the Common Stock upon exercise of the Options.

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the combined financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto contained in this Prospectus. Statements contained in this "Management's Discussion and Analysis of Financial Conditions and Results of Operations," which are not historical facts may be forward-looking statements. Such information involves risks and uncertainties, including those created by general market conditions, competition and the possibility that events may occur which could limit the ability of the Company to maintain or improve its operating results or execute its primary growth strategy. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and there can therefore be no assurance that the forward-looking statements included herein will prove to be accurate. The inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. Moreover, such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

     In October 1996, the Company initiated its relationship with TRW Systems Integration Group (some subsequent contracts have been entered with other affiliates of the consolidated group, any of which companies may be referred to in this Prospectus as "TRW") to design a plan for systems integration to implement the Golden Health Telemedicine Contract and related contracts entered by a subsidiary affiliate of the Company (TriSun/CTI Asia, Ltd.) and a company formed by the Ministry of Public Health in the Peoples Republic of China. This initial agreement formed the long-term relationship with TRW, which later resulted in the execution of contracts with TRW for commercializing the CTI System and for developing the software and data analysis systems integration for the TMI System. The Company has deferred any further expenditures toward the Golden Health Telemedicine Contract until the Ministry of Public Health performs in causing the hospitals to place the Letters of Credit as provided in the contracts, but the Company has maintained communications with representatives of the Ministry of Public Health toward a plan for implementing those contracts. The Asian relationships also include an agreement entered in 1996 with Dr. Ladavan of the Orchard Hospital in Thailand for the purchase of one CTI System for $125,000, 50 percent of its anticipated market value, setting forth an intention to enter a joint venture for the production and marketing of CTI Systems in Thailand. The decision of the Company to defer further development for commencing those contracts was based primarily upon the decision of the Company to channel all of its resources to TMI for completion of the FDA clinical trials. The Company intends to resume its Asian relationships and to commence that business when funds become available.

     In 1996, the Company entered a License Agreement with TMI and initiated the development by TMI of a new configuration of the CTI System to develop the TMI System for use in the detection of breast cancer for marketing in North America. When TMI was incapable of financing its activities, and when TMI had made progress through its pre-testing to obtain FDA approval to proceed for a PMA, CTI entered the Stock Transfer Agreement in 1997 to devote a primary portion of its funds toward the development of the TMI System and toward the clinical trials designed to obtain a PMA. This resulted in the development of clinical relationships with several health care providers and medical university teaching institutions, including Provence Hospital in Washington, DC and two
Los Angeles hospitals managed by the University of Southern California Medical Branch. The clinical trial agreements require TMI to pay for the examinations using the TMI System as complementary medical technology with mammography. Commencement of the clinical trials also has resulted in TMI engaging QBRI, an independent consultant authorized by the FDA to verify clinical examination results.


GENERAL

     For inception through the most current interim period ending December 31, 1997, the Company has been involved in the research, development and production of its thermal imaging technology products. Although still in development stage, the Company has generated nominal revenues of $125,000, from the sale of a system to Thailand in 1996, and $55,815, from the sale of lasercards to a purchaser in China in 1997. The Company has relied almost entirely on the sale of securities to fund its research and development operations. The Company has always historically sustained losses and will continue to sustain losses from its operations until its products achieve acceptance within the medical community and the public. As evidenced by the financial statements of the Company, the level of the Company's losses has been largely dictated by the amount of capital the Company has been able to raise and the volume of costs incurred under the research program being conducted with TRW.


RESULTS OF OPERATIONS

     INTERIM PERIOD. The Company incurred a loss of $1,615,916 for the six months ended December 31, 1997 as compared to a loss of $723,245 in fiscal year 1996. Both losses were primarily the result of research and development expenses incurred in the development of the Company's thermal imaging systems, legal fees incurred in the development of its business relationships in China, and expenses related to fund raising activities. The general and administrative expenses of the Company totaled $1,333,137 in 1997 versus $689,702 in 1996. This increase is attributable to the Company's efforts to accelerate the research and development activities undertaken pursuant to the TRW contract and certain payroll-related expenses of the TMI staff. The Company's research and development costs increased to $161,003 in 1997 from $81,455 in 1996. The depreciation expense of the Company's equipment increased to $92,719 in 1997 from $70,826 in 1996. The Company's rent, travel expenses, accounting expenses, and outside consulting expenses all increased significantly resulting in a jump in general and administrative expenses of $643,435. The Company also incurred $225,834 in legal fees in 1997 versus $157,001 in 1996. Interest expenses increased to $123,023 in 1997 versus $11,000 in 1996 due to the subordinated debentures being outstanding in 1997. The Company's loss was greater in 1997 than 1996, principally due to the increased volume of activity related to the FDA trials, the hiring of an additional employee in 1997, and the inability of the Company to generate additional capital, allowing it to incur additional expenses under its TRW contract and payroll-related costs.


     The Company funded its losses in fiscal year 1997 through the sale of its stock for cash in the amount of $250,000, the receipt of advances from Thermal Imaging, Inc. ("TII"), an affiliate of Mr. Johnston, in the amount of $1,363,630 in exchange for the issuance of additional shares of Common Stock, and the issuance of Common Stock for services provided to the Company and valued at $319,000. In addition, the Company repaid $355,500 of outstanding debt obligations relating to debentures as a result of the conversion of such amount into shares of Common Stock by the debenture holders. The Company funded its losses in fiscal year 1996 through the issuance of $500,000 of convertible debentures and received advances from TII in the approximate amount of $317,058. The advances from TII were repaid by the issuance of Common Stock in the later periods of 1996. The Company incurred $651,051 in software development costs in 1997 and $236,250 in 1996, expenses which were capitalized in the Company's balance sheets.


     FISCAL YEARS ENDED JUNE 30, 1997 AND JUNE 30, 1996. The Company incurred a loss of $2,112,843 for the fiscal year ended June 30, 1997 and $2,878,250 for the fiscal year ended
June 30, 1996. The reduction in losses was largely attributable to the fact that fewer shares of Common Stock were issued in consideration for services; $405,498 in 1997 and $893,152 in 1996. In 1996, the Company also settled certain stockholder disputes against the Company by issuing Common Stock in the amount of $508,280. These issuances were made in connection with the Assumption of Liabilities Agreement executed by the Company and Thermal
Imaging, Inc., an affliate of Mr. Johnston.


     Research expenses also increased substantially in fiscal year 1997 due to the research and development relationship entered into by the Company with TRW. As a result, research and development expenses increased from $1,811 in 1996 to $359,873 in 1997.


     The Company funded its losses in fiscal year 1997 through the issuance of Common Stock in exchange for cash contributions in the aggregate amount of $1,010,209 compared to $2,259,070 raised in 1996. In addition, outstanding debt obligations in the amount of $64,125 and represented by certain convertible debentures were retired through conversions into Common Stock. The Company received revenues from the sale of lasercards to a purchaser in China in the amount of $55,815 in 1997 and the sale of a system to Thailand in 1996 for $125,000. Neither transaction resulted in any significant profit margins.


     The Company relies upon independent contractors to perform much of its software development, systems integration and installations. Although Mr. David
A. Packer, President of the Company hired in 1997 from TRW, and Messrs. Kenneth
M. Dodd and Bill Black, employed by TMI in 1995 from EDS, all have extensive systems integration, systems development and installation experience, the Company and TMI have no other employees to perform the tasks of developing and installing the CTI System and the TMI System. Both the Company and TMI have contracted with TRW since late 1995 for specific technical support. The costs incurred to engage TRW have totaled approximately $2,000,000 for research, systems development, software development and data analysis. TRW is presently owed past due amounts for services. TRW by September 1997 completed its software development required to enable TMI to conduct clinical trials. The Company and TMI have slowed down additional development work with TRW until this past due amount is substantially reduced from new Company financing. TRW is being paid currently for its maintenance and data analysis work being performed for TMI's clinical trials.

     The report from the Company's independent accountants includes an explanatory paragraph which describes substantial doubt concerning the ability of the Company to continue as a going concern, without substantial additional contributions to capital. The Company may incur losses for the foreseeable future due to the significant costs associated with manufacturing, marketing and distributing the CTI System and TMI System, and due to continual research and development activities which will be necessary to develop applications for the Company's thermal imaging technology.

     The Company's ability to achieve profitability will depend, in part, on its ability to successfully develop clinical applications and obtain regulatory approvals for its products and to develop the capacity to manufacture and market such products on a wide scale. There is no assurance that the Company will be able to successfully make the transition from research and development to manufacturing and selling commercial thermal imaging products on a broad basis. While attempting to make this transition, the Company will be subject to all risks inherent in a growing venture, including the need to produce reliable and effective products, develop marketing expertise and enlarge its sales force.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has had no significant revenues from operations in either of the last two fiscal years nor in the first six months of the fiscal year beginning July 1, 1997. The Company's cash requirements consist of its salaries, office expenditures, legal and accounting fees to comply with securities registration needs, legal fees for contracting, TMI's operational budget requirements, including TRW's technical support of TMI and the Company, and the costs of maintaining TMI's clinical trials. Available funds are insufficient to pay Company and TMI operating costs and incurred TRW development costs (approximately $440,000) and incurred legal fees (approximately $370,000). The Company intends to raise additional equity funds from the sale of the Common Stock through private offerings, either pursuant to the Investment Agreement or from new investors introduced pursuant to the Financial Advisory Agreement, to meet its cash requirements through 1998. The Company has no assured source of liquidity from the sale of assets or from financing until after this registration statement becomes effective to qualify the Company as a fully reporting company, a condition to raising funds under the Investment Agreement..


     The Company will require substantial additional funds for its research and development programs, preclinical and clinical testing, development of its sales and distribution force, operating expenses, regulatory processes and manufacturing and marketing programs. The Company's capital requirements will depend on numerous factors, including the progress of its research and development programs, results of preclinical and clinical testing, the time and cost involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, developments and changes in the Company's existing research, licensing and other relationships and the terms of any new collaborative, licensing and other arrangements that the Company may establish. The Company believes that its available short-term financing, attributable to contributions from its principal shareholders to satisfy required fixed costs, will be sufficient to meet its operating expenses and capital expenditures for a limited time, but the Company will need to raise additional capital to meet its needs for the next 12 months. The Company anticipates calling funds to sell Newly Issued Shares when the conditions have been satisfied under the Investment Agreement. The Company believes that the Investment Agreement funds will be sufficient to satisfy the budgeted $6,005,986 in capital required to satisfy all past due payables and projected needs to complete the TMI clinical trials and Company operating expenses for the next 12 months. The material uncertainties in obtaining such funding are described in the Section "Principal Stockholders-Bristol Asset Management, L.L.C. Investment Agreement" The Company's cash requirements may vary materially from those now forecasted due to potential future acquisitions, the progress of research and development programs, results of clinical testing, relationships with strategic partners, if any, competitive and technological advances, decisions of the FDA and foreign regulatory processes and other factors. There can be no assurance, however, that additional capital or financing will be available when needed, or if available, will be available on acceptable terms. Insufficient funds may prevent the Company from implementing its business strategy or may require the Company to delay, scale back or eliminate certain of its research and product development programs or to license to third parties the rights to commercialize products or technologies that the Company would otherwise seek to develop on its own.


     CLINICAL TRIALS. Although the Company expects to raise funds through the Investment Agreement or Financial Advisory Agreement needed for paying its newly incurred expenses and for paying its past due obligations to TRW and its law firm, the Company plans to delay the anticipated clinical trial schedule to defer costs if necessary. The FDA clinical trials requirements for TMI to receive its PMA approval requires three separate medical facilities to conduct examinations, and produce clinical statistical data, from use of the TMI System. Those clinical trials are being conducted at Providence Hospital in Washington, D.C. (previously at Howard University Hospital in Washington, D.C. through the end of February 1998 where the pretests were conducted to qualify to proceed with clinical trials for a PMA) and at two Los Angeles hospitals managed by the University of Southern California Medical School. The rate of conducting examinations determines the monthly cash flow requirements and the time for qualifying for the PMA. TMI also incurs costs for FDA legal counsel and for QBRI, a consulting firm recognized by the FDA for overseeing clinical trial data collection and adherence to FDA requirements. Management estimates the cost associated with completion of the scheduled TMI clinical trials by August 1998 to equal approximately $3,000,000. Fewer funds available would require TMI to depend more on its employees and less on independent contractors, resulting in delays in the schedule. The Company intends to fund the cost of completing TMI's clinical trials through funds generated by Affiliate shareholder contributions or through private sales of Common Stock either to investors generated from the Financial Advisory Agreement or through effecting the Investment Agreement. If the Company were incapable of raising those funds plus funds needed to conduct the Company's business, TMI would have to abort its FDA plans.

In 1997, most of the equity funds raised by the Company in exchange for the Common Stock was contributed by Affiliates (primarily TII) through private sales of the Common Stock. Management believes those Affiliates would continue to contribute the funds necessary to achieve the Company's business plan, because of the past history of such contributions, although the cash flow from such funding has been, and probably would continue to be, slower than if a substantial new investor would invest.


     To complete TMI's clinical trials, pay all operating expenses of the Company and TMI, and to pay all past due payables, the Company has budgeted $6,005,986. Past due vendor liabilities are approximately $820,000 of that amount. The Company expects to achieve the liquidity necessary to satisfy this budget through private sales of Common Stock to Bristol Asset Management, L.L.C. pursuant to the Investment Agreement or pursuant to other investors generated by the Financial Advisory Agreement. The Company understands that there are uncertainties in achieving performance under the Investment Agreement, including the fact that the Company has no financial information to verify the ability of Bristol Asset Management, L.L.C., the perform under that Agreement, but the Company relies upon the reputation of Ambient Capital to perform pursuant to the Financial Advisory Agreement in the event that timely contributions are not made pursuant to the Investment Agreement. See "Principal Stockholders-Bristol Asset Management, L.L.C. Investment Agreement." Pending any time delays in achieving liquidity pursuant to those agreements, the Company expects Affiliate Shareholders to continue to support the Company either through loans or contributions to capital in exchange for Common Stock that would be restricted securities.


     CTI SYSTEM DEVELOPMENT.   The Company has committed to devote a major
portion of its resources and subsequent capital financing, in excess of fixed operating costs of the Company, to the operations of TMI for the completion of the ongoing FDA Clinical Trials. The Company anticipates funds from the Investment Agreement to satisfy that budget requirement. After the Company is successful in arranging new capital financing to fund completion of TMI clinical trials as discussed above, the Company intends to use any excess funds, and any additional funds raised through separate financings, in the further development of the CTI System. When funding for the Company is available either from investors originated by the Financial Advisory Agreement or additional shareholder private purchases of Common Stock, the Company plans to conduct multiple clinical trials involving the CTI System in the identification of soft tissue maladies. Although such clinical trials may not be necessary for physicians to use the Systems, the benefit of specific purpose clinical trials will be to enable the Company to reference medical efficacy claims in connection with marketing efforts, to enhance physician confidence in the CTI System, and to obtain the designation of insurance payment codes for particular CTI System procedures. Management believes that the market in the United States alone for the CTI System would be dramatically impacted if clinical trials were to substantiate the Company's assertion that the CTI System can distinguish and verify fraudulent (versus real muscular) lower back pains.


     MARKETING. The Company cannot assure investors that expenditures for clinical trials will result in confirming results or an FDA approval, nor can the Company be sure that any FDA approval or successful clinical trial will result in a profitable business activity. In order to be successful, the TMI System and the CTI System must be accepted both by physicians and the public. The primary method for creating physician acceptance of the systems will be through the publication and presentation of technical research papers to medical professional groups. Management has already collaborated with physicians working on the TMI System clinical trial program to submit an abstract report to the Radiological Society of North America for presentation at their December 1998 conference in Chicago. If the abstract is selected by the society, a detailed research paper will be presented as part of the conference and published in the proceedings. As more research data becomes available, the Company hopes to team with research physicians on similar projects in the future.


     A marketing campaign must also be undertaken to educate the general public regarding the advantages associated with the use of the Systems. Management understands that this marketing effort will require substantial funds which are not presently available. Management estimates that an effective marketing plan for the Systems during the next 12 months would cost at least $228,000, a line item included in the $6,005,986 budget for 1998. While most of the funds needed to engage in a large-scale marketing effort would be necessary if the PMA were approved and would likely have to come from equity financing, management believes that usage charges from the TMI System will provide sufficient funds to initiate the campaign. Based upon the current pace of clinical trials, the 600 qualified patient examinations required by the FDA should be completed by August 1998 for consideration for the FDA to grant the PMA.

     EQUIPMENT FINANCING. The Company would commence production and sales for the CTI System when capital or debt financing is available and user contracts are in place. Equipment Financing will be necessary for the Company or TMI to market the Systems to enable manufacturing, production, and extensive marketing. Foreign sales of CTI Systems may be likely with adequate marketing expenditures, but substantial U.S. sales are likely to follow an FDA program for approval. The Company contemplates revenues from the CTI System in the U.S. to be generated pursuant to use agreements, placing the CTI System in the hospital or medical care facility under an agreement requiring the user to compensate the Company based upon the time used. The Company contemplates systems integration and sales agreements for overseas production and sales. The Company expects to obtain equipment financing for the Company and TMI, secured by the sales or use contracts and the inventory produced. Assuming the PMA is granted after the TMI clinical trials are completed, TMI anticipates funding to be available from capital and debt financing to commence production and sales of the TMI System. The Company has entered discussions with equipment financing companies that have indicated that the Systems can be financed in this manner.


     RECENT STOCK SALES. Pending the effective date of this Registration Statement, when the Company believes it will have sources of liquidity either through execution of Put Notices pursuant to the Investment Agreement or through other sales of Company Common Stock to raise the capital necessary to provide the liquidity for operations, the Company has relied upon Affiliates to contribute to the Company the cash necessary to maintain operations. This has resulted in the issuance of additional shares of Common Stock, which has further diluted the interests of shareholders by increasing the number of outstanding shares. From January 1, 1998 through March 31, 1998, the Company has received $1,006,606 in capital contributions from Affiliates in exchange for 3,649,214 shares of Common Stock. See "PART II; Item 26; Recent Sales of Unregistered Securities."


CHANGE OF ACCOUNTANTS


     Randy Simpson, certified public accountant, audited the financial statements of the Company for the year ended June 30, 1996 and was replaced by Ham, Langston & Brezina, L.L.P., Certified Public Accountants on May 20, 1997. During Mr. Simpson's tenure as principal independent accountant to the Company, there were no disagreements between the Company and Mr. Simpson whether resolved or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved, would have caused them to make reference to the subject matter of the disagreement in connection with their report. Furthermore, Mr. Simpson's report for the past fiscal year did not contain any adverse opinion or disclaimer of opinion, excepting a "going concern" qualification and an emphasis paragraph on the reliability of certain assets, and was not qualified or modified as to audit scope or accounting principles.


     The decision to change principal accounts was ratified by the Board of Directors on September 18, 1997. Management effected the change in order to provide the Company with increased service potential in anticipation of a public registration of its securities. While no longer the principal independent accountant, Mr. Simpson has been retained by the Company to provide accounting assistance in connection with the preparation of this Prospectus.


     Also, during the Company's two most recent fiscal years, and since then, Mr. Simpson has not advised the Company that any of the following exist or are applicable:


     1. That the internal controls necessary for the Company to develop reliable financial statements do not exist, that information has come to their attention that has lead them to no longer be able to rely on management's representation, or that has made them unwilling to be associated with the financial statements prepared by management;


     2. That the Company needs to expand significantly the scope of its audit, or that information has come to their attention that if further investigation may materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements or any other financial presentation, or cause him to be unwilling to rely on management's representations or be associated with the Company's financial statements for the foregoing reasons or any other reason; or


     3. That he has advised the Company that information has come to his attention that he has concluded materially impacts the fairness or reliability of either a previously issued audit report or the underlying financial statements for the foregoing reasons or any other reason, except as disclosed in the Company's financial statements.


     Prior to the engagement of Ham, Langston & Brezina, L.L.P. as independent auditors, the Company did not consult Ham, Langston & Brezina, L.L.P. regarding the application of accounting principles to a specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements or any other financial presentation whatsoever.


                                       BUSINESS

GENERAL

     Computerized Thermal Imaging, Inc. (the "Company") was incorporated on June 10, 1987 in the State of Nevada as Business Helpers, Inc. The Company amended its Articles of Incorporation on August 25, 1989 to effect a name change to DTI Dorex, Ltd. and again on November 3, 1989 to its current name. In April 1992, the Company further amended its Articles of Incorporation to provide for a capital structure of 100,000,000 shares of common stock, par value of $0.001 per share, and 3,000,000 shares of preferred stock with such designations, preferences and other features as may be required by the Company's Board of Directors. In 1988, the Company , through the issuance of shares of the Common Stock, acquired all of the assets of Thermal Imaging, Inc., an Oregon corporation ("TII"), which assets consisted primarily of certain thermal imaging intellectual property, proprietary ideas, or technology.

     The Company is a development stage company that is a medical imaging systems integrator and proprietary protocol developer producing a computerized clinical thermal imaging diagnostic system (the "CTI System") that has been trademarked under the name COMPUTERIZED THERMAL IMAGING. The Company has not filed any applications for patents covering specific aspects of the CTI System. But, the Company owns computer software which is not generally subject to the protection afforded by patents. However, the software is proprietary and subject to protection as a "trade secret." Since 1995, the Company has spent approximately $3,000,000 on research, software development, and further development of the Systems.

     The Company plans to place the CTI System in various health care providers such as hospitals, HMOs and free standing image centers through Use Agreements. Revenues will be generated under the Use Agreements by charging the health care providers monthly for time usage and for the disposable supplies purchased in conjunction with the CTI System. Once the CTI System is inserted into the marketplace, the Company does not expect to rely on any one or a few major customers. Consequently, it is anticipated that the CTI System will be attractive to a widely dispersed number of customers.

PRODUCTS


     The Company currently has five (5) completed Systems in use. Three (3) Systems were supplied by CTI to TMI and have been configured for breast cancer detection examinations. TMI has further developed the software and hardware for those Systems, including the engineering design and patent of a positioning table that protects the privacy of the patient and avoids invasive compression examinations. These three units are currently being used by TMI in the clinical trials, deploying a TMI System in each of the clinical trial sites: Norris Comprehensive Cancer Center, Los Angeles; Los Angeles County Hospital; and Providence Hospital, Washington, D.C. Another CTI System was sold in May 1996 to Orchard Hospital in Bangkok, Thailand, where the System has been used by that teaching hospital for two years for several medical examination purposes to establish the confidence level of Orchard Hospital to consider a joint venture for distribution in Thailand. The fifth CTI System has been placed by the Company in the Friendship Hospital in Beijing, China, which was originally installed by the Company as a demonstration unit but was subsequently converted to a fee-for-use revenue generating unit. The CTI System in Beijing produced revenue of 68,000 RMB, or the equivalent of $8,200 U.S., through December 1997. Those Beijing revenues were used to support the CTI operations in China, where CTI maintained an office until late 1997. This fifth CTI System has been returned to the Company offices in Layton, Utah for calibration. The Company intends to return this fifth CTI System to China this summer, provided the Company's anticipated funding from the Investment Agreement occurs, in preparation of continuing marketing efforts in China.

     CTI SYSTEM. The basis of the CTI System is predicated on the principle that every externally or internally triggered physiological event causes an associated caloric reaction. In the opinion of management, any such abnormal caloric activity will stimulate the body's three temperature and thermal regulatory systems. These responses are believed to be detectable and interpretable through tell-tale thermal symptoms and temperature regulatory response patterns over time. Management believes that the body's thermatome (temperature) "map" has been well established by medical science, and can provide a reliable set of clues for diagnostic and patient management purposes, so long as the thermal symptoms are present. At other times, symptoms such as pain or numbness and information from other medical tests, will triangulate to indicate a disorder. Thus, the CTI System may be used by physicians to eliminate or identify certain possible soft tissue ailments in the process of making a diagnosis.

     "Thermal imaging" as the observation technique is called generically, is a methodology that long has held great promise, but has not realized its potential because of deficiencies in the enabling technology. Thus, thermal imaging has found fairly limited acceptance by the mainstream medical community because, until the invention and development of the Company's technology, the testing and evaluation techniques simply have not been scientifically completed, nor medically reliable for most disorders. The CTI System represents an integration of state-of-the-art thermal imaging technology hardware and software components, most of which are configured to the Company's specific needs. The CTI System is driven by sophisticated software developed over many years by the Company and its research contractors. The software allows for quantification of data, and significant flexibility in data manipulation, among other advantages. However, equally important as the CTI System's components are, the CTI System's scientifically structured patient examination administration protocols and standards are expected to assure the accuracy, consistency and reliability of the CTI System's generated data.

     The CTI System is suitable for use as a screening or directional tool for imaging or diagnosis modalities, some of which are surgical, chemical and otherwise extremely invasive. By knowing where in the body to begin looking because of thermal irregularities, other imaging and testing can proceed more efficiently and economically; obviously an important advantage in containing health care costs. Additionally, management believes that as a result of the CTI System's comparatively low user cost (less than the cost of an MRI or CAT scan), accuracy and non-invasive procedure, the CTI System will be advantageous for diagnostic and patient therapy purposes, in both pre- and post-therapy assessment and with any frequency deemed necessary by the physician. The CTI System can examine patients dynamically to enable the physician to observe thermal reactions while the patient moves and while the patient undergoes thermal applications.

     The CTI System is currently composed of four elements. The primary component is the examination unit, consisting of a highly sensitive and accurate infra-red camera, imaging monitor, high resolution printer, computer and proprietary software. The most unique feature of the CTI System is the application specific software that drives and integrates the entire system, not only providing user friendliness and analytical flexibility for physicians and technicians, but enabling scientifically essential calibration corrections. Management believes that the Company will be the first thermal imaging company to provide a consistently objective diagnostic assessment tool that will measure multiple thermal parameters, including facile enclosure of thermal features, dynamic graphing of temperature distribution in the inset domain, and the use of temperature gradient profiles in diagnostic testing.

     The CTI System is a non-invasive imaging modality scientifically applicable for an extremely wide range of patient diagnostics and therapy management situations. The CTI System provides precise, quantitative observation, as well as computer-assisted interpretation of irregularities in the body's temperature and thermal regulatory systems. It is expected that with the generated data available, physicians will be able to detect or at least infer the presence of many diseases, disorders and injuries within the body's physiological, neurological and vascular systems that rarely can be detected or confirmed through conventional dense-tissue/skeletal imaging modalities such as X-ray, CAT scan, MRI and others. The CTI System is non-dosage limited and has no detrimental side-effect.

     The second element of the CTI System is the proprietary medical protocols that will be developed by the Company for each malady assessment. Computer analysis requires consistently applied patient preparation and examination application protocols.

     Conformity is assured by using the third element, a climate controlled laboratory (herein the Quantitative Thermal Assessment Laboratory or "QTA") in which the patient examination occurs for equilibrating all patient examination environments. In employing the CTI System, the Company anticipates constructing QTAs for various potential customers including large hospital facilities, HMOs, free-standing diagnostic centers and mobile clinics. The customer's own technicians and physicians will operate the QTA after training. Each installation will be linked electronically to the Company's main image archive. A QTA center which consists of a three room suite will be constructed within a standard 16 x 20 x 8 feet two-bed hospital room. The rooms will be precisely temperature and humidity controlled by the erection of a modular room-within-a-room. The patient temperature equilibrium rooms will consist of two rooms within the suite for stabilization of patient temperature as well as other preparations for testing. The imaging room is a room within the climate controlled suite in which the patient is placed for infra-red scanning and in which the camera, computer console and one technician is present during the testing.

     The fourth element of the CTI System is the use of a digital health card that encodes a patient's thermal image (capable of storing the patient's medical record) in a digital format on a plastic card the size of a credit card. Only recently has the technology been improved to be capable of storing the quantity of data for accurately carrying images from the CTI System. More than one manufacturer now can produce such cards. The Company plans to embed in the CTI System a "reader/writer" encoded for Company access only to permit recording the images on the cards to enable subsequent comparisons of the images by physicians at different clinical sites over an integrated telemedicine system.

     TMI SYSTEM. The Company also owns 80 percent of Thermal Medical Imaging, Inc., a Nevada corporation (herein sometimes referred to as "TMI"). TMI utilizes the CTI System specially configured as a breast cancer screening system which is a non-invasive, non-contact procedure that does not involve breast compression or exposure to radiation (the "TMI System"), and which is comprised of an infra-red camera, a central processing unit, input devices, a display unit, and a power distribution unit. The TMI System also employs a proprietary patient positioning system (for which an application for a patent has been filed) in the data acquisition process, which replaces the need for a QTA construction. The positioning system was designed to maximize breast area viewed and to include surrounding areas of interest, to limit patient movement during the examination, to ensure consistent cooling, to permit applications of localized thermal changes during the examination, and to accommodate any residual patient breathing movement. Currently, the TMI System is undergoing clinical testing in accordance with an FDA approved protocol which management expects to lead to pre-market approval (herein referred to as "PMA") by the FDA. TMI expects to file for PMA in the summer of 1998, as long as the Company can obtain its financing for contributions to TMI to maintain its current budget schedule.

     The TMI System performs three independent but interrelated functions; data acquisition, data analysis and clinical evaluation. The TMI System will use the Company's infra-red detection system for use in data acquisition. The thermal data acquired will consist of a time sequence of digitized thermal images. The images will then be post-processed on specially developed data analysis software to generate images for clinical assessment. The interpreting physician will view an image and the supporting mathematical data underlying that image.

     The TMI System is currently in clinical testing at Providence Hospital in Washington, D.C. (through the end of February 1998, testing was conducted at Howard University Hospital in Washington, D.C.), and in two hospitals managed by the University of Southern California, Norris Cancer Center in Los Angeles and Los Angeles County Hospital.

COMPETITION

     CTI SYSTEM. The Company faces limited direct competition from the latest versions of conventional thermal technology. Although the Systems may have application for detection or diagnosis of numerous soft tissue ailments, physicians must broadly accept the Systems as complementary detection technology to prescribe its use to create a material market for its use. Many physicians generally equate the Systems, upon first introduction, with the predecessor technology of "thermography," an analog infra-red camera system without the Company's computer algorithm analysis of computed thermal data using high quality thermal imaging cameras. Educating doctors of the fact that the Systems are new technology could take time and result in delays in any financial revenues forecasts. In the opinion of management, thermography is comparatively crude and unscientific and otherwise seen as inferior to the CTI System and is not considered an economic barrier to market penetration. The CTI System should not be seen as competitive to other diagnostic imaging products, such as MRI, CAT scan, X-ray, ultrasonography, laser, and Doppler mapping (any more than any one modality of that list is considered competitive to another). Each of these anatomical modalities has established a niche in the hospital diagnostics market, free standing imaging centers or physicians' offices. Each modality is better for some disorder diagnosis situations and less effective for others.
The adoption pattern of the modalities is dictated by the degree of advantage perceived by one modality as compared to the others.

     By comparison to all of the above-described modalities, the CTI System has no direct competition from existing modalities in many diagnostic situations because the CTI System gathers data regarding the physiological and functional domain of human health, as opposed to the anatomical or structural facets. Most other imaging devices address "anatomical or structural patient issues" and are therefore complementary and not competitive to the CTI System. Large companies have the resources to attempt to compete in the long term with the Company in the physiological assessment of medical issues, but at present are not deemed by management to be a threat. MRIs, CAT scans, and X-rays all image hard or dense structures such as bones, organs and other material masses within the body.
Many soft tissue disorders simply are not detectable by conventional modalities until they become manifested as relatively advanced anatomical abnormalities such as irregular tissue density or damage.

     TMI SYSTEM. Mammography is an X-ray technology most widely used in the Untied States as the imaging mode for detection of breast cancer. Statistics have been published establishing a low reliability percentage of close to 75 percent for "false positive" indications, where mammography indicates a suspicious tumor and a follow-up surgical biopsy establishes that the tissue is benign. An even more frightening statistic is the percentage of mammography "false negative" indications, by which a breast cancer is not detected. Mammography is significantly less effective in dense breast tissue; women under the age of 40 years typically have more dense breast tissue than women of the age of 40 years. Therefore, mammography is currently most effective in women over the age of 40 years. The initial clinical trials approved by the FDA for TMI are designed to establish the TMI System as complementary to mammography. The first PMA uses will be to employ the TMI System to examine any patient with "suspicious tissue" indications resulting from a mammography image.

     Potential competition for the TMI System includes an imaging device for the detection of breast abnormalities being developed by Imaging Diagnostics Systems, Inc. located in Sunrise, Florida, known as a Computer Tomography Laser Mammography System ("CTLM"). This device relies on ultra-fast laser imaging technology which can acquire data to allow visualization of the interior structure of the breast. The ability to localize an abnormality within the breast is greatly enhanced by the slice plane lateral and cranio-caudal images produced by CTLM. Such images can be stored on CD-ROM and allow the physician to recall previous studies instantly for immediate comparison with the current study. The advantage of CTLM over mammography is its use of laser technology to produce the image, which does not use harmful radiation. Management, however, believes the TMI System will prove superior to CTLM for detection of cancer because laser images still require density of tissue, as with mammography, to produce an image. Dense tumor formations are a later stage of cancer and management believes the TMI System detection of physiological thermal changes will prove to be more accurate (because some tumors are benign) and detectable at an earlier stage.

     Also, an ultrasound technique is being developed by Advanced Technology Laboratories ("ATL"), known as High-Definition Imaging. Ultrasound sends high-frequency sound waves into the body, which are reflected back to create images. While ultrasound is used in numerous medical procedures, ATL's system is the first to provide adjunctive diagnostic capability for breast cancer.

     COMPONENT COMPETITION. If the Company and TMI are successful with their product development and marketing, some component parts for the CTI System could be in short supply. There are few manufacturers that produce an infra-red camera and unit cooling systems of a high quality to satisfy the specifications for a CTI System. The systems integration and software development contractor for both CTI and TMI, TRW Systems in its TRW Healthcare Technology Division (herein referred to as "TRW"), has tested numerous manufacturer's products for certain parts. If the demand for CTI Systems and TMI Systems increased dramatically, some parts may not be immediately available.

FUTURE PRODUCT AND SERVICE PLANS

     The Company will continue to invest substantially in 1998, to the extent of its available financing, to improve the effectiveness of its proprietary application software. In addition, the Company will continue to source from vendors who can improve the precision and reliability of the patient testing of the CTI System. However, the area of innovation that the Company believes will create the next quantum leap will be the integration of the Systems with anatomical and other imaging data. Because the Systems are digitally quantifiable, the Company believes it is highly technically and economically feasible for the Systems to be the foundation of inter-modality imaging, where, for instance, image data of the CTI System is overlaid on CAT scan or MRI or X-ray or sonographic imaging data to create a multi-dimensional "picture." This development is not forecast until after 1998, after significant market penetration.


     At present, some other advanced modalities generally are what might be termed "neo" or non-quantifiable. That is, even if the information from an MRI is processed by computers digitally, the eventual interpretation of the image still is subjective on the part of the technicians and diagnosing doctors. The Company's plan is to first build quantified data bases of tests on the same patient by other modalities and then develop the necessary interfaces to allow overlay. Then, with this capability and the combined data base at hand, the Company can begin offering computerized disorder pattern recognition assistance based upon a multi-dimensional image of patients.

GOVERNMENT REGULATION

     The FDA has no prohibiting regulations preventing the use of thermal imaging equipment, generally perceived as an infra-red camera, for medical purposes. There can be no assurance that any state regulatory bodies or the FDA might not impose some restrictions, with which the Systems, or the users, must comply. The Company believes no FDA approval is required for health care physicians or radiologists to use the CTI System, but the Company believes that broad acceptance for use of the CTI System will require verification of clearance from the FDA. The Company's products may be regulated as medical devices by the FDA under the FDC Act and the regulations promulgated thereunder. As such, these devices require either compliance with FDC Act Section 510(k) under which the Company currently relies, or approval of a premarket approval application (herein referred to as "PMA") by the FDA prior to commercialization. Satisfaction of applicable regulatory requirements may take years and varies substantially based upon the type, complexity and novelty of such devices, as well as the clinical procedure. Filings and governmental approvals may be required in foreign countries before the devices can be marketed in these countries. There can be no assurance that further clinical trials of the Company's thermal imaging systems or of any future products will be successfully completed or, if they are completed, that any requisite FDA or foreign governmental clearances or approvals will be obtained. FDA or other governmental clearances or approvals of products developed by the Company in the future may require substantial filing fees, or costs to conduct clinical trials, which could limit the number of applications sought by the Company and may entail limitations on the indicated uses for which such products may be marketed. In addition, approved or cleared products may be subject to additional testing and surveillance programs required by the FDA and other regulatory agencies, and product approvals and clearances could be withdrawn for failure to comply with regulatory standards or by the occurrence of unforeseen problems following initial marketing. The Company is also required to adhere to applicable requirements for current good manufacturing practices, to engage in extensive record keeping and reporting and to comply with the FDA's product labeling, promotional and advertising requirements. Noncompliance with state, federal or foreign requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, delay, denial or withdrawal of premarket clearance or approval of devices, recommendations by the FDA that the Company not be allowed to enter into government contracts, and criminal prosecution, all of which would have a material adverse effect on the Company's business, financial condition and results of operations.

     The process for obtaining FDA PMA approval for the TMI system consists of several steps. After TMI developed a product that could have beneficial medical use and would merit FDA approval, the first step was to hold a series of discussions with the FDA. These discussions were designed to allow the Company to present to the FDA the new product to be tested, it's basis of operation, safety ramifications, intended usage, desired trial composition and desired approval. Pretrial data was presented to the FDA by TMI to demonstrate that there was sufficient probability of success to warrant FDA consideration. These discussions also reviewed the intended trial protocol. These discussions led to modifications to the intended trial composition and protocol in order to insure that a trial produces sufficient data quantity and quality to allow a successful FDA review after the trial. TMI has successfully completed this step and has an FDA approved trial protocol, requiring an initial data collection phase where thermal images collected by the TMI System from approximately 600 qualified patients were collected. The next step was to set-up the trial process with the appropriate trial oversight. TMI has engaged QBRI, a consulting firm recognized by the FDA for overseeing clinical trial data collection and adherence to FDA requirements. TMI has completed this step of the process. The next step of the FDA approval process is to implement the clinical trials by executing the approved protocol and collecting actual patient data. TMI is currently in this phase of the approval process with clinical trial data collection underway at USC/Norris Comprehensive Cancer Center, Los Angeles County Hospital, both in Los Angeles, and at Providence Hospital, Washington, D.C. The clinical trials permit the medical facilities to use the TMI System, to collect the required patient information and examination results, to compare the TMI System data collected to the pathology findings of malignant or benign tumors, to permit independent review for adherence to examination procedures, and to categorize the collected data for appropriate presentation to the FDA. This phase is expected to continue until August of 1998. Following the completion of the trial data collection phase, TMI and its consultants must analyze the trial results to prepare a PMA submission. The Company makes no estimate of the time required by the FDA to review TMI's PMA submission.


     The Company will rely upon a 510(k) exemption under the FCA Act, based upon the technology of the infra-red camera components of the CTI System, as had been approved for medical applications. The Company expects in the future to pursue specific medical applications by applications to the FDA for a PMA or other approval, but none have been initiated at this time by the Company.

THIRD PARTY REIMBURSEMENT

     Although use of the CTI System and the TMI System is permitted now by physicians, the absence of FDA approval is a practical impediment. Most physicians prescribe use of external procedures and imaging modalities when there are approved payment codes acceptable for third party reimbursement (E.G., insurance, Medicare, etc.) to enable patients to obtain medical treatment payment assistance. The Health Insurance Care Finance Administration ("HICFA") is the agency that establishes for Medicare/Medicaid a payment code approval for certain imaging modalities for particular suspected ailments. Generally, HICFA does not set payment codes for use of new technology unless it has obtained FDA approval. Most insurance company reimbursement plans establish payment codes for its insureds based upon its own experience, and for new procedures or imaging modalities, based upon HICFA's determination. Therefore, FDA approval is needed, at least at the inception, for each ailment examination for which the CTI System or the TMI System is used seeking reimbursement, if not covered by other general payment codes.

     Neither CTI nor TMI currently have FDA approval for any imaging procedure. TMI clinical trials are in process for use of the TMI System for breast cancer detection. CTI has initiated no process to obtain separate FDA approval to proceed with clinical trials of the CTI System. Therefore, the Company's efforts to market the CTI System in Asia (the PRC and Thailand) may result in revenues quicker, if further contracts are entered to sell the CTI System there, than with the Company's plan to place the CTI System in U.S. hospitals, clinics, and HMO facilities subject to Use Agreements.

PATENTS AND INTELLECTUAL PROPERTY

     On June 8, 1996, the Company entered into a Licensing Agreement with Thermal Medical Imaging, Inc. ("TMI") which granted an exclusive license to TMI to distribute, research, and develop the CTI System and related technology. The license covered applications of the CTI System to the field of breast cancer detection and was limited in scope to North America. The Licensing Agreement also provided for a joint research program whereby the parties would share research data relating to the CTI System and cross-license any developed technologies. In addition, the terms of the Licensing Agreement established that the agreement would automatically terminate in the event of any consolidation, merger, share exchange or other event causing a change in more than 50 percent control of the voting shares of TMI or the Company. As a result of the Stock Transfer Agreement executed on January 28, 1997 by the Company and TMI, the Company gained control of 80 percent of the common stock of TMI. While the provisions of the Stock Transfer Agreement manifests the parties' intent to execute a new licensing agreement and outlined the terms of such an arrangement, no new licensing agreement has been reached. Although no written licensing or research agreements presently exist between the Company and TMI, management believes that the cross-licensing arrangement between the two companies is still in place and, by virtue of the Company's 80 percent controlling ownership interest in TMI, it has the requisite ability to ensure access for the Company to all material technological developments. The risk of the absence of a clear, written licensing agreement is heightened by the financial constraints by the Company. If the Company or TMI were to be unable to timely pay creditors, a judgment or lien or bankruptcy against the Company or TMI could result in a challenge to the executory nature of any licensing agreement, or the parties may have a disagreement as to the terms of such agreement, due to the fact that specific licensing terms are not set forth in writing. Although the Stock Transfer Agreement evidences the intent of the parties to recognize a cross-license agreement and geographical restrictions upon the use of the TMI System by TMI, that expression of intent set forth in the Stock Transfer Agreement may not be recognized, if challenged by TMI or a third party acquiring either TMI or some of the Company's technology, as a binding license agreement. The result could be that TMI, if subsequently under separate shareholder control, might be a competitor to the Company in the use of the CTI System technology and marketing of related products. The Company expects to control this risk by paying its creditors and establishing an appropriate licensing agreement while controlling the stock of TMI.

     Neither the Company nor TMI currently holds registered U.S. or foreign patents. TMI has acquired, by assignment, a patent application on a Functional Thermal Imaging Apparatus which has been filed with the U.S. Patent and Trademark Office. Management believes other developed technologies or components of either the CTI or TMI System may warrant patent protection in the future. Substantial engineering costs and legal fees will be incurred in order to research, develop and file additional patent applications. The Company and TMI intend to explore this possibility when funds become available to support such expenditures.

RISKS OF DOING BUSINESS IN THE PRC AND OTHER FOREIGN COUNTRIES

     The Company intends to continue its efforts to market the CTI System to the PRC, Thailand and other foreign hospitals. Doing business in the PRC, as well as in other developing countries, has risks not prevalent in the United States or Canada. Judicial systems for enforcement of contracts in those counties is not reliable. The Company has inserted arbitration clauses in its foreign contracts to date, but there is risk to arbitration results, because the holding is not subject to appeal, regardless of error in application of law. Furthermore, foreign government laws or regulations can change in a method not customary to American companies, including the extreme measure of nationalization of assets.

     The Company's existing contracts with a company owned by the Ministry of Public Health in the PRC require letters of credit enforceable outside the PRC to be issued as a precondition of performance by the Company. Management intends to continue to take such financial precautions to protect against financial risks of doing business in the PRC and developing countries.

     Successful operations in developing countries usually require a joint venture with a respected citizen of that country. The Company has maintained one full time employee in the PRC who maintains his relationships with the Ministry of Public Health. The initial sale of the CTI System to the Orchard Hospital in Thailand was initiated through a personal relationship established in earlier years by General Richard V. Secord, the Chief Operating Officer of the Company. There is no assurance that a venture will be formed in Thailand, but the Company's contacts in Thailand have been successfully using and demonstrating the CTI System and providing a recurring downloading of patient information. Thailand and the PRC are countries where thermography (a technology predecessor to the CTI System without computer data analysis and without high definition cameras) has been accepted for years, largely due to its use in proving the efficacy and proper location of acupuncture. Management intends to use this relationship to establish a financing venture in Thailand. There is no assurance that any venture will be profitable, but the Company intends to pursue such ventures when it is successful to raise he necessary capital to pay start up costs.

EMPLOYEES

     The Company and TMI currently employ eight persons on a full time basis. The Company has in the past, and will continue in the future, to employ independent contractors, and make extensive use of its outside directors and other consultants. None of the employees of the Company and its subsidiaries and joint operations are represented by a labor organization. The Company believes its relationships with all of these employees are satisfactory.

FACILITIES

     The Company leases approximately 1,000 square feet of office space in Lake Oswego, Oregon for an annual rental of approximately $24,000, approximately
2.065 square feet of office space in Bloomfield Hills, Michigan for an annual rental of approximately $30,000, and approximately 2,000 square feet of office space in Layton, Utah for an annual rental of approximately $34,800. The Company believes that its facilities are adequate for its current operations.

LITIGATION

     SELECT CAPITAL ADVISORS, INC. DEBENTURES AND WARRANTS. On December 9, 1997, the Company filed suit against Select Capital Advisors, Inc. ("Select"), Ronald G. Williams ("Williams"), and various other parties in the United States District Court for the Southern District of Florida for damages and recission with respect to the fraudulent sale of certain 12 percent convertible debentures issued by the Company. In March 1997, the Company was introduced to Select and Williams for the purpose of raising capital and a line of credit. Select, Williams and several of the other defendants represented that they had the experience, reputation and resources to raise the needed money. The Company entered into an agreement with Select to raise the needed money in stages through capital and financing, to immediately loan or guarantee a loan of $2 Million for operating capital, and to perform certain investment banking services. The Company paid a $10,000 fee. In April 1997, Select agreed, to comply with one of its commitments in the initial agreement, to raise $1,500,000 through the issuance of the Company's convertible debentures through an offering to foreign investors purportedly pursuant to an exempt offering under Regulation S permitted by the Securities Act. Only some of those debentures were sold, at a 20 percent discount off face value of $662,500, accruing interest at the rate of 12 percent per annum and offering the Purchasers rights to convert into Common Stock, on three different installment dates, at a price determined to be the lower of 90 percent of the market value of Company free trading shares at the date of subscription or 90 percent of the five day average price prior to the date of conversion. The Purchasers demanded free trading shares, rather than restricted Common Stock pursuant to Rule 144, claiming that Select had represented to the Purchasers that they would be issued registered securities. The Company discovered that numerous false and misleading statements were made by Select, Williams, and possibly other defendants in connection with the sale of the debentures; that various documents were changed by Select, Williams, and the other defendants without the knowledge of the Company; that the agreement was breached by Select; that the defendants engaged in market manipulation; that material omissions were made by Williams and Select both to the Company and to the purchasers; and that unlicensed broker-dealers sold the debentures. Some shares were issued in conversion and delivered before the Company knew of the misrepresentations. The Company offered recission to all debenture holders due to Select's representations and canceled the debentures and all shares issued, including all compensation warrants issued to Select. Management believes that it will prevail in the litigation. A portion of the debenture holders, representing approximately $181,500 in face value, have accepted the offer of the Company to rescind the debentures for a total of $180,000, which has been paid by the Company. Most of the remaining debenture holders have offered to settle themselves out of the litigation in exchange for 978,000 shares of Common Stock, calculated at the contractual conversion price of $0.45 per share. The Company has accepted such offer to avoid this part of the litigation. The Company agreed to rely upon the purchasers' securities legal counsel's opinion as to when those shares become free trading. One remaining holder of $62,500 face value has not responded to the recission offer.


     CLAIMS INVOLVING STOCKHOLDERS. The Company initiated litigation in 1998 against a former director to recover shares of Common Stock, or resulting damages, that had been issued to the director in consideration of an agreement and representation to deliver a commitment from SPRINT, or a similar telecommunications company, to contribute a substantial amount to the Company for immediate delivery of planned China production of CTI Systems. The shares were issued, but the stockholder failed to perform the promised consideration. During the year ended June 30, 1995, the Company issued 1,000,000 shares of the Common Stock to Richard Thompson, a former director of the Company, based upon the director's representation that he would arrange large scale financing by certain proposed contributors. During the year ended June 30, 1997, actions were taken to cancel the Common Stock, because the Company contended that the issuance was conditioned upon Mr. Thompson's performance, which has never
materialized.   A lender to Mr. Thompson asserts a pledge of 500,000 shares of the Common Stock as collateral for a loan and, as such, is a protected purchaser under the Uniform Commercial Code. See "Description of Securities - Canceled Shares." An agreement has been reached between the Company and the lender that permitted the lender to liquidate the number of shares required to satisfy the outstanding indebtedness and recoverable costs secured by the shares. The remaining 48,000 shares have been delivered to the transfer agent of the Company, pursuant to agreement by the lender, and it is the transfer agent's intention to interplead those shares to confirm the Company's right to cancel the shares and recover damages. The certificate representing the 500,000 shares of the Common Stock secured by a pledge was re-instated for purposes of the agreement and are included as issued and outstanding shares in the accompanying Consolidated Financial Statements at June 30, 1997.


     PAST DUE ACCOUNTS. The Company is involved in discussions regarding past due accounts with its primary vendor, TRW, an Ohio corporation performing contract software development, and strategic planning and management services, primarily though its Utah and California offices, regarding the testing, development and deployment of the Systems. The Company has become delinquent in the payment of costs and fees under contracts with TRW (see Note 6 to the Consolidated Financial Statements that are included elsewhere in this Prospectus) and, accordingly, TRW, although not having filed formal legal actions, has notified the Company that it will be withholding delivery of source codes of developed software until the past due amounts are paid. If TRW carries through with its threat and withholds the delivery of the source codes, TMI's operations would be shut down or severally restricted, including data analysis for its FDA clinical trials. In the past eight (8) months, the Company has reduced its total outstanding account to TRW from $897,762 to its balance as of May 7, 1998, which is $440,438, of which $338,643 is past due.


     The Company has accrued payables to three law firms, including its primary legal counsel Looper Reed Mark & McGraw, Incorporated (the "Attorneys"), and an Ohio and Nevada firm for litigation matters for legal services. At June 30, 1997, the Company owed the Attorneys $198,717, and at December 31, 1997 owed the Attorneys $296,524. The Attorneys have agreed to an installment plan for paying over time the remaining balance of $347,745 as of May 15, 1998, and the Company is not in default of that agreement. In order to provide security for the amounts owed, the Company has indemnified the Attorneys and executed pledge agreements granting the Attorneys a security interest in its 80 percent common stock of TMI and in the intellectual property of both the Company and TMI. The Company has made periodic payments to both TRW and the law firms, and management believes that the Company will continue to do so.


     In addition to the above, the Company, in the normal course of its business, is subject to claims and litigation in the areas of product and general liability. The Company believes that TMI has adequate insurance coverage for most claims that are incurred in the normal course of its business, including liability coverage for commercial liability, premises, general liability, crime, umbrella, and workers compensation, and directors and officers coverage. The Company self-insures its current operations and carries no separate liability insurance policies, but intends to obtain coverage as its operations permit production and sales. In such cases, the effect on the Company's financial statements is generally limited to the amount of its insurance deductibles. Management does not believe at this time that any such claims have a material impact on the Company's financial position, operations and liquidity.

                                      MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Set forth below are the directors and executive officers of the Company, together with their ages as of the date of this Prospectus.


                  NAME                                AGE                  POSITION                               DIRECTOR SINCE
                  ----                                ---                  --------                               --------------

David B. Johnston (1). . . . . . . . . . . . . . .    55    Chairman of the Board and Chief Executive Officer       August 1987

David A. Packer  . . . . . . . . . . . . . . . . .    47    President and Treasurer                                    N/A

Richard V. Secord. . . . . . . . . . . . . . . . .    63    Chief Operating Officer, Secretary, and Director       February 1996

Brent M. Pratley, M.D. (1) (2) . . . . . . . . . .    61    Director                                                 June 1994

Milton R. Geilmann (1) (2) . . . . . . . . . . . .    61    Director                                               January 1998

Harry C. Aderholt (2). . . . . . . . . . . . . . .    78    Director                                               January 1998



(1)  Member of the Audit Committee.
(2)  Member of the Compensation Committee.

     The Company may employ such additional management personnel as the Board of Directors deems necessary. The Company has not identified or reached an agreement or understanding with any other individuals to serve in such management positions, but does not anticipate any difficulty in employing qualified personnel.

     A description of the business experience during the past several years for each of the directors and executive officers of the Company is set forth below.

     David B. Johnston has served as Chairman of the Board of the Company since August 1987 and Chief Executive Officer, effective July 1, 1997. He currently serves as an officer and/or director of TMI and of Thermal Imaging, Inc. (herein sometimes referred to as "TII"), Affiliates of the Company. From 1984 through 1989, Mr. Johnston was President of Funding Selection, Inc., an Oregon investment banking and mergers and acquisitions firm. Prior to that, Mr. Johnston was Chairman of Grace Capital, Ltd. in Oregon, a specialized medical and computer high technology private placement firm. Mr. Johnston received a Bachelor of Science degree in Business Administration from Brigham Young University and a graduate degree in banking and corporate finance from the University of Southern California.

     David A. Packer was elected President of the Company in April 1997. Effective July 1, 1997, he was also elected to be Treasurer of the Company. Before joining the Company Mr. Packer served as a senior manager for TRW's engineering office in Ogden, Utah from 1976 until 1997. Mr. Packer received a Bachelor of Science in Electronics from Brigham Young University in 1975.

     Richard V. Secord (Major General, United States Air Force, Retired) was elected Chief Operating Officer of the Company in June 1995 and currently serves in that same position for TriSun/CTI Asia, Ltd., an Affiliate of the Company.
He was elected as a director of the Company effective February 1996 and services as Vice Chairman and Secretary of the Company effective July 1, 1997. General Secord previously served as President of the Company from February 1996 to April 1997. He is also Executive Vice President and a director of TMI. General Secord was instrumental in securing the Company's contracts in Thailand and with the Chinese government through TriSun/CTI Asia, Ltd., a joint venture between the Company and TriSun Medical America, Inc., which was formed at the direction of the PRC Ministry of Public Health to effect the GOLDEN HEALTH CARE PLAN for the People's Republic of China. General Secord was awarded THE ORDER OF THE WHITE ELEPHANT, one of the highest decorations awarded a non-Thai military officer, for his distinguished valor and service in assisting the Thai military. General Secord served in many positions while performing military service. He was the first military officer to be appointed Deputy Assistant Secretary of Defense (Near East, Africa and South Asia). General Secord received a Bachelor of Science from the United States

Military Academy. He is also a graduate of the United States Air Force Command and Staff College, and the United States Naval War College. In addition, he holds a Masters degree in International Affairs from George Washington University.

     Brent M. Pratley, M.D. was elected as a director of the Company in June 1994 and served as the Secretary of the Company from June 1994 to September 1997. Dr. Pratley is currently licensed to practice medicine in Utah and California, and since 1978 has been in private practice in General Orthopedics and Sports Medicine at Utah Valley Regional Medical Center located in Provo, Utah, as well as in Los Angeles, California. Dr. Pratley received his Doctor of Medicine degree in Orthopedic Surgery in 1968 from the College of Medicine at the University of California, Irvine, California.

     Kenneth M. Dodd was the Executive Vice President of the Company from October 1995, through 1997, but his primary responsibilities and duties have been to TMI since its formation. Mr. Dodd is President, Chief Executive Officer and a director of TMI, an 80 percent owned subsidiary of the Company. He began as an intern in 1984 in General Motor's financial department and moved through the organization to become Director of International Sales, Document Processing/Imaging Division of Electronic Data Systems, a subsidiary of GM, where his responsibilities included developing global market plans and recruiting, training and leading the sales force worldwide. Mr. Dodd graduated from the Northwood Institute in Midland, Michigan in 1985 with honors in two majors, Business and Economics.

     Milton R. Geilmann was elected as a director of the Company in January 1998. Mr. Geilmann has been associated with the medical field for over 32 years. From 1985 to 1993, he worked at E. R. Squibb and Sons, where he held many positions, including Nuclear Consultant for Diagnostic Medicine. Mr. Geilmann received a Masters of Science in Pharmacology in 1957 from State University of New York.

     Harry C. Aderholt (Brigadier General, United States Air Force, Retired) was elected as a director of the Company in January 1998. General Aderholt served in Southeast Asia, particularly Thailand, for many years both in and out of the U.S. Air Force. Following his retirement from military service in 1976, General Aderholt engaged in various private business ventures, including serving as Vice President of Air Siam in Bangkok, Thailand.

     Directors of the Company are elected by the stockholders at each annual meeting and serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are appointed or their earlier resignation or removal from office. The Company does not have an Executive Committee. However, the Company does have an Audit Committee and a Compensation Committee which were created in January 1998. The Audit Committee reviews and reports to the Board of Directors on the financial results of the Company's operations and the results of the audit services provided by the Company's independent accountants, including the fees and costs for such services. The Compensation Committee reviews compensation paid to management, including administration of the Company's 1997 Stock Option and Restricted Stock Plan, and recommends to the Board of Directors appropriate executive compensation. There is no family relationship between or among any of the directors and executive officers of the Company, except for the relationship between Mr. Johnston and Mr. Packer, who are cousins by marriage.

EXECUTIVE COMPENSATION

     During the fiscal year ended June 30, 1997, Mr. Secord and Mr. Dodd were each paid salaries and bonuses exceeding $100,000. Mr. Johnston, the Chairman of the Board and Chief Executive Officer, was not paid a cash salary but was instead deemed compensated in the form of periodic issuances of restricted shares of Common Stock to Thermal Imaging, Inc. (herein referred to as "TII"), an affiliate of Mr. Johnston. In certain instances during fiscal year 1997, and prior years, funds raised from investors in the Company were delivered to TII and deposited into TII bank accounts. In those cases where reliable evidence was not available to accurately verify the subsequent transfer of funds from TII to the Company or to creditors of the Company, or to distinguish contributions made by TII to the Company in return for restricted shares of Common Stock from transfers of funds collected by TII on behalf of the Company, all unaccounted for funds, or excess restricted shares of Common Stock issued to TII, have been deemed compensation to Mr. Johnston. See "Certain Transactions - Proceeds From the Sale of Securities." The periodic issuance of restricted shares of the Common Stock to TII are in settlement of both services provided to and expenses incurred on behalf of the Company by Mr. Johnston.


     The total compensation and reimbursement of expenses to officers and directors for the fiscal year ended June 30, 1997 was $575,231, including $152,498 worth of restricted Common Stock issued to Mr. Johnson via TII. In addition, Mr. Packer was granted options to purchase 500,000 shares of Common Stock, subject to certain vesting requirements.

     All corporate decisions regarding employee compensation and stock option awards during the last three year period have been approved by the Board of Directors. In January 1998, the Board of Directors created a Compensation Committee composed of Dr. Pratley, Mr. Geilmann and General Aderholt, all non-employee directors. The committee will assume responsibility for reviewing all executive compensation matters and administering the Company's 1997 Stock Option and Restricted Stock Plan.

                                                   SUMMARY COMPENSATION TABLE


                                                     ANNUAL COMPENSATION                               LONG-TERM COMPENSATION
                                                   -----------------------                               -------------------------

                                                                                                                   SECURITIES
                                                                                                                   UNDERLYING
        NAME AND PRINCIPAL         FISCAL                                   ALL OTHER           RESTRICTED         OPTIONS AND
             POSITION               YEAR      SALARY         BONUS        COMPENSATION (1)      COMMON STOCK       WARRANTS (3)
             --------               ----      ------         -----        ----------------      ------------       ------------
 David B. Johnston,                 1997        -0-           -0-             $152,498              -0-                  -0-
   Chairman of the Board, and       1996        -0-           -0-             $541,850              -0-                  -0-
   Chief Executive Officer, and     1995        -0-           -0-           $2,000,000 (2)          -0-                  -0-
   Treasurer (6)(7)

 Richard V. Secord,                 1997     $204,486         -0-              -0-                  -0-                   -0-
   President and                    1996     $189,697         -0-              -0-                  -0-                   -0-
   Chief Operating Officer (3)(4)   1995     $ 21,875         -0-              -0-                  -0-             2,000,000

 Kenneth M. Dodd,                   1997     $156,667         -0-              -0-                  -0-                  -0-
   President of TMI (5)             1996     $ 52,000         -0-              -0-                  -0-               500,000

 David A. Packer,                   1997     $ 31,657         -0-              -0-                  -0-               500,000
   President and Treasurer (6)



(1) Certain of the officers of the Company routinely receive other benefits from the Company, including travel reimbursement, the amounts of which are customary in the industry. The Company has concluded, after reasonable inquiry, that the aggregate amounts of such benefits during the last three completed fiscal years, which cannot be precisely ascertained, did not exceed the lesser of $50,000 or 10 percent of the total compensation reported for the named executive officers excepting Mr. Johnston who has foregone annual monetary compensation in favor of the issuance of restricted shares of the Common Stock. Included in All Other Compensation for Mr. Johnston are reimbursements of travel expenses for himself and other executives of the Company which were paid by TII. Based on available information, General Secord's All Other Compensation, which is comprised of reimbursed travel and a $500 per month car allowance, did not exceed 10 percent of annual compensation during the periods discussed , but did total approximately $11,000 for fiscal year 1997.


(2) The valued referenced represents the fair market value of the shares of Common Stock, ranging from $0.28 to $1.00 per share, when issued in the name of Thermal Imaging, Inc. ("TII"), an Affiliate of Mr. Johnston. The issuance of the referenced shares was treated as compensation to Mr. Johnston as a result of discrepancies arising from the funding relationship between TII and the Company. See "Certain transactions - Proceeds From the Sale of Securities." Over the last three fiscal years, Mr. Johnston indirectly has been issued 3,084,516 shares of the Common Stock as compensation or repayment of expenses, which based on the fair market value at the time of issuance equals an aggregate of $2,694,348.
     Mr. Johnston is either the record or beneficial owner of a total of 12,072,784 shares of the Common Stock of the Company issued and outstanding as of March 31, 1998 (including shares of the Common
     Stock held in the names of Thermal Imaging, Inc.). The aggregate value of all Common Stock beneficially held by Mr. Johnston, pursuant to Section 13d-3 of the Exchange Act, as of March 31, 1998, based upon the closing market price of the Company's unrestricted shares of the Common Stock as of March 31, 1998, was $6,760,759.


(3) None of the options granted to employees have been exercised. Mr. Johnston was granted options to purchase 1,000,000 shares of the Common Stock of the Company on September 18, 1997. General Secord was granted an option to purchase 1,250,000 shares of the Common Stock of the Company on September
     18, 1997.  See "Employment Contracts."   Of Mr. Johnston's options on
     1,000,000 shares, only 250,000 shares are vested as of the date hereof. Of General Secord's options on 3,250,000 shares, only 1,312,500 shares are vested as of the date hereof. Of the 500,000 optioned shares granted to Mr. Packer, none of the options are vested as of the date hereof. Of
     Mr. Dodd's options on 500,000 shares, only 375,000 shares are vested as of the date hereof.

(4) General Secord served as President of the Company from February 1996 to April 1997. He was elected Secretary of Company effective July 1, 1997.

(5) Mr. Dodd received $156,667 during the fiscal year ended June 30, 1997. While Mr. Dodd resigned from his position of Executive Vice President of the Company in May 1998, he still serves as President of TMI and his employment continues to be governed by the terms of his original employment agreement with the Company , executed October 11, 1995. Options to purchase 500,000 shares of the Common Stock of the Company were granted on October 11, 1995. Mr. Dodd has also received stock in TMI totaling approximately 7.5 percent of the outstanding TMI shares. The value of the TMI shares on the date of issue was insignificant, and, therefore, not reflected as compensation to Mr. Dodd.

(6) Mr. Packer was elected President of the Company in April 1997 and Treasurer of the Company effective July 1, 1997.


EMPLOYMENT CONTRACTS

     David B. Johnston, the Chief Executive Officer of the Company, and the Company entered into an Employment Agreement dated October 29, 1997, but effective September 18, 1997. The term of the agreement is for three years, automatically renewable for additional periods of one year thereafter unless terminated upon the giving of notice at least 14 days prior to the annual renewal date. The agreement calls for no mandatory annual cash compensation, but does provide for compensation in the form of non-statutory stock options covering 1,000,000 shares of the Common Stock at an exercise price of $0.75 per share. Twenty-five percent of the options vested upon the execution of the agreement, and 25 percent of the remaining options vest on each anniversary date of the agreement. The options granted to Mr. Johnston must be exercised within five years from the date of grant. To the extent applicable, the options granted to Mr. Johnston are subject to the Company's 1997 Stock Option and Restricted Stock Plan. At the cost of the Company, Mr. Johnston has "piggyback" registration rights with respect to the shares of the Common Stock derived from the exercise of the options. As of the date of this Prospectus, none of the options granted to Mr. Johnston under the agreement have been exercised. The agreement subjects Mr. Johnston to a two year non-compete restriction, the obligation not to induce any employee of the Company to leave his employment with the Company during the term of the agreement or for two years after the termination thereof, and the duty not to reveal any confidential information about the business of the Company.

     None of the shares of the Common Stock to be issued to Mr. Johnston in connection with the exercise of the options is being registered under the Securities Act pursuant to this Prospectus.

     David A. Packer, the President of the Company, and the Company entered into an Employment Agreement dated April 30, 1997. The term of the agreement is for three years and calls for compensation of $135,000 per year, plus non-statutory stock options covering 500,000 shares of the Common Stock at an exercise price of $0.97 per share. One-third of the options vest on each anniversary date of the agreement. The options granted to Mr. Packer must be exercised within five years from the date of the agreement. If the agreement is terminated for "cause" as defined in the agreement, or Mr. Packer voluntarily terminates the agreement, all of the options granted to Mr. Packer thereunder, and which have not been exercised, shall be forfeited. At the cost of the Company, Mr. Packer has "piggyback" registration rights with respect to the shares of the Common Stock derived from the exercise of the options. The agreement subjects Mr. Packer to a two year non-compete restriction, the obligation to give the Company the right to take advantage of any business opportunity, and the duty not to reveal any confidential information about the business of the Company.

     The resale of 500,000 shares of the Common Stock to be issued to Mr. Packer in connection with the exercise of the options is being registered under the Securities Act pursuant to this Prospectus.

     Richard V. Secord, the Chief Operating Officer of the Company, and the Company entered into an original Employment Agreement dated June 12, 1995, which was superseded by a new agreement dated September 18, 1997. The term of the new agreement is for three years and calls for compensation of $175,000 per year.
In addition to the cash compensation, the agreement ratifies an original grant to General Secord of non-statutory stock options covering 2,000,000 shares of the Common Stock at an exercise price of $1.25 per share, 50 percent of which vested on June 12, 1996 and 50 percent of which will vest on June 12, 1998. The options granted pursuant to the original agreement must be exercised within ten years from the date of grant. In addition, General Secord was granted additional non-statutory options covering 1,250,000 shares of the Common Stock at an exercise price of $0.70 per share. Twenty-five percent of these additional options vested on September 18, 1997, and 25 percent of the remaining options vest on each anniversary date of the agreement (September 18). These options must be exercised within five years from the date of grant. To the extent applicable, the additional options granted to General Secord are subject to the Company's 1997 Stock Option and Restricted Stock Plan. At the cost of the Company, General Secord has "piggyback" registration rights with respect to the shares of the Common Stock derived from the exercise of the options. As of the date of this Prospectus, none of the options granted to General Secord under the agreement have been exercised. The agreement subjects General Secord to a two year non-compete restriction, the obligation not to induce any employee of the

Company to leave his employment with the Company during the term of the agreement or for two years after the termination thereof, and the duty not to reveal any confidential information about the business of the Company.

     The resale of 3,250,000 shares of the Common Stock to be issued to General Secord in connection with the exercise of the options is being registered under the Securities Act pursuant to this Prospectus.

     Kenneth M. Dodd, the President of TMI, an 80 percent owned subsidiary of the Company, executed an Employment Agreement with the Company on October 11, 1995. The term of the agreement is for three years and calls for compensation of $150,000 per year, plus non-statutory stock options covering 500,000 shares of the Common Stock at an exercise price of $1.25 per share. The annual cash compensation shall increase to $175,000, if and when the Company sells its 100th CTI System. One-half of the options vested on June 1,1996, 125,000 options vested on June 2, 1997, and the remaining 125,000 options will vest on October 11, 1998. The options granted to Mr. Dodd must be exercised within 10 years from the date of the agreement. If the agreement is terminated for "cause" as defined in the agreement, or Mr. Dodd voluntarily terminates the agreement, all of the options granted to Mr. Dodd thereunder, and which have not been exercised, shall be forfeited. At the cost of the Company, Mr. Dodd has "piggyback" registration rights with respect to the shares of the Common Stock derived from the exercise of the options. As of the date of this Prospectus, none of the options granted to Mr. Dodd under the agreement have been exercised. The agreement subjects Mr. Dodd to a two year non-compete restriction, the obligation to give the Company the right to take advantage of any business opportunity, and the duty not to reveal any confidential information about the business of the Company. As part of the consideration for the agreement, Mr. Dodd was appointed the Chief Executive Officer of TMI and received 2,830,959 shares of the common stock of TMI (approximately 7.6 percent of its issued and outstanding common stock).

     The resale of 500,000 shares of the Common Stock to be issued to Mr. Dodd in connection with the exercise of the options is being registered under the Securities Act pursuant to this Prospectus.

DIRECTOR COMPENSATION

     By appropriate resolution of the Board of Directors, directors may be reimbursed or advanced cash for expenses, if any, relating to attendance at meetings of the Board of Directors and may be paid a fixed sum (as determined from time to time by the vote of a majority of the directors then in office) for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may, by appropriate resolution of the Board of Directors, be allowed similar reimbursement of expenses and compensation for attending committee meetings.

STOCK OPTIONS AND RESTRICTED STOCK

     In June 1995, the Board of Directors adopted the Company's 1995 Stock Option Plan, which was never ratified by the stockholders and formally terminated by the Board of Directors on September 18, 1997. On September 18, 1997, the Board of Directors adopted the Company's 1997 Stock Option and Restricted Stock Plan (the "Plan") subject to the approval of the stockholders of the Company. The Plan was formally adopted by the stockholders of the Company on February 6, 1998. The Plan provides for the grant by the Company to employees of the Company of (i) options to purchase shares of the Common Stock, and (ii) shares of the Company's restricted Common Stock (the "Restricted Stock"). The options and the Restricted Stock are hereinafter sometimes collectively referred to as the "Plan Awards." Options granted under the Plan may include non-statutory options that do not meet the requirements of Sections 421 through 424 of the Internal Revenue Code of 1986, as amended (the "Code"), as well as incentive stock options ("ISO") intended to qualify under Section 422 of the Code. An aggregate of 5,125,000 shares of the Common Stock may be issued pursuant to the provisions of the Plan. The Plan shall be administered by the Board of Directors or by a committee of the Board composed solely of two or more non-employee directors (the "Administrator"). The Administrator shall administer the Plan so as to comply at all times with the Exchange Act, including Rule 16b-3 (or any successor rule), and, subject to the Code, shall otherwise have absolute and final authority to interpret the Plan. The Plan shall continue in effect for a term of 10 years unless sooner terminated pursuant to its provisions.

     As mentioned above, the 1995 Stock Option Plan was to be submitted to the stockholders in order to qualify for statutory stock option treatment under the Code, but such submittal never occurred. Employees of the Company who were awarded options pursuant or in reference to the 1995 Stock Option Plan have ratified their agreements to reflect that the plan was never submitted to the stockholders for approval but that such options shall incorporate, as contractual terms, the terms and conditions of the 1995 Stock Option Plan.

     STOCK OPTIONS. Pursuant to the Plan, the term of each option shall be 10 years from the date of grant or such shorter term as may be determined by the Administrator; provided, in the case of an ISO granted to a 10 percent stockholder, the term of such ISO shall be five years from the date of grant or such shorter time as may be determined by the Administrator. Each option granted under the Plan may only be exercised to the extent that the optionee is vested in such option. Except as otherwise provided, all options issued under the Plan shall vest 20 percent each year over a five year period. Notwithstanding the foregoing, the Administrator shall have the discretionary power to establish the vesting periods for any option granted under the Plan, except that in no case may the Administrator permit more than 25 percent of any option to vest before the first anniversary of the earlier of the date of grant or the date on which the optionee began providing services to the Company. The exercise price shall be such price as is determined by the Administrator in its sole discretion; provided, however, the exercise price shall not be less than 100 percent of the Fair Market Value of the shares of the Common Stock subject to such option on the date of grant (or 110 percent in the case of an option granted to an employee who is a 10 percent stockholder on the date of grant). A 10 percent stockholder shall mean a person that owns more than 10 percent of the total combined voting power of all classes of outstanding stock of the Company or any subsidiary, taking into account the attribution rules set forth in
Section 424 of the Code. Any shares of the Common Stock issued upon exercise of an option shall be subject to such rights of repurchase and other transfer restrictions as the Administrator may determine in its sole discretion. To the extent that the aggregate Fair Market Value (determined on the date of grant) of the shares with respect to which ISOs are exercisable for the first time by an individual during any calendar year under the Plan, and under all other plans maintained by the Company, exceeds $100,000, such options shall be treated as non-statutory options. "Fair Market Value" shall be the mean between the closing bid and asked prices of the shares of the Common Stock on the date in question (on the principal market in which the shares are traded), or if the shares were not traded on such date, the mean between closing bid and asked prices of the shares on the next preceding trading day during which the shares were traded.

     RESTRICTED STOCK. The Administrator shall have the authority to grant shares of the Common Stock to employees that are subject to certain terms, conditions, and restrictions (the "Restricted Stock"). The Restricted Stock may be granted by the Administrator either separately or in combination with options. The terms, conditions and restrictions of the Restricted Stock shall be determined from time to time by the Administrator without limitation, except as otherwise provided in the Plan; provided, however, that each grant of Restricted Stock to an employee shall require the employee to remain an employee of the Company or any of its subsidiaries for at least six months from the date of grant. Restricted Stock shall be granted to employees for services rendered and at no additional cost to the employee, provided, however, that the value of the services performed must, in the opinion of the Administrator, equal or exceed the par value of the Restricted Stock to be granted to the employee. The terms, conditions, and restrictions of the Restricted Stock shall be determined by the Administrator on the date of grant. No certificates will be issued to an employee with respect to the Restricted Stock until the date the Restricted Stock becomes vested in accordance with the Plan. The Restricted Stock may not be sold, assigned, transferred, redeemed, pledged or otherwise encumbered during the period in which the terms, conditions and restrictions apply (the "Restriction Period"). More than one grant of Restricted Stock may be outstanding at any one time, and the Restriction Periods may be of different lengths. Receipt of the Restricted Stock is conditioned upon satisfactory compliance with the terms, conditions and restrictions of the Plan and those imposed by the Administrator. On the date the Restriction Period terminates, the Restricted Stock shall vest in the employee. If an employee (i) with the consent of the Administrator, ceases to be an employee of, or otherwise ceases to provide services to, the Company or any of its subsidiaries, or (ii) dies or suffers from permanent and total disability, the vesting or forfeiture (including without limitation the terms, conditions and restrictions) of any grant under the Plan shall be determined by the Administrator in its sole discretion, subject to any limitations or terms of the Plan. If the employee ceases to be an employee of, or otherwise ceases to provide services to, the Company or any of its subsidiaries for any other reason, all grants of Restricted Stock under the Plan shall be forfeited (subject to the terms of the Plan).

     As of the date of this Prospectus, no shares of the Restricted Stock have been granted under the Plan.

     As of the date of this Prospectus, the following options were outstanding under the Plan:


         NAME OF PERSON TO
            WHOM OPTIONS                     NUMBER OF SHARES                    EXPIRATION DATE
            WERE GRANTED                       UNDER OPTION                         OF OPTION                    VESTING DATE
            ------------                       ------------                         ---------                    ------------
 David B. Johnston,                              250,000                          09/18/02 (1)                   09/18/97 (2)
   Chairman of the Board,                        250,000                          09/18/02 (1)                   09/18/98 (2)
   Chief Executive Officer,                      250,000                          09/18/02 (1)                   09/18/99 (2)
   and Treasurer                                 250,000                          09/18/02 (1)                   09/18/00 (2)

 Richard V. Secord,                              312,500                          09/18/02 (1)                   09/18/97 (2)
   Chief Operating Officer (3)(4)                312,500                          09/18/02 (1)                   09/18/98 (2)
                                                 312,500                          09/18/02 (1)                   09/18/99 (2)
                                                 312,500                          09/18/02 (1)                   09/18/00 (2)

 Kenneth M. Dodd,                                  -0-                                 N/A                           N/A
   President of TMI (3)

 David A. Packer,                                  -0-                                 N/A                           N/A
   President and Treasurer (3)(4)


(1) The option may terminate prior to this date. An option will automatically terminate and revert to the Company upon the termination of employment with "cause," as defined in the employee's Employment Agreement. In addition, an option will automatically terminate and revert to the Company if vested as of the date of resignation or termination "without cause," as defined in the employee's Employment Agreement, but not exercised on or before the expiration of 90 days after the termination date of employment.
(2)  Conditioned on the employee's continued employment with the Company.
(3) The employee holds options granted prior to the adoption of the Plan. The options were originally granted pursuant to the terms of the Company's 1995 Stock Option Plan which was never ratified by the stockholders and formally terminated by the Board of Directors on September 18, 1997. See "- Stock Options and Restricted Stock" and "- Employment Contracts." The terms of the employee stock option agreements were amended to ratify and incorporate the terms of the 1995 Stock Option Plan into the respective stock option agreements as contractual provisions.
(4) General Secord was President of the Company from February 1996 to April 1997, and was elected Secretary effective July 1, 1997. Mr. Packer was elected President in April 1997 and Treasurer effective July 1, 1997.

     The resale of 1,250,000 shares of the Common Stock to be issued upon the exercise of the above described options granted pursuant to the Plan and in favor of General Secord is being registered under the Securities Act pursuant to this Prospectus.

     The following table shows, as to the named executive officers, information concerning individual grants of options during the fiscal year ended June 30, 1997.

                      OPTION/WARRANT GRANTS IN LAST FISCAL YEAR


                                            NUMBER OF
                                           SECURITIES               PERCENT OF TOTAL
                                           UNDERLYING               OPTIONS/WARRANTS
                                        OPTIONS/WARRANTS               GRANTED TO              EXERCISE PRICE         EXPIRATION
                NAME                         GRANTED                EMPLOYEES IN FY97            PER SHARE               DATE
                ----                         -------                -----------------            ---------               ----
 David B. Johnston,                            -0-                         N/A                      N/A                  N/A
   Chairman of the Board,
   Chief Executive Officer,
   and Treasurer (4)

 Richard V. Secord,                            -0-                         N/A                      N/A                  N/A
   Chief Operating Officer (1)(4)

 Kenneth M. Dodd,                              -0-                         N/A                      N/A                  N/A
   President of TMI

 David A. Packer,                          500,000 (2)                     100                     $0.97             04/30/02 (3)
   President and Treasurer (1)



(1) General Secord was President of the Company from February 1996 to April 1997, and was elected Secretary effective July 1, 1997. Mr. Packer was elected President in April 1997 and Treasurer effective July 1, 1997.
(2)  Represents options to purchase Common Stock.
(3) The option may terminate prior to this date. An option will automatically terminate and revert to the Company upon the termination of employment with "cause," as defined in the employee's Employment Agreement. In addition, an option will automatically terminate and revert to the Company if vested as of the date of resignation or termination "without cause," as defined in the employee's Employment Agreement, but not exercised on or before the expiration of 90 days after the termination date of employment.
(4) Mr. Johnston was granted an option to purchase 1,000,000 shares of the Common Stock of the Company on September 18, 1997. General Secord was granted an option to purchase 1,250,000 shares of the Common Stock of the Company on September 18, 1997. See "Employment Contracts."

     No warrants to purchase shares of the Common Stock have been granted to any officer, director, or employee of the Company.

     The following table shows, as to the named executive officers, information concerning aggregate option and warrant exercises during the fiscal year ended June 30, 1997 and the option and warrant values as of June 30, 1997.

             AGGREGATED OPTION AND WARRANT EXERCISES IN LAST FISCAL YEAR
                        AND YEAR END OPTION AND WARRANT VALUES


                                                                               NUMBER OF
                                                                              SECURITIES
                                                                              UNDERLYING                  VALUE OF UNEXERCISED
                                                                              UNEXERCISED                     IN-THE-MONEY
                                                                           OPTIONS/WARRANTS               OPTIONS/WARRANTS AT
                                SHARES ACQUIRED                            AT JUNE 30, 1997                  JUNE 30, 1997
              NAME                ON EXERCISE      VALUE REALIZED     EXERCISABLE/ UNEXERCISABLE     EXERCISABLE/ UNEXERCISABLE (1)
              ----                -----------      --------------     --------------------------     ------------------------------
 David B. Johnston,                   -0-                -0-                      -0-                             -0-
   Chairman of the Board,
   Chief Executive Officer,
   and Treasurer

 Richard V. Secord,                   -0-                -0-              1,000,000/1,000,000                     -0-
   Chief Operating Officer (2)

 David A. Packer,                     -0-                -0-                   0/500,000                          -0-
   President and Treasurer (2)

 Kenneth M. Dodd,                     -0-                -0-                375,000/125,000                       -0-
   President of TMI



(1) The value of the unexercised in-the-money options/warrants at June 30, 1997 was determined by calculating the difference between the exercise price per share of the Common Stock, as set forth in the respective stock option agreement, and the closing price per share of the Common Stock on June 30, 1997. The resulting amount is deemed to be the value of the options/warrants for purposes of this table. In the event the exercise price per share of the Common Stock exceeded the closing price per share of the Common Stock on June 30, 1997, a "zero" value is shown.
(2) General Secord was President of the Company from February 1996 to April 1997, and was elected Secretary effective July 1, 1997. Mr. Packer was elected President in April 1997 and Treasurer effective July 1, 1997.

LONG-TERM INCENTIVE PLANS

     The Company has not established, nor does it provide for, long-term incentive plans or defined benefit or actuarial plans.

CERTAIN TRANSACTIONS

     Management believes that all prior related party transactions are on terms no less favorable to the Company as could be obtained from unaffiliated third parties. Management's reasonable belief of fair values is based upon expert opinions received by management, with respect to share valuations, and, with respect to the consideration to the Company, is based upon proximate similar transactions with third parties or attempts to obtain the consideration from third parties. All ongoing and future transactions with such persons, including any loans or compensation to such persons, will be approved by a majority of disinterested, independent outside members of the Board of Directors.

     Since its inception the Company has been dependent upon certain individuals, consultants, officers/stockholders and the related corporations under their control (collectively referred to as the "Affiliates") to provide capital, management services, assistance in finding new sources for debt and equity financing and guidance in the development of the Company's thermal imaging system. The Affiliates have generally provided services and incurred expenses on behalf of the Company in exchange for shares of the Common Stock. The Company has issued Form 1099's for all such share issuances for services rendered after July 1, 1996.

     PROCEEDS FROM THE SALE OF SECURITIES.   In certain instances in years prior
to 1997, Affiliates accepted cash raised through the issuance of short term promissory notes and private placements of securities, including shares of the Common Stock and debentures, on behalf of the Company. Such amounts were deposited into the separate bank accounts of certain Affiliates and either transferred directly to the account of the Company or transferred to third parties in payment of debts of the Company. In a majority of these instances, Thermal Imaging, Inc. ("TII"), an

Affiliate of Mr. Johnston, the Chief Executive Officer of the Company, received funds raised from investors and deposited the amounts in an account over which Mr. Johnston had sole control. The funds received in the TII account were commingled with other assets of TII.

     In an effort to account for such proceeds, the auditors have assumed that all funds raised during the past three fiscal years which were not paid by investors directly to the Company were initially transferred to TII. In those cases where reliable evidence is not available to accurately verify the subsequent transfer of funds from TII to the Company or to creditors of the Company, or to distinguish contributions made by TII to the Company in return for shares of the Common Stock from transfers of funds collected on behalf of the Company for which shares of the Common Stock had been issued to subscribers, the discrepancies have been treated as compensation to Mr. Johnston and charged as a compensation expense to the Company and reflected as operating, general and administrative expenses in the accompanying financial statements. For example, this amount for the fiscal year ending June 30, 1997, was $171,264, as reflected in the Summary Compensation Table. This resulting amount constitutes the total of all compensation paid during such period to Mr. Johnston.

     DOREX SETTLEMENT. Between July and October 1995, the Company reached various settlements with former stockholders of Dorex, Inc. ("Dorex") regarding threats of litigation arising out of the Company's acquisition of certain research contracts with the State University of New York - Buffalo ("SUNY") and intellectual property relating to thermal imaging technology. In 1989, Dorex entered into a research agreement with SUNY regarding the development and application of computerized thermography analysis. After Dorex became unable to meet funding obligations under the research program, TII, an Affiliate of Mr. Johnston and a stockholder in Dorex, paid arrearages due under the agreement and assumed future payment obligations in order to continue the project. As a result of an arrangement negotiated, TII gained an assignment of the research agreement and related technology to the exclusion of Dorex. TII subsequently transferred all of its contractual and proprietary rights in the project to the Company. According to management, certain Dorex stockholders threatened litigation against the Company as a result of its role in the acquisition of the research agreement and related technology. In order to avoid litigation, the management issued 630,000 shares of the Common Stock to Dorex stockholders in 1995 in consideration of their discharge and release of the Company from all claims and liabilities relating to the technology. Settling Dorex stockholders executed written agreements acknowledging their release of the Company. Some remaining stockholders have not settled. In an effort to protect the Company from future costs associated with the Dorex transaction, the Company entered into an Assumption of Liability Agreement (the "Liability Agreement") with TII, effective April 17, 1996. The terms of the Liability Agreement provide that in exchange of the issuance of 112,500 shares of the Common Stock to TII, TII agrees to assume liability for all claims made by Dorex stockholders against the Company after April 17, 1996.

     STOCK TRANSACTIONS WITH AFFILIATES. A substantial portion of the cash contributed to the Company over the past several years has come from Affiliates. The primary Affiliate contributors have been TII, an Affiliate of Mr. Johnston, and Paul D. Holt d/b/a PDH, Ltd., an independent contractor who provides various administrative services to the Company. All of the restricted shares of the Common Stock issued to the Affiliates, unless otherwise noted, has been valued at 50 percent of the average monthly trading price of free trading shares of the Common Stock. Management believes that such a valuation method fairly and accurately reflected the fair market value of restricted shares of the Common Stock at the respective dates of issue.

     The following is an analysis of transactions involving the Affiliates during the fiscal years ended June 30, 1997 and 1996:


                                                                          TII                                PDH, LTD.
                                                              ---------------------------          ---------------------------
        YEAR ENDED JUNE 30, 1997                                SHARES            AMOUNT             SHARES            AMOUNT

Shares of the Common Stock issued as
  compensation and repayment of expenses
  incurred on behalf of the Company by the
  Affiliates at prices ranging from $0.18 to
  $0.73 per share .................................             287,266          $152,498            400,000         $253,000
Investment in the Company .........................           1,960,418           980,209              --               --
                                                              ---------        ----------            -------         --------
Total - 1997 ......................................           2,247,684        $1,132,707            400,000         $253,000
                                                              ---------        ----------            -------         --------
                                                              ---------        ----------            -------         --------

        YEAR ENDED JUNE 30, 1996

Shares of the Common Stock issued as
  compensation and repayment of expenses
  incurred on behalf of the Company by the
  Affiliates at prices ranging from $0.53 to
  $0.70 per share .................................             530,000          $474,500            194,383         $122,461
Investment in the Company .........................           1,120,000           672,000              --               --
                                                              ---------        ----------            -------         --------
Total - 1996 ......................................           1,650,000        $1,146,500            194,383         $122,461
                                                              ---------        ----------            -------         --------
                                                              ---------        ----------            -------         --------


                                PRINCIPAL STOCKHOLDERS

     The following table presents certain information regarding the beneficial ownership of all shares of the Common Stock at March 31, 1998 (i) each person who owns beneficially more than five percent of the outstanding shares of the Common Stock, (ii) each director of the Company, (iii) each named executive officer, and (iv) all directors and officers as a group. See "Management - Stock Options and Restricted Stock" and "- Certain Transactions."



                                                             SHARES BENEFICIALLY OWNED
                                                             -------------------------
            NAME OF BENEFICIAL OWNER (1)                       NUMBER        PERCENT (8)
            ----------------------------                       ------        -----------
David B. Johnston (2) ..............................        12,072,784          25.5
     Richard V. Secord (3) .........................         1,312,500           2.9
     Brent M. Pratley, M.D. ........................               600            *
     Kenneth M. Dodd (4) ...........................           375,000            *
     David A. Packer (5) ...........................           257,405            *
     Harry C. Aderholt .............................            45,000            *
     Milton R. Geilmann ............................            15,000            *
     Daron Dillia (6) ..............................         5,052,525           9.7
     All directors and officers
       as a group (seven persons) (7) ..............        14,078,289          28.6



*  Less than one percent.
(1) Unless otherwise indicated, each person named in the above-described table has the sole voting and investment power with respect to his shares of the Common Stock beneficially owned. The business address of each individual is the same as the address of the Company's principal executive offices except for Dr. Pratley whose business address is 1055 North 300 W., No. 501, Provo, Utah 84604; Mr. Geilmann, whose business address is 20660 S.W. Shoshone Drive, Tualatin, Oregon 97062; and General Aderholt, whose address is 23 Miracle Strip Parkway, N.E., Ft. Walton Beach, Florida 32548.

(2) Includes no shares of the Common Stock actually issued and; 250,000 shares of the Common Stock which are covered by options are exercisable within 60 days from Mach 31, 1998. Also includes 11,822,784 shares of the Common Stock owned by Thermal Imaging, Inc., an Affiliate of Mr. Johnston.


(3) Includes no shares of the Common Stock actually issued; 1,312,500 shares of the Common Stock which are covered by options are exercisable within 60 days from March 31, 1998.


(4) Includes no shares of the Common Stock actually issued; 375,000 shares of the Common Stock which are covered by options are exercisable within 60 days from March 31, 1998.


(5) Includes 90,739 shares of Common Stock issued and outstanding; 166,666 shares of Common Stock which are covered by options exercisable within 60 days from March 31, 1998.


(6) Includes 259,000 shares of the Common Stock issued and outstanding and 700,000 shares of the Common Stock underlying the Resale Warrants in the name of Daron Dillia. Also includes 2,846,275 shares of the Common Stock issued and outstanding, 2,000,000 shares of the Common Stock which are covered by options exercisable within 60 days of March 31, 1998, and 206,250 beneficially held, in the name of Manhattan Financial Group. See "Plan of Distributions and Selling Stockholders."


(7) Includes an aggregate of 11,974,123 shares of the Common Stock issued and outstanding and an aggregate of 2,104,166 shares of the Common Stock which are covered by options exercisable within 60 days from March 31, 1998.


(8) Unless otherwise provided, the calculation of percentage ownership is based on the total number of shares of the Common Stock outstanding as of March 31, 1998. Any shares of the Common Stock which are not outstanding as of such date but are subject to options, warrants, or rights of conversion exercisable within 60 days of March 31, 1998 shall be deemed to be outstanding for the purpose of computing percentage ownership of outstanding shares of the Common Stock by such person but shall not be deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

MANHATTAN FINANCIAL GROUP CONSULTING AGREEMENT

     Effective January 1, 1997, the Company and Manhattan Financial Group of Manhattan Beach, California ("MFG"), executed a Consulting Agreement covering financial services. MFG provides regular financial advising services to the Company, such as strategic consulting to arrange financing of projects. For example, MFG arranged, for no additional fee other then the Common Stock set forth below, the sale of convertible debentures in 1996 and the 8% Convertible Debenture in 1997, and MFG negotiated and arranged an equipment financing commitment not utilized in 1996. The term of the agreement is for one year, automatically renewable for additional periods of one year thereafter unless terminated upon proper notice. The consideration for the agreement was 100,000 shares of the Common Stock and an option to purchase 2,000,000 shares of the Common Stock at an exercise price of $0.60 per share (the original executed agreement referenced an exercise price of $0.75 per share, but the agreement was amended to reflect a reduced exercise price of $0.60 per share). Fifty percent of the options vested upon the execution of the agreement, and the remaining 50 percent of the options vested on December 31, 1997. At the cost of the Company,

MFG has "piggyback" registration rights with respect to the shares of the Common Stock derived from the exercise of the options. As of the date of this Prospectus, none of the options granted to MFG under the agreement have been exercised. In the event of termination of the agreement before its expiration date, all options exercisable must be exercised on or before the expiration of three years following the termination date, extended by agreement, from an original exercise period of 90 days following the termination date. In addition, the agreement subjects MFG to a duty not to reveal any confidential information about the business of the Company.

     In a related transaction, on July 9, 1997, MFG and the Company entered into a Restricted Stock Purchase Agreement wherein the Company would issue to MFG 500,000 shares of the Common Stock in consideration for, and subject to, total contributions of up to $150,000 to the Company in conjunction with the PR Expense Administration Agreement between the Company and Liberty Capital Group, Inc. As of the date of this Prospectus, MFG has funded approximately $50,000 pursuant to its obligation. The effective purchase price of the Common Stock was set at $0.30 per share.

     The resale of 2,600,000 shares of the Common Stock issued, or to be issued, to MFG in connection with the above described Consulting Agreement and Restricted Stock Purchase Agreement, including any shares to be issued upon the exercise of any options, is being registered under the Securities Act pursuant to this Prospectus.

AMBIENT CAPITAL GROUP, INC. FINANCIAL ADVISORY AGREEMENT

     On October 29, 1997, the Company appointed Ambient Capital Group, Inc. ("Ambient") to act as its financial adviser with respect to planning and executing capital structure strategies, revising the Company's business plan, and certain other matters related thereto. These financial advising services will include negotiation of equipment financing of capital financing for equipment and will include the introduction of new capital financing sources to the Company. The term of the agreement is for 12 months, with month-to-month extensions thereafter, until terminated upon 60 days notice by either party. Ambient received an initial retainer fee for its services of 83,333 shares of the Common Stock and 83,333 warrants giving Ambient the right to purchase five shares of the Common Stock at $0.72 per share for each warrant issued. These warrants are valid for a period of four years from the date of issue. In addition, Ambient will receive success fees for raising equity and debt capital, for advising on mergers and acquisitions, and for other corporate finance transactions pursuant to separate engagement agreements for each transaction to be negotiated in good faith at such time as the specific type transaction and/or amount of capital to be raised is determined. If Ambient terminates the engagement before the initial 12 month term, then Ambient agreed to a pro-rated cancellation of all unexercised warrants based on the number of months that the agreement was in effect. The agreement provides Ambient with anti-dilution protection for stock splits, stock dividends, and similar corporate events. Moreover, the shares of the Common Stock issued pursuant to the agreement and all shares of the Common Stock underlying the warrants shall have standard "piggyback" registration rights at no cost to Ambient.


     The resale of 499,998 shares of the Common Stock to be issued to Ambient in connection with the above described agreement, including any shares to be issued upon the exercise of any warrants, is being registered under the Securities Act pursuant to this Prospectus.

WILLARD HARPSTER CONSULTING AGREEMENT

     Effective January 1, 1997, the Company and Willard Harpster ("Harpster") executed a Consulting Agreement covering financial services associated with the development of a comprehensive business plan, future acquisition strategies, capital development and fund raising. The Company requested in 1997 and 1998 numerous consultations with Harpster for advice to inhibit short selling of Common Stock, for review of Common Stock sales and trading compliance, and for advice in development of its business plan for presentation to capital markets. In consideration of such services, Harpster was granted an option to purchase all or any portion of 275,000 shares of the Common Stock at a purchase price of $0.75 per share. All of the options are currently exercisable. The agreement shall remain in effect for a period of one year commencing on the effective date, but shall automatically renew, if not terminated as therein provided, for successive one year periods. Notwithstanding the foregoing, the Company or Harpster may terminate the agreement at any time upon 10 days written notice.
In the event Harpster terminates the agreement or the Company terminates the agreement for "cause" then any options that are exercisable as of the date of such termination shall be deemed earned by Harpster, surviving termination, but in all cases must be exercised on or before the expiration of 90 days following the termination date, and any options that are not yet exercisable as of the date of such termination will terminate automatically without notice and be of no further force or effect. In the event the Company terminates the agreement without cause then any portion of the options which Harpster has the right to exercise as of the date of such termination of employment must be exercised on or before 90 days after the date of termination. All options not exercisable as of the date of termination of employment and all options earned by Harpster, if any, not exercised on or before the expiration of the 90 day period will terminate automatically without notice and be of no further force or effect. The options will terminate automatically without notice and be of no further force or effect to the extent the options are not yet exercised before January 1, 2002. All shares of the Common Stock which Harpster obtains from the exercise of options will be subject to "piggyback" registration rights.

     The resale of 275,000 shares of the Common Stock to be issued to Harpster in connection with the exercise of the options as described in the above described agreement is being registered under the Securities Act pursuant to this Prospectus.

PDH, LTD. AGREEMENT

     PDH, Ltd. has been issued shares of the Common Stock valued at $124,406 as compensation and reimbursement of expenses for public relations services rendered from July 1, 1995 through June 30, 1996, and $163,000 as compensation and reimbursement of expenses for public relations services rendered through June 30, 1997. The resale of all of the shares of the Common Stock issued to PDH, Ltd. is being registered under the Securities Act pursuant to this Prospectus. PDH, Ltd. is the d/b/a business name for Paul Douglas Holt and any persons engaged by him. This consultant has been engaged by the Company for several years to assist the Company with advisory and administrative duties, including stockholder communications. The Company engages PDH, Ltd. in lieu of full time employees. PDH, Ltd. coordinates shareholder requests for management review and response and processes Company payables, eliminating the need for administrative staff. PDH, Ltd. has been familiar with Company administrative expense and operations requirements and has on occasion paid such costs in exchange for shares of the Common Stock in the Company.

BRISTOL ASSET MANAGEMENT, L.L.C. INVESTMENT AGREEMENT

     On January 20, 1998, the Company entered into an Investment Agreement (herein referred to as the "Investment Agreement") with Bristol Asset Management, L.L.C., a Delaware limited liability company ("Bristol"), regarding the periodic purchase of shares of the Common Stock. Ambient produced this Investment Agreement for the Company, and the Company has no financial information available to confirm the financial capability of Bristol to perform. Subject to the provisions of the Investment Agreement, the Company shall issue and sell to Bristol, and Bristol shall be obligated to purchase from the Company, up to $7,000,000 worth of the Common Stock, which shall constitute the term of the Investment Agreement.


     The determination of the timing and amount of the Common Stock to be sold shall be made by the Company, in its sole discretion, to the extent not limited by the terms of Investment Agreement. The Company is permitted to deliver written notices to Bristol (the "Put Notice") stating a dollar amount of the Common Stock which the Company intends to sell to Bristol five business days following the date (the "Put Notice Date") on which the Put Notice is given to Bristol; provided the Company may not deliver a Put Notice if (i) trading of the Common Stock on the principal market on which it is then traded (the "Principal Exchange") is suspended or the Common Stock has been delisted, (ii) the closing price of the Common Stock on the Principal Exchange is less than $0.15 per share, (iii) a registration statement filed with the Commission is not effective or is subject to a stop order or is otherwise suspended, (iv) the Dow Jones Industrial Average has dropped more than five percent within the preceding five business days, or (v) the Common Stock to be sold is not then registered for resale under the Exchange Act. The maximum amount to be purchased under a Put Notice may not exceed the lesser of (i) $7,000,000 less all amounts previously paid by Bristol, and (ii) the product of (x) the number of shares of the Common Stock of the Company traded on the Principal Exchange on which the Common Stock traded for the preceding calendar month, multiplied by (y) the average of the closing bid prices for the Common Stock during the prior calendar month, multiplied by (z) 14 percent.

     Unless otherwise provided, Bristol shall be required to contribute the amount of funds specified in the Put Notice. Simultaneously with the receipt of the funds from Bristol in the amount specified in the Put Notice, the

Company shall issue and sell to Bristol the number of shares of the Common Stock equal to the draw down divided by 74 percent of the lowest sales price for the Common Stock on the Principal Exchange (the "Lowest Sale Price") during the 10 trading days prior to the Put Notice Date (the "Look Back Period"). In the event that the Lowest Sale Price during the 20 trading days after a particular closing is less than 95 percent of the Lowest Sale Price applicable to such closing, then the Company shall promptly issue to Bristol an additional number of shares of the Common Stock with respect to such closing such that the number of shares of the Common Stock issued to Bristol at such closing plus such additional number of shares are equal to the funds drawn down at such closing divided by 74 percent of the Lowest Sale Price during such 20 trading day period. Bristol shall also be issued additional warrants equal to 12 percent of the number of additional shares so issued and the exercise price of such additional warrants and the warrants issued at such closing shall be adjusted to 100 percent of the Lowest Sale Price during such 20 trading day period.

     Generally, at each closing, the Company shall also deliver to Bristol warrants to purchase shares of the Common Stock (the "Warrant Shares"). The warrants shall expire on the fifth anniversary of the date of issuance. Generally, the warrants shall entitle the holder thereof to purchase a number of Warrant Shares equal to 12 percent of the number of shares of the Common Stock purchased at the closing in question at an initial exercise price equal to 100 percent of the average closing sales price for the Common Stock on the Principal Exchange during the Look Back Period in question.

     The Company agrees that all shares of the Common Stock issued to Bristol pursuant to the Investment Agreement shall, at the time of such issuance and for so long thereafter as is required by the Investment Agreement, be subject to an effective registration statement on Form S-1 or an equivalent thereof, covering the resale or other disposition thereof by Bristol at any time and from time to time after each such issuance, and with respect to the Warrant Shares, covering the resale or other disposition by the holders thereof at any time and from time to time after each such issuance.

     As conditions precedent to the obligation of Bristol to purchase any shares of the Common Stock, the Company must meet numerous organizational, financial, and reporting criteria, including the ability to engage in the contemplated transactions, unrestrained trading of the Common Stock on the Principal Exchange, effectiveness of the Company's registration statement and certification of corporate authority to engage in the contemplated transactions.

     In addition to conditions precedent which must be satisfied prior to Bristol's obligation to purchase the Common Stock under the Investment Agreement, the total amount of the Common Stock which the Company can require Bristol to purchase may be limited to a percentage of the total shares of the Common Stock outstanding. Under the Investment Agreement, Bristol may refuse to purchase the Common Stock, as requested in a properly delivered Put Notice, if the purchase of the Common Stock would result in Bristol beneficially owning more than 4.9 percent of the Common Stock outstanding, determined in accordance with Section 13(d) of the Exchange Act and including shares of the Common Stock acquired pursuant to the Investment Agreement or through unrelated transactions. As a result, it is possible that Bristol's total investment under the Investment Agreement could be limited to an aggregate dollar amount well below $7,000,000. If Bristol only purchases Common Stock pursuant to the Investment Agreement and the market price of such free trading Common Stock remains at May 1-15 prices, the 4.9 percent limitations could limit Bristol's required purchases to an investment in Company Common Stock of approximately $2.2 Million.


     As an illustration, assuming that all of the necessary conditions had been met, the delivery of a Put Notice on April 1, 1998 would have required Bristol to contribute $441,809.06 in exchange for 1,148,152 shares of Common Stock. Pursuant to Section 1.3 of the Investment Agreement, the draw down amount would be determined by taking the product of the number of shares of Common Stock of the Company traded on the principal exchange during the month of March (5,954,300), multiplied by the average of the closing bid prices for the Common Stock during the month of March ($0.53) multiplied by 14 percent. The number of shares to be issued in exchange for the draw down amount of $441,809.06 would be determined by dividing the amount by 74 percent of the lowest sales price for the Common Stock during the 10 trading days prior to April 1, 1998 ($0.52). Based on this calculation, Bristol would be entitled to receive 1,148,152 shares of Common Stock of the Company. In addition to the issuance of shares of Common Stock, Bristol would be entitled, upon receipt of such Put Notice, to warrants entitling Bristol to purchase 137,778 shares of Common Stock at $0.55 per share.

     As a result of this single transaction, and pursuant to the provisions of
Section 13d-3 of the Exchange Act, Bristol would be deemed to hold beneficial ownership in at least 1,285,930 shares of Common Stock, representing 2.7 percent of the Common Stock outstanding as of March 31, 1998.

     The Investment Agreement may be terminated at any time only with the mutual consent of the Company and Bristol. The Investment Agreement shall automatically terminate without any further action of either party when Bristol has invested an aggregate of $7,000,000 in Common Stock pursuant to the Investment Agreement.

     Pursuant to the Investment Agreement, 20,781,250 shares of the Common Stock to be issued to Bristol, including any shares to be issued upon the exercise of the Compensation Warrants, are being registered under the Securities Act pursuant to this Prospectus. The number of shares described in this section includes (i) 18,229,167 Newly Issued Shares; and (ii) 2,552,083 shares to be issued upon the exercise of the Compensation Warrants. The number of Newly Issued Shares and shares underlying Compensation Warrants being registered hereby are generally calculated based on the formula set forth in the Investment Agreement. The formula used to calculate the number of Newly Issued Shares being registered hereunder is as follows: 7,000,000 DIVIDED BY 74 percent x $0.52 (the lowest sales price for the Common Stock on the principal exchange of the Company during the 10 trading days prior to January 30, 1998) = 18,229,167 shares of the Common Stock. The number of shares of the Common Stock underlying the Compensation Warrants was calculated as follows: 18,229,167 X 14 percent = 2,552,083 shares. If the sales price for the Common Stock used in the formula is different than the example of $0.52 contained herein, then the number of Newly Issued Shares and the number of shares underlying the Compensation Warrants will change. However, for the purposes of this Prospectus, the formula price of $0.52 per share is being used. If the sales price is greater than $0.52 per share, a lesser number of shares of the Common Stock will be issued.

                              DESCRIPTION OF SECURITIES

     Under the Company's Articles of Incorporation, the authorized capital stock of the Company consists of 103,000,000 shares, of which 100,000,000 are shares of common stock, par value $0.001 per share (the "Common Stock") and 3,000,000 are shares of preferred stock (the "Preferred Stock"). As of March 31, 1998, 47,162,653 shares of the Common Stock were issued and outstanding, while no shares of the Preferred Stock were issued or outstanding. The Company has reserved 18,229,167 shares of the Common Stock for issuance upon the purchase of the Newly Issued Shares, 2,552,083 shares of the Common Stock for issuance upon the exercise of the Compensation Warrants, 3,840,615 shares of the Common Stock for issuance upon the exercise of the Resale Warrants, and 7,825,000 shares of the Common Stock for issuance upon exercise of the options.


     The following description of certain matters relating to the Common Stock, the Preferred Stock, and the Warrants is a summary and is qualified in its entirety by the provisions of the Company's Articles of Incorporation and Bylaws.

COMMON STOCK

     The holders of the Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. The holders of the Common Stock have the sole right to vote, except as otherwise provided by law or by the Company's Articles of Incorporation, including provisions governing any shares of the Preferred Stock. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the payment of preferential dividends with respect to any shares of the Preferred Stock that from time to time may be outstanding. In the event of the dissolution, liquidation or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities of the Company and subject to the prior distribution rights of the holders of any shares of the Preferred Stock that may be outstanding at that time. All outstanding shares of the Common Stock being registered for resale hereby, will be fully paid and nonassessable. The resale of (i) 2,749,611 shares of the Common Stock issued and outstanding, (ii) 6,525,000 shares of the Common Stock pursuant to the exercise of the Options, and (iii) 18,229,167 shares of the Common Stock with respect to the Newly Issued Shares are being registered hereby.

CUMULATIVE VOTING RIGHTS

     The holders of the Common Stock do not have cumulative voting rights. Accordingly, the holders of more than 50 percent of the issued and outstanding shares of the Common Stock voting for the election of directors can elect all of the directors if they choose to do so, and in such event, the holders of the remaining shares of the Common Stock voting for the election of the directors will be unable to elect any person or persons to the Board of Directors.

PREEMPTIVE RIGHTS


     Pursuant to Title 7, Chapter 79 of the Nevada Revised Statutes, stockholders of corporations organized before October 1, 1991, with certain limited exceptions, have preemptive rights to acquire pro rata unissued shares, treasury shares or securities convertible into such shares, being offered for sale, except to the extent limited or denied by the corporation's articles of incorporation. The Company was incorporated on June 10, 1987, and prior to March 1998, its Articles of Incorporation did not provide for any limitation with respect to preemptive rights. In the various offerings of its securities, the Company did not offer to the existing stockholders preemptive rights to acquire any of the securities so offered. The applicable remedy, if any, for the failure by the Company to offer to its stockholders the preemptive rights is not certain after the passage of time and Common Stock price fluctuations. If a stockholder were to timely demand preemptive rights for a particular non-excepted prior sale, the Company might be required in equity to sell additional Common Stock to complaining stockholders at previously offered prices to enable a stockholder exercising such rights to maintain its ownership percentage for prior sales that would effect preemptive rights. To the extent that any stockholders were entitled to the right to purchase shares of the Common Stock upon the exercise of any such preemptive rights, the Company plans to allow any such requesting stockholders the right to purchase their pro rata amount of such shares at the same price per share to which they would have been entitled if such preemptive rights had been offered in conformity with Nevada law. Any such offering of preemptive rights will be in conformity with the Securities Act and the various states where any such stockholders may be located. If any shareholders were to exercise their preemptive rights within the applicable statute of limitations for any non-excepted sales of securities prior to March 1998, the percentage interests of investors may be diluted by any such sales of additional securities and the contributions to the Company from such sales, if required to be offered at the price of previous issuances and if such price is below the current market value, could result in contributions to the Company at a per share contribution less than the current market value. The Company cannot speculate whether any shareholders would elect such preemptive rights, if the statute of limitations has not barred such rights, or how much additional capital would be raised or how many shares would be issued or whether other remedies would be available. Thus, the Company assigns no liability to this contingency. As of the date of this Prospectus, management is not aware of any stockholder who intends to make any claim with respect to the failure by the Company to offer any such preemptive rights. On February 4, 1998, a majority of the stockholders, by written consent, voted to amend the Articles of Incorporation of the Company to deny preemptive rights with respect to each new issuance of shares of the Common Stock.
However, the amendment to the Articles of Incorporation will have no effect with respect to preemptive rights which may have existed for certain sales of Common Stock prior to such amendment.


PREFERRED STOCK

     The Board of Directors is authorized, without action by the holders of the Common Stock, to provide for the issuance of the Preferred Stock in one or more series, to establish the number of shares to be included in each series and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. This includes, among other things, voting rights, conversion privileges, dividend rates, redemption rights, sinking fund provisions and liquidation rights which shall be superior to the Common Stock. The issuance of one or more series of the Preferred Stock could adversely affect the voting power of the holders of the Common Stock and could have the effect of discouraging or making more difficult any attempt by a person or group to attain control of the Company. As of the date of this Prospectus, there are no shares of the Preferred Stock issued and outstanding.

WARRANTS

     PRIVATE PLACEMENT WARRANTS. During the period from November 1995 though February 1996, in connection with a private placement of 2,000,000 shares of the Common Stock at $1.00 per share, the Company also granted to the investors warrants to acquire an equal number of shares at $5.00 per share for a two-year period. Warrants for an additional 203,150 shares of the Common Stock were issued to the investors in the private placement in

September 1996 due to the failure by the Company to file a registration statement covering the shares of the Common Stock offered in the private placement. These additional warrants were likewise exercisable at $5.00 per share. In the spring of 1997, the Company effected a further settlement with investors in the private placement regarding the Company's obligation to register the shares of the Common Stock offered in the private placement. The terms of the settlement provided that certain investors would turn in the warrants held at that time in exchange for warrants equal to one and one-half times the warrants held at a new exercise price of $2.50 per share. Due to the various settlements effected by the Company, as of February 6, 1998 such investors held warrants which upon exercise would represent 3,273,950 shares of the Common Stock (the"PPM Warrants").

     DEBENTURE WARRANTS. In connection with the purchase of the Company's 6% Convertible Debenture, (which was fully converted and canceled by the Company on February 6, 1998) on August 15, 1996 the Company issued a warrant for 100,000 shares of the Common Stock at $2.00 per share which expires on August 15, 2001 (the "6% Convertible Debenture Warrant"). In connection with the purchase of the Company's 8% Convertible Debenture, on March 13, 1997 the Company issued a warrant for 50,000 shares of the Common Stock at $1.50 per share which expires on March 13, 2002 (the "8% Convertible Debenture Warrant").

     AMBIENT WARRANTS. As additional compensation to Ambient Capital Group, Inc. ("Ambient") for providing services relating to capital structure strategies and the revision of the Company's business plan, the Company issued Ambient 83,333 warrants on October 29, 1997 (the "Ambient Warrants"). The Ambient Warrants entitle the holder to purchase five shares of the Common Stock at $0.72 per share for each warrant issued. The Ambient Warrants are valid for a period of four years from the date of issuance.

     The resale of 3,273,950 shares of the Common Stock underlying the PPM Warrants, 100,000 shares of the Common Stock underlying the 6% Convertible Debenture Warrant, 50,000 shares of the Common Stock underlying the 8% Convertible Debenture Warrant and 416,665 shares of Common Stock underlying the Ambient Warrants (collectively, the "Resale Warrants") is being registered hereby pursuant to registration rights granted to the holders thereof. The Company has agreed to pay all expenses in connection with such registration, except for underwriting discounts and commissions and legal fees for counsel to the holders.

     COMPENSATION WARRANTS. In conjunction with purchase of the Newly Issued Shares under the Investment Agreement, Bristol shall generally be issued warrants to purchase a number of shares of the Common Stock equal to 12 percent of the number of Newly Issued Shares purchased at each closing at an initial exercise price equal to 100 percent of the average closing sales price for the Common Stock on the Principal Exchange during the Look Back Period (the "Compensation Warrants"). See "Principal Stockholders - Bristol Asset Management, L.L.C. Investment Agreement." The Compensation Warrants will expire five years from the date of issuance. The resale of 2,552,083 shares of the Common Stock underlying the Compensation Warrants is being registered pursuant to this Prospectus.

CANCELED SHARES

     As a result of an internal audit conducted by the Company's management, including a review of all stock transactions within the past four years, the Board of Directors approved the cancellation of 5,897,960 shares of the Common Stock during 1997. The shares of the Common Stock were canceled for various reasons, including failure of consideration, duplicative issuances, and the disparity in value between the number of shares issued and the services rendered to the Company by the respective stockholders. The cancellations have been effected by the Transfer Agent as follows:



                         NAME                         NUMBER OF SHARES CANCELED
                         ----                         -------------------------
          Thermal Imaging, Inc (1).............                4,330,000
          PDH, Ltd (2). .......................                  467,260
          Bin Zhou (3) ........................                  250,000
          Richard Thompson (4) ................                  500,000
          Maxwell Rabb (4) ....................                  250,000
          Robert Gray (4) .....................                  100,000
          Bruce Huddleston (5) ................                      700



(1) Several stock issuances to Thermal Imaging, Inc., an Affiliate of Mr. Johnston, were canceled due to failure of consideration. The cancellations included the following: (i) cancellation of 300,000 shares of the Common Stock originally issued on February 22, 1995 as a finder's fee relating to funding which never materialized; (ii) cancellation of 1,400,000 shares of the Common Stock originally issued on September 22, 1995 in anticipation of cash contributions to the Company which never materialized due to the breach by its intended funding source; (iii) cancellation of 630,000 shares of the Common Stock originally issued on April 18, 1996 due to the fact that the shares had been directly issued to Dorex shareholders in settlement of claims for which Thermal Imaging, Inc. had assumed liability pursuant to the Assumption of Liability Agreement (the Company canceled certificates totaling 700,000 shares of the Common Stock and re-issued a certificate to Thermal Imaging, Inc. representing 70,000 shares of the Common Stock); and (iv) cancellation of 2,000,000 shares of the Common Stock originally issued on February 27, 1997 in anticipation of cash contributions to the Company which never materialized.

(2) The Company formally canceled 167,260 shares of the Common Stock originally issued to PDH, Ltd. on November 18, 1996 due to the fact that the value of the shares issued was in excess of the value of the services rendered to the Company. In addition, the Company canceled and set-off 300,000 shares of the Common Stock originally issued on April 4, 1996 against approximately 300,000 shares of the Common Stock due to PDH, Ltd. for services rendered and expenses incurred through June 30, 1997. The cancellation was to due to the fact that the value of the shares issued exceed the value of the services rendered to the Company. Due to the fact that the set-off was made against unissued shares of the Common Stock, the transaction did not involve the formal cancellation of additional certificates.
(3) Pursuant to an understanding reached between the Company and Dr. Ben Zhou, a former director of the Company, Zhou was to receive 250,000 shares of the Common Stock in the event the China Project was implemented by November 1997. The China Project was not implemented by November 1997. The parties never executed a written document to memorialize the agreement. While the minutes of the Company evidence that the 250,000 shares of the Common Stock have been recorded as issued, delivery of the certificates never took place, consistent with the Company's representation and understanding that the shares would not be earned until first revenues were generated from the delivery and installation of CTI systems in China. The Company's position was clarified in letters to Zhou dated June 1996 and January 1997.

(4) The Company has taken action to cancel certain stock certificates that were conditionally issued and delivered to Richard Thompson, a former director of the Company, and Maxwell Rabb and Robert Gray, both consultants to the Company. The Company conditionally issued shares of the Common Stock to Thompson (1,000,000), Rabb (275,000) and Gray (100,000) based on Thompson's representation that he had arranged large scale financing by SPRINT and another proposed contributor. Relying on Thompson's representations that such agreements had been reached, the shares were issued and delivered directly to Thompson. When the Company discovered that no financing agreements had been reached with SPRINT, the Company demanded return of the certificates from Thompson. After numerous attempts to persuade Thompson to return the certificates, the Board of Directors canceled the certificates, along with other certificates issued to Rabb and Gray by resolutions adopted on February 18, 1997 and April 21, 1997. As of the date of this Prospectus, the certificates have not been returned. Unfortunately, Mr. Thompson pledged one of the certificates, Certificate No. 8313, to a lender in January 1997, who claims to be a protected purchaser under the Uniform Commercial Code. An agreement has been reached to permit the lender to liquidate the number of shares required to satisfy the outstanding indebtedness and recoverable costs secured by the shares, which shares have been liquidated and the balance of the shares 48,000 have been returned to the Company's Transfer Agent who intends to interplead them to resolve the Company's right to cancel such shares.

(5) The Company canceled these shares of the Common Stock due to the failure of consideration.


STOCK NOT PAID UP

     On February 28, 1996 the Company accepted a "Personal Note - Secured" (the "Note") in the principal amount of $525,000 from Daron Dillia d/b/a Manhattan Financial Group ("MFG") in exchange for the issuance of 525,000 units (one unit = one share of the Common Stock and one warrant) offered by the Company in conjunction with its Private Placement Memorandum dated November 13, 1995. The Note matured on February 28, 1997 and interest has been accruing on the outstanding amount due since such date at a rate of nine percent per annum. The terms of the Note also provide that the amount due will be secured by the 525,000 units issued to MFG which shall be held by the Company until the Note is paid in full. Pursuant to an agreement between MFG and Benjamin W. and Nancy L.

Anderson which was incorporated into the terms of the Note (the "Collateral Guarantee"), the Andersons' pledged 500,000 shares of the Common Stock and 200,000 units as additional security under the Note. As consideration under the Collateral Guarantee, MFG agreed to transfer 200,000 shares of the Common Stock from the 525,000 units acquired pursuant to the Note to the Andersons.

     In accordance with N.R.S. 78.211, the Company may authorize the issuance of shares in consideration of any tangible or intangible property or benefit delivered to the Company, including promissory notes. Upon receipt of the consideration for which the Board of Directors authorized the issuance of the shares, the shares issued therefor are fully paid. An issuance of 325,000 shares to Daron C. Dillia and 200,000 shares to Benjamin or Nancy Anderson was approved by the Board of Directors on February 29, 1996 in consideration for "money received as a result of the Private Placement Memorandum dated November 13, 1995." According to management, the certificates representing all shares and warrants issued in connection with the Note are held by the Company.

     As of the date of this Prospectus no payments have been made by MFG towards the outstanding indebtedness due under the Note, nor has the Company made any effort to collect such amounts.

CERTAIN PROVISION OF THE ARTICLES OF INCORPORATION AND BYLAWS

     GENERAL. A number of provisions of the Articles of Incorporation ("Articles") and Bylaws ("Bylaws") of the Company concern matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of the Board of Directors to issue shares of the Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain stockholders may deem to be in their best interests). To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the Common Stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of the Board of Directors to issue the Preferred Stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by the stockholders, even if such removal or assumption would be beneficial to the stockholders of the Company. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of the stockholders, and could potentially depress the market price of the Common Stock. The Board of Directors believes that these provisions are appropriate to protect the interests of the Company and all of its stockholders.

     MEETINGS OF STOCKHOLDERS. The Bylaws provide that a special meeting of the stockholders may be called by the Chairman of the Board, the President, the Board of Directors, or the holders of not less than 10 percent of the outstanding shares of the capital stock of the Company entitled to vote at such a meeting unless otherwise required by law. The Company's Bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at the special meeting.

     INDEMNIFICATION AND LIMITATION OF LIABILITY. The Company's Articles provide that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for any act or omission in good faith. By its terms, and in accordance with applicable state law, however, this provision does not eliminate or limit the liability of a director of the Company for any breach of duty based upon an act or omission (i) involving appropriation in violation of duty of any business opportunity of the Company, (ii) involving acts or omissions that are not in good faith or which involve intentional misconduct or a knowing violation of the law, or (iii) involving unlawful distributions or transactions from which the director derived an improper personal benefit. The Articles provide further that the Company shall indemnify its directors, except in such matters as to which the director shall be adjudged liable for his own negligence or intentional misconduct in the performance of his duty. A similar indemnification and limitation of liability provision in the Company's Bylaws also extends such protection to officers of the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company is aware that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     AMENDMENT OF BYLAWS. The Bylaws provide that the Bylaws may be altered, amended or repealed by the Board of Directors or the stockholders of the Company. Such action by the Board of Directors requires the affirmative vote of a majority of the directors present at such meeting.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

     Until the issuance of all of the shares of the Common Stock covered by the Warrants, the Options, and the Debenture, the Company's authorized but unissued capital stock will consist of approximately 55,431,025 shares of the Common Stock. One of the effects of the authorized but unissued capital stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest or otherwise, and thereby to protect the continuity of the Company's management. If in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal was not in the Company's best interests, such shares could be issued by the Board of Directors without stockholder approval in one or more private or public offerings or other transactions that might prevent or render more difficult or costly the completion of the proposed takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group, by creating a substantial voting block of institutional or other investors that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. In this regard, the Company's Articles grant the Board of Directors broad power to establish the rights and preferences of the authorized, but unissued Preferred Stock, one or more series of which would be issued entitling holders to vote separately as a class on any proposed merger or consolidation, to convert Preferred Stock into a larger number of shares of the Common Stock or other securities, to demand redemption at a specified price under prescribed circumstances related to a change in control, or to exercise other rights designed to impede a takeover.

     The issuance of shares of the Preferred Stock pursuant to the Board's authority described above could decrease the amount of earnings and assets available for distribution to holders of the Common Stock, and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of the Company. The Board of Directors does not currently intend to seek stockholder approval prior to any issuance of authorized, but unissued stock, unless otherwise required by law.

TRANSFER AGENT

     The Company's transfer agent for the Common Stock is Merit Transfer Company, 68 South Main Street, Suite 708, Salt Lake City, Utah 84101.

                    PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS

     This Prospectus relates to the aggregate resale of 33,896,476 shares of Common Stock which may be sold by Selling Stockholders. The shares of Common Stock to be resold include (i)18,229,167 shares to be purchased by an unrelated third party investor (the "Newly Issued Shares");(ii) 2,552,083 shares to be issued upon the exercise of warrants to be issued to such investor (the "Compensation Warrants");(iii) 2,749,611 shares issued and outstanding; (iv) 3,840,615 shares underlying outstanding warrants (the "Resale Warrants"); and
(v) 6,525,000 shares underlying outstanding options (sometimes hereinafter collectively referred to as the "Options").


     The following tables set forth certain information with respect to the resale of the Common Stock by the Selling Stockholders as described in this Prospectus. The Company will not receive any proceeds from the resale of Common Stock by the Selling Stockholders. However, the Company will receive the proceeds from the sale of the Newly Issued Shares, the exercise price per share upon the exercise of the Resale Warrants, the Compensation Warrants and the Options.


        RESALE BY SELLING STOCKHOLDERS OF SHARES CURRENTLY OUTSTANDING ("S"); SHARES TO BE ISSUED AS NEWLY ISSUED SHARES ("NS") AND SHARES UNDERLYING RESALE WARRANTS ("W"), COMPENSATION WARRANTS ("CW"), AND OPTIONS ("O").



                                                              SHARES                                SHARES
                                                           BENEFICIALLY                           BENEFICIALLY
                                                              OWNED                AMOUNT            OWNED
                    STOCKHOLDER                          BEFORE RESALE (1)       OFFERED (2)      AFTER RESALE      PERCENTAGE
                    -----------                          -----------------       -----------      ------------      ----------
     Fritz Abendroth (W)                                        61,875               61,875            -0-             -0-
     Ambient Capital Group, Inc. (S)                            83,333               83,333            -0-             -0-
     Ambient Capital Group, Inc. (W)                           416,665              416,665            -0-             -0-
     Benjamin or Nancy Anderson (S)                            600,000              600,000        600,000             -0-
     Benjamin Anderson (W)                                     568,750              568,750        568,750             1.3
     Jeremy Brent Andrus (W)                                    60,500               60,500            -0-             -0-
     Mary Ellen Ashby (W)                                       45,375               45,375            -0-             -0-
     Lynn Beckman (W)                                           41,250               41,250            -0-             -0-
     Randall S. Benson (W)                                      20,625               20,625            -0-             -0-
     Joanne L. Bingo (W)                                        94,875               94,875            -0-             -0-
     Charles W. Brinkman (W)                                    41,250               41,250            -0-             -0-
     Bristol Asset Management, L.L.C. (NS)                  18,229,167           18,229,167            -0-             -0-
     Bristol Asset Mangement, L.L.C. (CW)                    2,552,083            2,552,083            -0-             -0-
     Cameron Capital, Ltd. (W)                                 150,000              150,000            -0-             -0-
     Brent L. Cox (W)                                           41,250               41,250            -0-             -0-
     Crown Development, Inc. (W)                                82,500               82,500            -0-             -0-
     Cheryl Demler (S)                                          10,000               10,000            -0-             -0-
     Cheryl Demler (W)                                           7,150                7,150            -0-             -0-
     Daron C. Dillia (W)                                       700,000              700,000        700,000             1.5
     Kenneth M. Dodd (O)                                       500,000              500,000        500,000             1.0
     Misty Dorman (W)                                           25,410               25,410            -0-             -0-
     Donna L. Doxey (W)                                         82,500               82,500            -0-             -0-
     Robert A. Dresser (S)                                     138,000              138,000            -0-             -0-
     Douglas Emery (S)                                          12,000               12,000            -0-             -0-
     Sylvia Epstein (S)                                         50,000               50,000            -0-             -0-
     Dennis W. Ferchland (W)                                    20,625               20,625            -0-             -0-
     David Finney (S)                                           96,000               96,000            -0-             -0-
     Merrill Fowler (S)                                         50,000               50,000            -0-             -0-
     Jack Gately (S)                                            50,000               50,000            -0-             -0-
     Ursula Anne Gately (S)                                      7,000                7,000            -0-             -0-
     Joseph K. Grote (W)                                        41,250               41,250            -0-             -0-



                                                              SHARES                                SHARES
                                                           BENEFICIALLY                           BENEFICIALLY
                                                              OWNED                AMOUNT            OWNED
                    STOCKHOLDER                          BEFORE RESALE (1)       OFFERED (2)      AFTER RESALE      PERCENTAGE
                    -----------                          -----------------       -----------      ------------      ----------
     Sandra Hale (S)                                             15,000               15,000            -0-             -0-
     Bruce B. Hall (W)                                           41,250               41,250            -0-             -0-
     Willard Harpster (O)                                       275,000              275,000            -0-             -0-
     Gerald Lynn Hayward (W)                                     41,250               41,250            -0-             -0-
     Darrell J. Horne (W)                                        82,500               82,500            -0-             -0-
     Soon-Yon Jin (W)                                            41,250               41,250            -0-             -0-
     Lance J. Larson (W)                                         41,250               41,250            -0-             -0-
     Manhattan Financial Group (S)                              600,000              600,000        600,000             1.1
     Manhattan Financial Group (O)                            2,000,000            2,000,000      2,000,000             4.1
     Masahisa Masuda (W)                                        330,000              330,000            -0-             -0-
     Brad Mefford (W)                                            41,250               41,250            -0-             -0-
     Meto Miteff (S)                                              6,752                6,752            -0-             -0-
     Orlando Nickerson (W)                                       41,250               41,250            -0-             -0-
     Stephen A. Oliver Trust (W)                                 20,625               20,625            -0-             -0-
     David Packer (O)                                           500,000              500,000        500,000             1.0
     PDH, Ltd. (S)                                              933,926              933,926        933,926             1.9
     Carol T. Racine (W)                                         33,750               33,750            -0-             -0-
     Max B. Reece (W)                                            41,415               41,415            -0-             -0-
     Max & Gayle Reece (JTWROS) (S)                                 100                  100            -0-             -0-
     Steven M. Rhodes (W)                                        20,625               20,625            -0-             -0-
     James P. Roake (W)                                         123,750              123,750            -0-             -0-
     Susan D. Scott (W)                                          20,625               20,625            -0-             -0-
     Larry R. Sears (W)                                          41,250               41,250            -0-             -0-
     Richard V. Secord (O)                                    3,250,000            3,250,000      3,250,000             6.4
     Peter P. Smith (W)                                          41,250               41,250            -0-             -0-
     Gerald N. Stanley (W)                                       41,250               41,250            -0-             -0-
     Richard Stevens (S)                                          2,500                2,500            -0-             -0-
     Jack M. & Geraldean Stevens (JTWROS)(W)                     82,500               82,500            -0-             -0-
     Richard M. & Carolyn Stevens (JTWROS)(W)                    41,250               41,250            -0-             -0-
     David D. Stewart (W)                                        41,250               41,250            -0-             -0-
     Ross D. Stokes (W)                                          25,000               25,000            -0-             -0-
     Bee Bee Tan (W)                                             41,250               41,250            -0-             -0-
     Charles Howard Thomas (W)                                   28,600               28,600            -0-             -0-
     Daniel G. Thomas (W)                                        27,500               27,500            -0-             -0-
     Eric Wagner and Jeri Wagner (S)                              4,000                4,000            -0-             -0-
     Alice G. Watts (S)                                           1,000                1,000            -0-             -0-
     Harold Werth, Jr. (S)                                       40,000               40,000            -0-             -0-
     Harold Werth, Jr. (W)                                        6,875                6,875            -0-             -0-
     Louis Woodworth (S)                                         50,000               50,000            -0-             -0-



*    Less than one percent.

(1) Shares Beneficially Owned Before Resale include shares of the Common Stock underlying outstanding Resale Warrants ("W"), Options ("O"), Compensation Warrants ("CW") and Newly Issued Shares ("NS").


(2) Shares offered include outstanding shares of the Common Stock subject to the restrictions of the Securities Act and held by the Selling Stockholder less than two years as of the date of this Prospectus, and shares of the Common Stock underlying outstanding Resale Warrants ("W"), Options ("O"), Compensation Warrants ("CW") and Newly Issued Shares ("NS").


     The 33,896,476 shares of the Common Stock offered by the Selling Stockholders for resale may be sold by the Selling Stockholders from time to time as market conditions permit in the market, or otherwise at prices and terms then prevailing or at prices related to the current market price, or in negotiated transactions. The Selling Shareholders may sell their shares in unsolicited ordinary brokerage transactions or privately negotiated transactions between the Selling Stockholders and purchasers without a broker.

     A current prospectus must be in effect at the time of the sale of the Common Stock to which this Prospectus relates. Any Selling Stockholder or dealer effecting a transaction in the registered securities, whether or not participating in a distribution, is required to deliver a Prospectus. Unless otherwise exempted, Selling Stockholders and their agents engaged in the resale of Common Stock may be deemed underwriters under the Securities Act of 1933.

                                    LEGAL MATTERS

     Certain legal matters relating to the issuance and resale of shares hereby will be passed upon for the Company by Looper, Reed, Mark & McGraw, Incorporated, Houston, Texas.

                                       EXPERTS

     The Consolidated Financial Statements and schedules for the years ended June 30, 1997 and 1996, and for the period from inception, June 30, 1987, to June 30, 1997 included in this Prospectus and in the Registration Statement have been audited by Ham, Langston & Brezina, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                          CONSOLIDATED FINANCIAL STATEMENTS
                        WITH REPORT OF INDEPENDENT ACCOUNTANTS
                AS OF AND FOR THE YEARS ENDED JUNE 30, 1997 AND 1996,
                  AND FOR THE PERIOD FROM INCEPTION, JUNE 10, 1987,
                                   TO JUNE 30, 1997

                          COMPUTERIZED THERMAL IMAGING, INC.
                       (A CORPORATION IN THE DEVELOPMENT STAGE)
                                  TABLE OF CONTENTS

                                      ----------


                                                                       Page(s)
                                                                       -------
Report of Independent Accountants                                       F-3

Consolidated Financial Statements:

  Consolidated Balance Sheet as of June 30, 1997
    and 1996                                                            F-4

  Consolidated Statement of Operations for the years
    ended June 30, 1997 and 1996, and for the period
    from inception, June 10, 1987, to June 30, 1997                     F-5

  Consolidated Statement of Stockholders' Equity (Deficit)
    for the years ended June 30, 1997 and 1996, and for
    the period from inception, June 10, 1987, to June 30,
    1997                                                                F-6

  Consolidated Statement of Cash Flows for the years
    ended June 30, 1997 and 1996, and for the period
    from inception, June 10, 1987, to June 30, 1997                     F-10

Notes to Consolidated Financial Statements                              F-12


                          REPORT OF INDEPENDENT ACCOUNTANTS



To the Stockholders of Computerized Thermal Imaging, Inc.:

We have audited the accompanying consolidated balance sheet of Computerized Thermal Imaging, Inc. (a development stage enterprise) as of June 30, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for the years then ended, and for the period from inception, June
10, 1987, to June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Computerized Thermal Imaging, Inc. as of June 30, 1997 and 1996, and the results of its operations and its cash flows for the years then ended and for the period from inception, June 10, 1987, to June 30, 1997, in conformity with generally accepted accounting principles.


As described in Note 13, since its inception the Company has undertaken various private placements and other offerings of its common stock without offering this existing stockholders preemptive rights to acquire common stock so offered. Neither the likelihood of claims nor the range of loss that could arise from this matter is presently determinable. Accordingly, the financial statements do not include any adjustments that might result from the outcome of this uncertainty.


The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements and discussed in Note 15, the Company has incurred significant recurring losses from operations since inception, is in a negative working capital and stockholders' deficit position at June 30, 1997, and is dependent on outside sources of financing for continuation of its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to this matter are also discussed in Note 15. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                /s/ Ham, Langston & Brezina, LLP


Houston, Texas
February 20, 1998, except
Note 14 as to which the date
is May 10, 1998

                  COMPUTERIZED THERMAL IMAGING, INC. AND SUBSIDIARY
                       (A CORPORATION IN THE DEVELOPMENT STAGE)
                              CONSOLIDATED BALANCE SHEET
                                JUNE 30, 1997 AND 1996

                                      ----------


                                                                                                                   1996
                                                                                                               AS RESTATED
                                     ASSETS                                                     1997           (SEE NOTE 2)
                                                                                            -----------       --------------
Current assets:
  Cash and cash equivalents                                                                    $193,852             $163,928
  Deposits                                                                                        2,204                  -
                                                                                            -----------       --------------
Total current assets                                                                            196,056              163,928
                                                                                            -----------       --------------
Property and equipment, net                                                                     350,729              506,671
Software development costs, net                                                               1,493,868              100,375
Stock offering and debt issuance costs, net                                                     217,084                  -
                                                                                            -----------       --------------
Total assets                                                                                 $2,257,737             $770,974
                                                                                            -----------       --------------
                                                                                            -----------       --------------
                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable                                                                             $936,964             $127,066
  Accrued liabilities                                                                           254,602               99,608
  Current maturities of convertible debentures                                                  479,882                  -
                                                                                            -----------       --------------
Total current liabilities                                                                     1,671,448              226,674

Convertible debentures, net of current maturities                                               675,000                  -
                                                                                            -----------       --------------
Total liabilities                                                                             2,346,448              226,674
                                                                                            -----------       --------------
Commitment and contingencies (Notes 6, 11, 13 and 14)

Stockholders' equity (deficit):
  Convertible preferred stock, $5.00 par value, 100,000 shares authorized                      -                  -
  Common Stock, $0.001 par value, 100,000,000 shares authorized,
   35,870,413 and 33,097,316 shares issued and outstanding
   at June 30, 1997 and 1996, respectively                                                       35,738               32,907
  Additional paid-in capital                                                                 13,410,573           11,933,572
  Subscription receivable                                                                      (525,000)            (525,000)
  Losses accumulated during the development stage                                           (13,010,022)         (10,897,179)
                                                                                            -----------       --------------
Total stockholders' equity (deficit)                                                           (88,711)              544,300
                                                                                            -----------       --------------
Total liabilities and stockholders' equity (deficit)                                         $2,257,737             $770,974
                                                                                            -----------       --------------
                                                                                            -----------       --------------


                     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
                     OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                  COMPUTERIZED THERMAL IMAGING, INC. AND SUBSIDIARY
                       (A CORPORATION IN THE DEVELOPMENT STAGE)
                         CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE YEARS ENDED JUNE 30, 1997 AND 1996 AND
            FOR THE PERIOD FROM INCEPTION, JUNE 10, 1987, TO JUNE 30, 1997

                                      ----------


                                                               YEAR ENDED
                                                              JUNE 30, 1996
                                              YEAR ENDED       AS RESTATED          INCEPTION TO
                                            JUNE 30, 1997     (SEE NOTE 2)          JUNE 30, 1997
                                            -------------     -------------         -------------
Income:
  Interest income                                   $5,762           $9,869                $  16,576
  Income from sale of prototype                     55,815          125,000                  180,815
                                               -----------      -----------             ------------
   Total income                                     61,577          134,869                  197,391
                                               -----------      -----------             ------------

Costs and expenses:
  Operating, general and administrative
     expenses                                    1,727,879        2,491,090               10,744,028
  Research and development costs                   359,873            1,811                  791,994
  Interest expense                                  86,668           11,938                1,157,011
  Litigation settlement                            -                508,280                  514,380
                                               -----------      -----------             ------------
   Total costs and expenses                      2,174,420        3,013,119               13,207,413
                                               -----------      -----------             ------------

Net loss                                       $(2,112,843)     $(2,878,250)            $(13,010,022)
                                               -----------      -----------             ------------
                                               -----------      -----------             ------------


Weighted average shares outstanding             33,803,045       30,875,600
                                               -----------      -----------
                                               -----------      -----------

Net loss per common share                           $(0.06)          $(0.09)
                                               -----------      -----------
                                               -----------      -----------


                     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
                     OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                  COMPUTERIZED THERMAL IMAGING, INC. AND SUBSIDIARY
                       (A CORPORATION IN THE DEVELOPMENT STAGE)
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                   FOR THE YEARS ENDED JUNE 30, 1997 AND 1996, AND
            FOR THE PERIOD FROM INCEPTION, JUNE 10, 1987 TO JUNE 30, 1997

                                      ----------


                                                                                                              LOSSES
                                                                                                              ACCUMULATED
                                           PREFERRED STOCK        COMMON STOCK      ADDITIONAL                DURING THE
                                           ----------------    -------------------  PAID-IN     SUBSCRIPTION  DEVELOPMENT
                                           SHARES   AMOUNT     SHARES       AMOUNT  CAPITAL     RECEIVABLE    STAGE          TOTAL
                                           ------   ------     ------       ------  -------     ----------    -----          -----
Balance at inception, June 10, 1987          -      $  -          -      $     -    $     -      $     -       $  -         $   -

Stock issued for cash to founding
  stockholders in 1987                       -         -     5,000,000        5,000       -            -          -            5,000

Stock issued for cash in connection
  with a public offering of common
  stock in 1988                              -         -     5,000,000        5,000     14,562         -          -           19,562

Stock issued for cash in connection with
  a Regulation D offering of common
  stock in 1989                              -         -        80,000           80    249,930         -          -          250,010

Stock issued for services in 1990            -         -       500,000          500    254,500         -          -          255,000

Stock issued for cash in connection with
  a Regulation D offering of common
  stock in 1991                              -         -       180,000          180     89,820         -          -           90,000

Stock issued for services in 1991            -         -     3,240,000        3,240  1,616,760         -          -        1,620,000

Stock issued for services in 1992            -         -     4,860,000        4,860    578,340         -          -          583,200

Stock issued for services in 1993            -         -     1,134,500        1,134     82,726         -          -           83,860

Stock issued for extension of
  debt agreement in 1993                     -         -         9,000            9        691         -          -              700

Stock issued in connection with
  claims by certain stockholders
  in 1993                                    -         -         1,000            1         59         -          -               60

Stock issued for cash in 1994                -         -       387,000          387     25,613         -          -           26,000


                     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
                     OF THESE CONSOLIDATED FINANCIAL STATEMENTS.
                                      CONTINUED

                  COMPUTERIZED THERMAL IMAGING, INC. AND SUBSIDIARY
                       (A CORPORATION IN THE DEVELOPMENT STAGE)
         CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT), CONTINUED
                   FOR THE YEARS ENDED JUNE 30, 1997 AND 1996, AND
            FOR THE PERIOD FROM INCEPTION, JUNE 10, 1987 TO JUNE 30, 1997

                                      ----------

                                                                                                              LOSSES
                                                                                                              ACCUMULATED
                                         PREFERRED STOCK          COMMON STOCK       ADDITIONAL               DURING THE
                                        -----------------     --------------------   PAID-IN   SUBSCRIPTION   DEVELOPMENT
                                        SHARES     AMOUNT     SHARES        AMOUNT   CAPITAL   RECEIVABLE     STAGE         TOTAL
                                        ------     ------     ------        ------   -------   ------------   -----------   -----
Stock issued for services in 1994          -          -      1,485,660        1,486    149,148          -         -         150,634

Stock issued for extension of
  debt agreement in 1994                   -          -          9,000            9        591          -         -             600

Stock issued in connection with
  claims by certain stockholders
  in 1994                                  -          -         51,000           51      5,989          -         -           6,040

Preferred stock issued in connection
  with certain loans made
  to the Company in 1994                 47,000    235,000        -            -          -             -         -         235,000

Stock issued for cash in 1995              -          -        679,202          680    407,995          -         -         408,675

Stock issued for services in  1995         -          -      3,506,461        3,506  3,049,200          -         -       3,052,706

Stock issued to convert certain
  notes payable in 1995                    -          -        702,400          702    117,941          -         -         118,643

Conversion of preferred stock to
  common stock in 1995                  (42,000)  (210,000)    124,600          125    209,875          -         -             -

Losses accumulated during the
  period from inception, June 10,
  1987, to June 30, 1995                   -          -           -            -          -             -   (8,018,929)  (8,018,929)
                                        -------    -------  ----------       ------  ---------     -------   ---------    ---------
Balance at June 30, 1995, as
  restated (See Note 2)                   5,000     25,000  26,949,823       26,950  6,853,740          -   (8,018,929)  (1,113,239)
                                        -------    -------  ----------       ------  ---------     -------   ---------    ---------


                     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
                     OF THESE CONSOLIDATED FINANCIAL STATEMENTS.
                                      CONTINUED

                  COMPUTERIZED THERMAL IMAGING, INC. AND SUBSIDIARY
                       (A CORPORATION IN THE DEVELOPMENT STAGE)
         CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT), CONTINUED
                   FOR THE YEARS ENDED JUNE 30, 1997 AND 1996, AND
            FOR THE PERIOD FROM INCEPTION, JUNE 10, 1987 TO JUNE 30, 1997

                                      ----------


                                                                                                                LOSSES
                                                                                                                ACCUMULATED
                                         PREFERRED STOCK          COMMON STOCK       ADDITIONAL                 DURING THE
                                        -----------------     --------------------   PAID-IN     SUBSCRIPTION   DEVELOPMENT
                                        SHARES     AMOUNT     SHARES        AMOUNT   CAPITAL     RECEIVABLE     STAGE        TOTAL
                                        ------     ------     ------        ------   ----------  ------------   -----------  -----
Stock issued for cash in connection
  with a Regulation D
  offering of common stock                --         --     1,462,600        1,463    1,461,137          --          --    1,462,600

Stock issued for a note receivable
  in connection with a
  Regulation D offering of
  common stock                            --         --       525,000          525      524,475      (525,000)       --         --

Stock issued for offering costs
  in connection with a Regulation
  D offering of common stock              --         --        53,650           53          (53)         --          --         --

Stock issued in connection with
  the settlement of a note payable
  to an individual                        --         --       734,942          735      721,345          --          --      722,080

Stock issued in connection with
  the settlement of claims by
  certain stockholders                    --         --       578,000          578      507,702          --          --      508,280

Conversion of preferred stock           (5,000)   (25,000)     14,700           14       24,986          --          --         --

Stock issued in repayment of
  certain notes payable and
  interest expense                        --         --       146,590          147      153,060          --          --      153,207


                       THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
                       OF THESE CONSOLIDATED FINANCIAL STATEMENTS.
                                       CONTINUED

                  COMPUTERIZED THERMAL IMAGING, INC. AND SUBSIDIARY
                       (A CORPORATION IN THE DEVELOPMENT STAGE)
         CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT), CONTINUED
                   FOR THE YEARS ENDED JUNE 30, 1997 AND 1996, AND
            FOR THE PERIOD FROM INCEPTION, JUNE 10, 1987 TO JUNE 30, 1997

                                      ----------



                                                                                                     LOSSES
                                                                                                     ACCUMULATED
                                 PREFERRED STOCK       COMMON STOCK        ADDITIONAL                DURING THE
                                ----------------     -----------------     PAID-IN      SUBSCRIPTION DEVELOPMENT
                                SHARES    AMOUNT     SHARES     AMOUNT     CAPITAL      RECEIVABLE   STAGE         TOTAL
                                ------    ------     ------     ------     ---------    ------------ -----------   -----
Stock issued for cash               --      --    1,163,625     1,164        795,306         --           --          796,470

Stock issued for services           --      --    1,277,633     1,278        891,874         --           --          893,152

Net loss accumulated in 1996        --      --         --        --             --           --       (2,878,250)  (2,878,250)
                                ------    ------  ---------    ------     ----------     --------    ------------  ----------
Balance at June 30, 1996, as
  restated (See Note 2)             --      --   32,906,563    32,907     11,933,572     (525,000)   (10,897,179)     544,300

Stock issued as a bonus to inves-
  tors in connection with the
  Company's 1996 Regulation D
  offering of common stock          --      --      211,900       212           (212)        --           --             --

Conversion of debentures to
  common stock                      --      --       98,768        99         64,026         --           --           64,125

Stock issued for cash               --      --    1,833,152     1,833      1,008,376         --           --        1,010,209

Stock issued for services           --      --      687,266       687        404,811         --           --          405,498

Net loss accumulated in 1997        --      --         --        --             --           --       (2,112,843)  (2,112,843)
                                ------    ------  ---------    ------     ----------     --------   ------------   ----------
Balance at June 30 ,1997            --      --   35,737,649   $35,738    $13,410,573    $(525,000)  $(13,010,022)  $  (88,711)
                                ------    ------ ----------   -------    -----------    ---------   ------------   ----------
                                ------    ------ ----------   -------    -----------    ---------   ------------   ----------


                     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
                     OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                  COMPUTERIZED THERMAL IMAGING, INC. AND SUBSIDIARY
                       (A CORPORATION IN THE DEVELOPMENT STAGE)
                         CONSOLIDATED STATEMENT OF CASH FLOWS
                   FOR THE YEARS ENDED JUNE 30, 1997 AND 1996, AND
            FOR THE PERIOD FROM INCEPTION, JUNE 10, 1987, TO JUNE 30, 1997

                                      ----------


                                                        YEAR ENDED
                                                          JUNE 30,
                                          YEAR ENDED       1996           INCEPTION
                                            JUNE 30,    AS RESTATED      TO JUNE 30,
                                             1997       (SEE NOTE 2)        1997
                                          -----------   ------------    ------------
Cash flows from operating activities:
  Net loss                                $(2,112,843)   $(2,878,250)   $(13,010,022)
  Adjustments to reconcile net loss
    to net cash used in operating
    activities:
    Common stock issued as compensation
      for services                            405,498        893,152       7,044,050
    Common stock issued for interest
      expense                                   2,105         11,147         267,765
    Common stock issued in settlement
      of litigation                                --        508,280         514,380
    Depreciation expense                      186,274         87,625         284,548
    Amortization of debt issuance costs        43,418             --          53,418
    Changes in operating assets and
      liabilities:
      Increase in deposits                     (2,204)            --          (2,204)
      Increase in accounts payable and
        accrued liabilities                   964,892          5,919       1,191,566
                                           ----------     ----------      ----------

          Net cash used in operating
            activities                       (512,860)    (1,372,127)     (3,656,499)
                                           ----------     ----------      ----------

Cash flows from investing activities:
  Capital expenditures                        (30,332)      (590,025)       (635,277)
  Software development costs               (1,393,493)      (100,375)     (1,493,868)
                                           ----------     ----------      ----------

          Net cash used in investing
            activities                     (1,423,825)      (690,400)     (2,129,145)
                                           ----------     ----------      ----------

Cash flows from financing activities:
  Proceeds from sale of common stock        1,010,209      2,259,070       4,068,526
  Payment of stock offering costs            (125,000)            --        (125,000)
  Proceeds from notes payable and
    convertible debentures                  1,205,000          8,000       2,510,869
  Payment of debt issuance costs             (123,600)            --        (133,600)
  Repayment of notes payable                     --          (60,750)       (341,299)
                                           ----------     ----------      ----------

          Net cash provided by financing
            activities                      1,966,609      2,206,320       5,979,496
                                           ----------     ----------      ----------

                                      Continued


                                         F-10


Net increase in cash and cash
  equivalents                                  29,924        143,793         193,852

Cash and cash equivalents at beginning
  of period                                   163,928         20,135           --
                                           ----------     ----------      ----------
Cash and cash equivalents at end of
  period                                   $  193,852     $  163,928      $  193,852
                                           ----------     ----------      ----------
                                           ----------     ----------      ----------

Supplemental disclosure of cash flow
  information:

  Cash paid for interest expense           $     --       $     --        $    5,293
                                           ----------     ----------      ----------
                                           ----------     ----------      ----------

  Cash paid for income taxes               $     --       $     --        $     --
                                           ----------     ----------      ----------
                                           ----------     ----------      ----------

                     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
                     OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                  COMPUTERIZED THERMAL IMAGING, INC. AND SUBSIDIARY
                       (A CORPORATION IN THE DEVELOPMENT STAGE)
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      ----------


     1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES. Computerized Thermal Imaging, Inc. (the "Company") is a Nevada Corporation, involved in the development of a thermal imaging system for applications in the health care industry. The Company's system is based upon computer interpretation of thermal photography using proprietary software developed by the Company. The Company was originally incorporated as Business Helpers, Inc. on June 10, 1987 and subsequently adopted name changes to DTI Dorex, Ltd. and, finally, to Computerized Thermal Imaging, Inc. The Company is considered a development stage enterprise because it has not yet generated significant revenue from sale of its products. Since its inception, the Company has devoted substantially all of its efforts in three areas: (1) the development of a system for commercial application of thermal imaging technology in the medical industry; (2) the development of markets for thermal imaging technology; and (3) the search for sources of capital to fund its efforts. Following is a summary of the Company's significant accounting policies:

          (a) PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its majority-owned subsidiary, Thermal Medical Imaging, Inc. ("TMI"). All significant intercompany transactions and accounts have been eliminated in consolidation. TMI was not a majority owned subsidiary at June 30, 1996; however, the Company exercised control over TMI because (1) the Company developed and controlled the technology on which TMI's thermal imaging systems would ultimately be based; (2) the Company represented TMI's sole source of capital to fund its operations; and (3) key directors and management of the Company also occupied key management positions in TMI. Accordingly, the operations of TMI have been consolidated with those of the Company during the years ending June 30, 1997 and 1996. The Company acquired actual majority ownership of TMI during 1997 through continued cash investments.

          (b) SIGNIFICANT ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from estimates making it reasonably possible that a change in the estimates could occur in the near term.

          (c) CASH AND CASH EQUIVALENTS. The Company considers all highly liquid short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

          (d) PROPERTY AND EQUIPMENT. Property and equipment are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Expenditures for major renewals and betterments that extend the original estimated economic useful lives of the applicable assets are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and any gain or loss is included in operations.

          (e) SOFTWARE DEVELOPMENT COSTS. The Company has capitalized certain costs related to the development of software which is the basis of its thermal imaging system. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 86 "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed," capitalization of such costs began upon establishment of technological feasibility and will cease when the Company's thermal imaging system is available for general release to customers.

          (f) INVESTMENT IN JOINT VENTURE. The Company's investment in a joint venture is accounted for using the equity method.

          (g) ISSUANCE COSTS. Debt issuance costs are deferred and recognized over the term of the related debt.

     Stock issuance costs are deferred and offset against proceeds from sale of common stock upon closing.

          (h) INCOME TAXES. The Company uses the liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end. The Company provides a valuation allowance to reduce deferred tax assets to their net realizable value.

          (i) RESEARCH AND DEVELOPMENT EXPENSES. Research and development costs are expensed as incurred. These costs consist of direct and indirect costs associated with specific projects.

          (j) STOCK-BASED COMPENSATION. Stock-based compensation is accounted for using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," rather than applying the fair value method prescribed in SFAS No. 123, "Accounting for Stock-Based Compensation."

          (k) LOSS PER SHARE. Loss per share is computed on the basis of the weighted average number of shares of common stock outstanding during each period. Common equivalent shares from common stock options and warrants are excluded from the computation as their effect would dilute the loss per share for all periods presented.

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share." SFAS No. 128, which is effective for periods ending after December 15, 1997, requires changes in the computation, presentation, and disclosure of earnings per share. All prior period earnings per share data must be restated to conform with the provisions of SFAS No. 128. The Company will adopt SFAS No. 128 during the year ended June 30, 1998, but does not expect the new accounting standard to have a material impact on the Company's reported financial results.

          (l) FAIR VALUE OF FINANCIAL INSTRUMENTS. The Company includes fair value information in the notes to financial statements when the fair value of its financial instruments is different from the book value. When the book value approximates fair value, no additional disclosure is made.

          (m) RECENTLY ISSUED PRONOUNCEMENTS. In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. It requires (a) classification of the components of other comprehensive income by their nature in a financial statement and (b) the display of the accumulated balance of the other comprehensive income separate from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for years beginning after December 15, 1997 and is not expected to have a material impact on financial position or results of operations.

     2. PRIOR PERIOD ADJUSTMENTS. During the period from inception, June 10, 1987, to June 30, 1995, and during the year ended June 30, 1997, the Company issued common stock to repay certain notes payable, to compensate key employees and consultants, to pay interest expense on debt, to pay syndication costs and to settle various litigation and stockholder disputes. The issuance of such stock was not afforded consistent accounting treatment but was generally recorded at par or some other nominal value in the Company's financial statements. Generally accepted accounting principles require that common or preferred stock issuances be recorded at the estimated fair value of the stock issued (or at the fair value of consideration received or services provided if such value is more readily determinable). Company management has determined that a value equal to one-half of the average of the high and low bid prices of the common stock during the month of issuance is a reasonable estimate of the fair value of common stock issued for services or the satisfaction of obligations. Accordingly, values based upon management's formula have generally been used for recognition of common stock issuances in non-cash transactions in the accompanying financial statements.

     During years prior to 1995, the Company incurred and capitalized a significant amount of expenses related to the development and protection from claims of certain data that now forms the basis for software that operates and analyzes information produced by the Company's thermal imaging systems. Generally accepted accounting principles require that research and development expenses be charged to expense as incurred. Accordingly, these costs were written off to expense prior to June 30, 1995.

     During the year ended June 30, 1995, the Company was involved in litigation concerning a default under a $500,000 loan agreement. The litigation was resolved in 1995; however, the $722,080 impact of the settlement, which essentially covered interest that would have accrued over the term of the loan agreement, was not recorded until shares of the Company's common stock were issued to settle the debt in 1996. Generally accepted accounting principles require that liabilities be recognized as incurred and, accordingly, the impact of this settlement should have been recorded in the Company's financial statements prior to 1996.

     During years prior to 1996, the Company issued 47,000 shares of $5.00 preferred stock to certain individuals that provided debt financing to the Company. These shares were recorded at $0.01 per share; however, generally accepted accounting principles require that preferred shares (which in this circumstance are convertible to $5.00 of common stock, based upon the market value of the common shares at the date of conversion or on a share per share basis, whichever method produces a more favorable outcome for the preferred stockholder) be recorded at $5.00 per share as a cost of the related financing. Such financing cost should then be amortized as interest expense over the term of the related debt.

     During the year ended June 30, 1996, the Company improperly accounted for its majority owned subsidiary, TMI and its investment in TriSun/CTI Asia, Ltd. (See Note 5). These entities were accounted for using the cost method; however, generally accepted accounting principles require that TMI be consolidated and that TriSun/CTI Asia, Ltd. be accounted for using the equity method. Accordingly, the impact of using proper methods of accounting for these entities is reflected in the 1996 financial statements.

     The effect of correcting these errors in application of generally accepted accounting principles on the Company's financial statements at June 30, 1996 and 1995 is shown below.



                                                                          JUNE 30, 1996       JUNE 30, 1995
                                                                          -------------       --------------
Increase (decrease) in total assets                                        $ 3,898,786        $  1,404,405
                                                                          -------------       --------------
                                                                          -------------       --------------

Increase (decrease) in total liabilities                                   $ 2,469,002        $    434,975
                                                                          -------------       --------------
                                                                          -------------       --------------

Increase in common and preferred stock and additional paid-in capital      $ 5,658,673        $  5,340,674
                                                                          -------------       --------------
                                                                          -------------       --------------

Increase in accumulated deficit                                            $(7,088,457)       $ (7,180,054)
                                                                          -------------       --------------
                                                                          -------------       --------------

Decrease in net loss for the year ended June 30, 1996                      $(141,597)
                                                                          -------------
                                                                          -------------

Increase in net loss per common share for the year ended June 30, 1996     $    -
                                                                          -------------
                                                                          -------------



     3. PROPERTY AND EQUIPMENT. Property and equipment at June 30, 1997 and 1996 consists of the following:


                                                      1997                   1996              LIFE
                                                    ---------               ---------         ---------
Office furniture, fixtures and equipment           $ 165,112               $134,780          5 - 7 years
Thermal imaging diagnostic units                     470,165                470,165            3 years
                                                   ---------               ---------
                                                     635,277                604,945
Less accumulated depreciation                       (284,548)               (98,274)
                                                   ---------               ---------
                                                   $ 350,729               $506,671
                                                   ---------               ---------
                                                   ---------               ---------


     The thermal imaging diagnostic units are prototypes currently undergoing clinical trials in the United States and being tested in a hospital located in Bangkok, Thailand. Depreciation expense during the years ended June 30, 1997 and 1996 was $186,274 and $87,625, respectively.

     4. DEFERRED DEBT ISSUANCE AND STOCK OFFERING COSTS. During the year ended June 30, 1997, the Company incurred significant costs in connection with the issuance of convertible debentures and in connection with a planned registration and offering of its common stock under the Securities and Exchange Act of 1933. Deferred debt issuance and stock offering costs at June 30, 1997 consist of the following:

               Debt issuance costs               $ 92,084
               Stock offering costs               125,000
                                                  -------
                                                 $217,084
                                                  -------
                                                  -------


     5. INVESTMENT IN TRISUN/CTI ASIA, LTD. Effective May 24, 1995, the Company formed TriSun/CTI Asia, Ltd. (the "Joint Venture"), a 50%-50% joint venture with Tri Sun Medical China, Inc., a corporation established under the direction of the Chinese Ministry of Health. The Joint Venture's primary purpose is to install a telemedicine network and thermal imaging diagnostic equipment in medical centers in China. The Joint Venture has obtained deployment contracts with the Peoples Republic of China, however, the Ministry of Health has to date been unable to obtain funding for the project. Management believes that China represents a promising source of future business; however, the Company does not intend to make capital contributions to the Joint Venture until funding is obtained by the Chinese Ministry of Health and development and testing of its thermal imaging diagnostic units are completed. During the year ended June 30, 1996, the company incurred expenses of approximately $200,000 related to its involvement in the Joint Venture and such expenses are reflected as operating, general and administrative expenses in the statement of operations, because operations through the Joint Venture have been insignificant.

     6. SOFTWARE DEVELOPMENT COSTS. In June 1996 and October 1996, the Company, through TMI, entered into two significant contracts (the "Contracts") with TRW, Inc. ("TRW"). Under the terms of the Contracts, TRW will provide the Company with software enhancements and ultimately a fully integrated thermal imaging system. TRW will also develop a plan for deployment of the Company's thermal imaging systems in major health care markets including systems installation, training, testing and logistic support. Following is an analysis of amounts incurred and committed in connection with the Contracts through June 30, 1997:

      Total commitment                                               $4,700,000
      Amount incurred under the contracts through June 30, 1997       1,490,922
                                                                     -----------
      Remaining commitment                                           $3,209,078
                                                                     -----------
                                                                     -----------


     The remaining commitment does not include amounts totaling $673,540 that are included in accounts payable at June 30, 1997. Subsequent to June 30, 1997, the Company became delinquent on payments under the Contracts; however, the Company has established a payment plan under which partial payments, to which TRW has informally agreed, are now being made. (See Note 13).

     Of the amounts incurred under the Contracts, $1,193,711 has been capitalized as software development cost and $297,211 has been charged to research and development expense. In addition to amounts incurred under the contracts, the Company has also capitalized internal costs totaling $300,157.

     7. CONVERTIBLE DEBENTURES. Convertible debentures at June 30, 1997 consist of the following:

     Convertible debenture due to an investment  company bearing interest at 6%
     per year and maturing in August 1999.  This debenture is payable in semi-annual payments of interest only and includes a provision under which a penalty of 1.5% of the principal is payable monthly until such time as the Company completes a registration under the Securities and Exchange Act of 1933 of the shares of common stock to be issued upon conversion of the debenture.  This debenture is convertible to shares of the Company's common stock at a conversion price per share equal to the lesser of the average closing bid price of the common stock for the five consecutive trading days immediately preceding the date of this debenture or 77% of the average closing bid price of the common stock for the five consecutive trading days prior to conversion. In connection with the issuance of this debenture, the
     Company also issued the investment company a warrant to purchase 100,000
     shares of the Company's common stock at $2.00 per share.  (See Note 10)          $550,000

     Senior Convertible Debenture due to an investment company bearing interest at 8% per year and maturing in March 2000. This debenture is payable in semi-annual payments of interest only and is convertible to shares of the Company's common stock


                                         F-15

     at a conversion price per share equal to the lesser of the average closing bid price of the common stock for the five consecutive trading days immediately preceding the date of this debenture or 77% of the average closing bid price of the common stock for the five consecutive trading days prior to conversion. In connection with the issuance of this debenture, the
     Company also issued the investment company a warrant to purchase 50,000 shares of the Company's common stock at $1.50 per share.  (See Note 10)
                                                                                       125,000


     Series A Senior Subordinated Convertible Redeemable Debentures bearing interest at 12% per year based upon the face value of the debt (however these debentures were issued at a 20% discount to face value and the effective interest rate to maturity is approximately 40% per year).  These debentures mature in April 1998 and are convertible to shares of the
     Company's common stock at a conversion price per share equal to the lower of 90% of the average closing bid price of the common stock for the five business days immediately preceding the notice of conversion or 90% of the closing bid price of the common stock on the business day immediately
     preceding the date of subscription by the holder.                                 479,882
                                                                                     ----------
     Total convertible debentures                                                    1,154,882
     Less current maturities                                                          (479,882)
                                                                                     ----------
                                                                                      $675,000
                                                                                     ----------
                                                                                     ----------

     Future annual maturities of convertible debentures at June 30, 1997 are as follows:


          YEAR ENDED JUNE 30,                            AMOUNT
          -------------------                          ----------
                 1998                                  $  479,882
                 1999                                        -
                 2000                                     675,000
                                                       ----------
                                                       $1,154,882
                                                       ----------
                                                       ----------


     Subsequent to June 30, 1997, certain of the convertible debentures were converted to common stock.

     8. INCOME TAX. The composition of deferred tax assets and the related tax effects at June 30, 1997 and 1996 are as follows:

                                                          1997          1996
                                                          ----          ----
     Benefit from carryforward of net operating losses  $1,454,584    $924,086
     Less valuation allowance                           (1,454,584)   (924,086)
                                                        -----------   ----------
     Net deferred tax asset                             $   -0-       $   -0-
                                                        -----------   ----------
                                                        -----------   ----------


     The difference between the income tax benefit in the accompanying statement of operations and the amount that would result if the U.S. Federal statutory rate of 34% were applied to pre-tax loss is as follows:


                                                             1997                               1996
                                                --------------------------------    ------------------------------
                                                              PERCENTAGE OF                           PERCENTAGE OF
                                                   AMOUNT      PRE-TAX LOSS           AMOUNT           PRE-TAX LOSS
                                                  --------    -------------         ---------        --------------
Benefit for income tax federal statutory rate     $718,367        34.0               $961,605             34.0
Non-deductible expenses                           (187,869)       (8.9)              (303,671)           (10.7)
Increase in valuation allowance                   (530,498)      (25.1)              (657,934)           (23.3)
                                                  ---------     --------            ----------          --------
Total                                             $   -0-         -0-                $   -0-               -0-
                                                  ---------     --------            ----------          --------
                                                  ---------     --------            ----------          --------


     The non-deductible expenses shown above related primarily to the issuance of common stock for services using different valuation methods for financial and tax reporting purposes.

     At June 30, 1997, for federal income tax and alternative minimum tax reporting purposes, the Company has approximately $5,000,000 of unused net operating losses available for carryforward to future years. The benefit from carryforward of such net operating losses will expire in various years between 2002 and 2012. The benefit from utilization of net operating loss carryforwards could be subject to limitations if significant ownership changes occur in the Company.

     9. STOCKHOLDERS' EQUITY. Following is an analysis of activity in the Company's stockholder equity accounts during the year ended June, 30, 1997.



                                                                  PRICE RANGE                SHARES              TOTAL
                                                                  -----------                ------              -----
Common Stock issued for services based upon the
  estimated fair value of the shares at the date of issue        $0.50 to $0.73              687,266            $405,498

Common Stock issued as compensation to investors
  for failure to promptly issue shares in connection
  with a Regulation D offering of common stock
  and common stock warrants completed during 1996.
  These shares were not valued but were considered
  an offering cost of the Regulation D offering                         -                    211,900             -

Common stock issued upon conversion of debentures                     $0.64                   98,768              64,125

Common stock issued for cash                                     $0.50 to $0.60            1,833,152           1,010,209
                                                                                           ---------          ----------
Totals for 1997                                                                            2,831,086          $1,479,832
                                                                                           ---------          ----------
                                                                                           ---------          ----------


     Following is an analysis of activity in the Company's stockholder equity accounts during the year ended June, 30, 1996:



                                                                         PRICE RANGE          SHARES             TOTAL
                                                                         -----------          ------            -------
Common stock issued for cash in connection with a
  Regulation D offering of common stock and common
  stock warrants                                                              $1.00          1,462,600        $1,462,600

Common stock issued for a note receivable in connection
  with a Regulation D offering of common stock and
 common stock warrants                                                        $1.00            525,000           525,000

Common stock issued for offering costs                                            -             53,650              -

Common stock issued in connection with the settlement of
  a note payable to an individual                                             $0.98            734,942           722,080

Common stock issued to settle claims of stockholders Preferred stock       $0.81 to $0.91      578,000           508,280
converted to common stock based upon a
  ratio equal to $5.00 over the quoted market price of the
 common stock at the date of issue                                         $1.67 to $1.70       14,700            25,000

Common stock issued upon conversion of notes and in
  payment of related interest expenses                                     $0.95 to $1.77      146,590           153,207

Common stock issued for cash                                               $0.35 to $1.00    1,163,625           796,470

Common stock issued for services based upon the estimated
  fair value of the shares at the date of issue                            $0.53 to $1.50    1,277,633           893,152
                                                                                             ---------        ----------
Totals for 1996                                                                              5,956,740        $5,085,789
                                                                                             ---------        ----------
                                                                                             ---------        ----------


Following is an analysis of activity in the Company's stockholders' equity accounts during the period from inception, June 10, 1987 to June 30, 1995:


                                                                   PRICE RANGE         SHARES               TOTAL
                                                                   -----------         -------             --------
         Common stock issued for cash to founding
           stockholders in 1987                                     $0.001            5,000,000          $    5,000

         Common stock issued for cash in connection
           with a public offering of common stock
           in 1988                                                   0.005            5,000,000              19,562

         Common stock issued for cash in connection
           with a Regulation D offering of common
           stock in 1989                                              3.13               80,000             250,010

         Common stock issued for services in 1990                     0.51              500,000             255,000

         Common stock issued for cash in connection
           with a Regulation D offering of common
           stock in 1991                                              0.50              180,000              90,000

         Common stock issued for services in 1991                     0.50            3,240,000           1,620,000

         Common stock issued for services in 1992                     0.12            4,860,000             583,200

         Common stock issued for services in 1993             0.06 to 0.14            1,134,500              83,860

         Common stock issued for extension of debt
           agreement in 1993                                  0.06 to 0.10                9,000                 700

         Common stock issued in connection with
           claims by certain stockholders in 1993                     0.06                1,000                  60

         Common stock issued for cash in 1994                 0.04 to 0.12              387,000              26,000

         Common stock issued for services in 1994             0.04 to 0.16            1,485,660             150,634

         Common stock issued for extension of debt
           agreement in 1994                                  0.04 to 0.10                9,000                 600

         Common stock issued in connection with
           claims by certain stockholders in 1994             0.04 to 0.12               51,000               6,040

         Stock issued for cash in 1995                        0.35 to 1.00              679,202             408,675

         Stock issued for services in 1995                    0.18 to 1.03            3,506,461           3,052,706

         Common stock issued to convert certain
           notes payable in 1995                              0.10 to 1.76              702,400             118,643

         Common stock issued in conversion of
           preferred stock in 1995                            1.67 to 1.69              124,600             210,000
                                                                                    -----------        ------------

           Totals from inception to June 30, 1995                                    26,949,823          $6,880,690
                                                                                    -----------        ------------
                                                                                    -----------        ------------


     10.  STOCK WARRANTS AND OPTIONS

     STOCK WARRANTS

     During the year ended June 30, 1996, in connection with a Regulation D offering under which the Company sold 1,987,600 shares of common stock at $1.00 per share, the Company granted the participating investors warrants to acquire an equal number of shares at $5.00 per share for a two-year period. Additional warrants for 211,900 shares were issued to the participating investors during 1997 due to a failure by the

Company to promptly issue shares sold in the Regulation D offering. Accordingly, warrants for a total of 2,199,500 shares at $5.00 per share were issued in connection with this offering.

     Subsequent to June 30, 1997, the Company has recently made an offer to the investors that participated in the Regulation D offering under which the number of shares covered by the original warrants is increased by 50%, the exercise price is lowered to $2.50 per share and the expiration date is extended to March 31, 1999.

     During the year ended June 30, 1997, the Company issued a warrant for 50,000 shares of the Company's common stock at $1.50 per share in connection with the funding of a $125,000 convertible debenture. (See Note 7) The Company also issued a warrant for 100,000 shares at $2.00 per share in connection with the funding of a $550,000 convertible debenture. Each of the warrants issued with the convertible debentures expires five years from the date of issuance. (See Note 7)

STOCK OPTIONS


     The Company periodically issues incentive stock options to key employees, officers, and directors to provide additional incentives to promote the success of the Company's business and to enhance the ability to attract and retain the services of qualified persons. The issuance of such options are approved by the Board of Directors. The exercise price of an option granted is determined by the fair market value of the stock on the date of grant.


     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options is greater than or equals the market price of the underlying stock on the date of grant, no compensation expense has been recognized.


     Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997 and 1996: risk-free interest rate of 6%; no dividend yield; weighted average volatility factor of the expected market price of the Company's common stock of 0.70; and a weighted-average expected life of the options of 4 years.


     The Black-Scholes option valuation model was developed for use in estimating fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.


     For purposes of pro forma disclosures, the estimated fair value of the options is included in expense at the date of issuance. The Company's pro forma information follows:


                                                       1997           1996
                                                   ------------  -------------
              Pro forma net loss                   $             $ (2,878,250)
              Pro forma net loss available
                to common stockholders             $             $ (2,878,250)
              Pro forma basic and dilutive
                lows per share                     $             $      (0.10)

     A summary of the Company's stock option activity and related information for the years ended June 30, 1997 and 1996 follows:


                                                                                         WEIGHTED
                                                    NUMBER                               AVERAGE
                                                   OF SHARES      EXERCISE PRICE      EXERCISE PRICE
                                                  -----------    ---------------     ----------------
Options outstanding at July 1, 1995                2,000,000          $1.25                $1.25

Options granted                                      500,000          $1.25                $1.25
                                                   ---------
Options outstanding at June 30, 1996               2,500,000                               $1.25

Options granted                                    1,750,000      $0.70 - $0.97             0.77
                                                   ---------

Options outstanding at June 30, 1997               4,250,000                               $1.06
                                                   ---------
                                                   ---------


     Following is a summary of outstanding options at June 30, 1997 (See Note
14):


                           NUMBER OF SHARES              VESTED          EXPIRATION DATE            EXERCISE PRICE
                          -------------------           --------         ----------------          ----------------
                                 500,000                  375,000          October, 2000                 $1.25
                               1,250,000                  312,500          August, 2001                   0.70
                                 500,000                     -             April, 2002                    0.97
                               2,000,000                1,000,000          June, 2005                     1.25


     11. LEASE COMMITMENTS. The Company has entered into a lease agreement for office space which is accounted for as an operating lease. Rent expense for each of the years ended June 30, 1997 and 1996 was $30,300.

     At June 30, 1997, the future minimum payments required under this noncancellable operating lease are as follows:


          YEAR ENDED JUNE 30,                 AMOUNT
          -------------------                --------
                 1998                        $30,300
                 1999                         30,300
                 2000                          5,050
                                             --------
                                             $65,650
                                             --------
                                             --------


     12. RELATED PARTY TRANSACTIONS. Since its inception, the Company has been dependent upon certain individuals, officers/ stockholders and the related corporations under their control (collectively referred to as the "Affiliates") to provide capital, management services, assistance in finding new sources for debt and equity financing and guidance in the development of the Company's thermal imaging system. The Affiliates have generally provided services and incurred expenses on behalf of the Company in exchange for shares of the Company's common stock. However, in certain instances in years prior to 1996, one such Affiliate deposited directly to its account, cash collected on behalf of the Company. Such cash was raised through issuance of notes payable and common stock of the Company for which a complete accounting for the proceeds was not made by the Affiliate. In this circumstance the difference has been charged to compensation expense and reflected as operating, general and administrative expenses in the accompanying financial statements. Following is an analysis of transactions involving the Affiliates during the years ended June 30, 1997 and 1996:


                                                                  AFFILIATE 1                               AFFILIATE 2
                                                           ---------------------------------           ---------------------------
              YEAR ENDED JUNE 30, 1997                          SHARES             AMOUNT               SHARES             AMOUNT
                                                               --------           --------             --------           -------
Shares of the Company's Common Stock issued as
  compensation and repayment of expenses
  incurred on behalf of the Company by the
  Affiliates at prices ranging from $0.18 to
  $0.73                                                         287,266           $152,498              400,000         $253,000
Investment in the Company                                     1,960,418            980,209                 -                -
                                                             -----------        -----------             --------        --------
Total for 1997                                                2,247,684         $1,132,707              400,000         $253,000
                                                             -----------        -----------             --------        --------
                                                             -----------        -----------             --------        --------
              YEAR ENDED JUNE 30, 1996
Shares of the Company's Common Stock issued as
  compensation and repayment of expenses
  incurred on behalf of the Company by the
  Affiliates at prices ranging from $0.53 to
  $0.70                                                         530,000           $474,500              194,383         $122,461
Investment in the Company                                     1,120,000            672,000                 -                -
                                                             -----------        -----------             --------        --------
Total for 1996                                                1,650,000         $1,146,500              194,383         $122,461
                                                             -----------        -----------             --------        --------
                                                             -----------        -----------             --------        --------


     The Company has been involved in certain stockholder disputes concerning its technology and has generally been successful in settling such disputes primarily through issuances of common stock. Affiliate 1 has agreed to indemnify the Company should additional stockholder disputes regarding the Company's technology arise.

     13. LITIGATION AND CONTINGENCIES. At June 30, 1997, the Company is involved in various matters of litigation or dispute and other contingencies, as follows:

     In April 1997, the Company entered into an agreement ( the "Select Agreement") with a financial services company that committed the financial services company to initially raise $1,500,000 in capital for the Company.
Under the Select Agreement the financial services company was also obligated to provide a loan of $2,000,000 to the Company immediately upon completion of a due diligence period. After completing the due diligence period, the financial services company began an alternative interim fund raising effort that generated 530,000 of loans through the issuance of convertible debentures and certain of the debentures have been converted to common stock of the Company. Upon conversion, the debenture holders received restricted common stock subject to a statutory holding period although such debenture holders assert that they were told by the financial services company that they would receive free trading shares. Both the debenture holders and the financial services company have threatened litigation against the Company; however, the Company believes that it has no liability for misrepresentations made by the financial services company and believes that issuance of free trading shares would be in direct violation of federal securities laws. Furthermore, the Company contends that it has been damaged by the financial services company's failure to perform under the Select Agreement. In March 1998 the Company offered recission to all holder of debentures purchased under the Select Agreement. Substantially all debenture holders settled for cash repayment or conversion to restricted common stock based on a $0.45 per share conversion price.


     In a second matter, during the year ended June 30, 1994, the Company issued 1,000,000 shares of its common stock to a former director of the Company based upon the directors representation that he would arrange large-scale financing by certain proposed contributors. During the year ended June 30, 1997, actions were taken to cancel the common stock because the Company contends that the issuance was conditional upon the former directors' ability to arrange large-scale financing. However, the Company was recently contacted by a lender that asserts that he had relied upon a pledge of 500,000 shares of the Company's common stock by the former director as collateral for a loan. The 500,000 shares of common stock issued to the director are included as issued and outstanding shares in the accompanying financial statements at June 30, 1997, 1996, and 1995.

     The Company is also involved in discussions with two of its primary vendors regarding past due accounts. The first vendor is TRW, an Ohio corporation performing contract software development, and strategic planning and management services regarding the testing, development and deployment of the Company's thermal imaging systems.

The Company has become delinquent in the payment of costs and fees under contracts with TRW (See Note 6) and, accordingly, TRW, although not having filed formal legal actions, has notified the Company that it will be withholding delivery of source codes of developed software until past due amounts are paid. If TRW follows through with its treats and withholds delivery of the source codes, the Company's operation will be shut down.

     The Company has also accrued a payable to its primary legal counsel (the "Attorneys") for legal services and at June 30, 1997 owed the Attorneys $198,717. A total outstanding debt as of May 15, 1998 is approximately $347,000. In order to provide security for the amounts owed, the Company has executed pledge agreements granting the Attorneys a security interest in the Company's common stock and in the common stock of TMI and in the intellectual property of both the Company and TMI. The Company has made partial payment on amounts due the Attorneys; however, if the Company does not continue to make payments as agreed, the Attorneys could foreclose on their security interests.

     As a Nevada Corporation organized prior to October 1, 1991, the Company's stockholders have generally had preemptive rights to acquire the Company's common stock when such securities were offered for sale. However, in various offerings of the Company's securities, the Company failed to properly offer their existing stockholders the preemptive rights to which they were entitled. Should any stockholder assert preemptive rights for past offerings, the Company plans to make available the shares of stock and at the price to which the stockholder was originally entitled. Management is not aware of any stockholder who intends to make any claim with respect to the failure by the Company to offer preemptive rights. However, there can be no assurance that litigation asserting such claims will not be initiated, or that the Company would prevail in any such litigation. Subsequent to year end a majority of the stockholders, by written consent, amended the Articles of Incorporation of the Company to deny preemptive rights from and after that date with respect to the issuance of shares of the common stock. However, the amendment to the Articles of Incorporation with have no effect with respect to preemptive rights which may have existed prior to such amendment.

     The Company is also involved various other legal disputes arising in the normal course of business that, in the opinion of management, should not result in significant liability, if any.

     14.  SUBSEQUENT EVENTS.   In February 1998, the Company adopted the 1997
Stock Option and Restricted Stock Plan (the "Plan") that provides for the grant by the Company to employees of up to 5,125,000 options for shares of the Company's common stock or actual shares of restricted common stock. The Plan will continue in effect for a term of ten years unless sooner terminated pursuant to its terms. To date, no restricted stock or stock options have been issued under the Plan.


     In November 1997, the Company executed a consulting agreement with a financial services firm (the "Consultant") under which the Company compensated the Consultant for past services through issuance of 100,000 shares of common stock and by the granting of three year options to acquire an additional 2,000,000 shares of the Company's common stock at $0.60 per share (based upon the market value of the Company's common stock at the date of issuance). In a related transaction, the Company agreed to issue the Consultant up to 500,000 shares of common stock at $0.30 per share in consideration for capital contributions of up to $150,000. The difference in the value of the Company's common stock at the date of the agreement and the price at which the shares will ultimately be issued resulted in the Company recognizing compensation expense of approximately $150,000.


     In November 1997, the Company also issued stock options for a total of 275,000 shares of common stock to an individual who performed services for the Company. The stock options bear a four year term and were issued with an exercise price of $0.75 per share, based upon the estimated fair market value of the Company's common stock at the date of issue. The Company recognized compensation expense of approximately $50,000 in connection with the issuance of these stock options.


     In January 1998, the Company entered into an investment agreement (the "Investment Agreement") with a private investment firm under which the investment firm will purchase up to $7,000,000 of the Company's common stock under complex terms described in the Investment Agreement, but generally equal to 74% of the lowest sales price during a twenty-day trading period near the time of the investment. The resulting 26% discount on the sale of the Company's common stock will be accreted at the date of issue and will result in a charge against income for purposes of calculating earnings per share. Prior to the private investment firm being obligated to acquire any of the Company's common stock, the Company must meet numerous organizational, financial and reporting criteria including the effective registration of its common stock and the unrestrained trading of its shares on a major U.S. stock exchange.


     15. GOING CONCERN CONSIDERATIONS. Since its inception, as a development stage enterprise, the Company has generated insignificant revenue and has been dependent on debt and equity raised from individual investors to sustain its operations. The Company has been successful in conserving cash by issuing its common and preferred stock to satisfy obligations, to compensate individuals and vendors and to settle stockholder and other disputes that have arisen. However, during the years ended June 30, 1997 and 1996, the Company incurred net losses of $2,112,843 and $2,878,250, respectively, and negative cash flows from operations of $512,860 and $1,372,727, respectively. These factors along with a $1,475,392 negative working capital position at June 30, 1997 and delinquencies in payments to major vendors (See Notes 6 and 13) raise substantial doubt about the Company's ability to continue as a going concern.

     Management plans to take specific steps to address its difficult financial situation as follows:

     - In the near term the Company plans additional private placements of debt and common stock to fund its current operations.

     - In the intermediate term, the Company plans a public offering of its common stock under the Securities and Exchange Act of 1933 to provide the funds necessary to bring its thermal imaging system to the commercial market.

     - In the long-term, the Company believes that cash flows from commercialization of its thermal imaging systems will provide the resources for continued operations.

     There can be no assurance that the Company's planned private placements of debt and equity securities or its planned public offering of common stock will be successful or that the Company will have the ability to commercialize its thermal imaging systems and ultimately attain profitability. The Company's long-term viability as a going concern is dependent upon three key factors, as follows:

     - The Company's ability to obtain adequate sources of debt or equity funding to meet current commitments and fund the commercialization of its thermal imaging system.

     - The ability of the Company to obtain positive test results of its thermal imaging system in clinical trials currently in progress.

     - The ability of the Company to ultimately achieve adequate profitability and cash flows to sustain its operations.

     16. NON-CASH INVESTING AND FINANCING ACTIVITIES. During the years ended June 30, 1997 and 1996, the Company engaged in certain non-cash investing and financing activities as follows:



                                                              1997       1996
                                                              ----       ----
Common stock issued in settlement of notes payable                    $142,900
                                                                      ---------
                                                                      ---------
Common stock issued upon conversion of debentures           $62,020
                                                             ------
                                                             ------


                 CONSOLIDATED CONDENSED INTERIM FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED DECEMBER 31, 1997 AND 1996
                                     (UNAUDITED)

                  COMPUTERIZED THERMAL IMAGING, INC., AND SUBSIDIARY
                       (A CORPORATION IN THE DEVELOPMENT STAGE)
                          CONSOLIDATED INTERIM BALANCE SHEET
                              DECEMBER 31, 1997 AND 1996
                                      ---------
                                     (UNAUDITED)


                       ASSETS                                                 1997              1996
                                                                              ----              ----
Current assets:
  Cash                                                                   $    260,980      $     81,509
  Deposits                                                                      2,204               --
                                                                         ------------      ------------
Total current assets                                                          263,184            81,509

Property and equipment, net                                                   277,395           446,146
                                                                         ------------      ------------
Other assets:
  Software development costs                                                2,144,919           336,625
  Stock offering and debt issuance costs, net                                 214,416            95,333
                                                                         ------------      ------------

Total Assets                                                             $  2,899,914      $    959,613
                                                                         ------------      ------------
                                                                         ------------      ------------

      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable                                                       $  1,113,595      $    127,066
  Advances from Affiliates                                                     69,315           317,058
  Accrued liabilities                                                         232,279           144,433
  Current maturities of convertible debentures                                552,155               --
                                                                         ------------      ------------

Total current liabilities                                                   1,967,344           588,557

Convertible debentures, net of current maturities                             325,000           550,000
                                                                         ------------      ------------

Total liabilities                                                        $  2,292,344      $  1,138,557
                                                                         ------------      ------------

Commitments and contingencies

Stockholders' equity (deficit):
  Convertible preferred stock, $5.00 per value, 100,000 shares
    authorized                                                                    --             --
  Common stock, $.001 par value; 100,000,000 shares authorized,
    42,137,598 and 32,906,563 shares issued and outstanding
    on December 31, 1997 and 1996, respectively                                42,138            32,907
  Additional paid-in capital                                               15,916,370        11,933,573
  Subscription receivable                                                    (525,000)         (525,000)
  Losses accumulated during the development stage                         (14,825,938)      (11,620,424)
                                                                         ------------      ------------
Total stockholders' equity (deficit)                                          607,570          (178,944)
                                                                         ------------      ------------

Total liabilities and stockholders' equity (deficit)                     $  2,899,914      $    959,613
                                                                         ------------      ------------
                                                                         ------------      ------------

                 THE ACCOMPANYING SELECTED NOTES ARE AN INTEGRAL PART
                        OF THESE INTERIM FINANCIAL STATEMENTS.

                  COMPUTERIZED THERMAL IMAGING, INC. AND SUBSIDIARY
                       (A CORPORATION IN THE DEVELOPMENT STAGE)
                     CONSOLIDATED INTERIM STATEMENT OF OPERATIONS
                 FOR THE SIX MONTHS ENDED DECEMBER 31, 1997 AND 1996,
       AND THE PERIOD FROM INCEPTION (JUNE 10, 1987) THROUGH DECEMBER 31, 1997
                                     -----------
                                     (UNAUDITED)



                                  SIX MONTHS         SIX MONTHS
                                     ENDED              ENDED              INCEPTION TO
                                 DEC. 31, 1997      DEC. 31, 1996          DEC. 31, 1997
                                 -------------      -------------          -------------
Interest income                   $     1,247        $     3,097           $     17,823
Income from sale of prototypes            -0-             55,815                180,815
                                  -----------        -----------           -------------
Total income                            1,247             58,912                198,638

Operating, general and
 administrative expenses            1,533,137            689,702             12,277,165
Research and development costs        161,003             81,455                952,997
Interest expense                      123,023             11,000              1,280,034
Litigation settlement                                                           514,350
                                  -----------        -----------           -------------
Total expenses                      1,817,163            782,157             15,024,576
                                  -----------        -----------           -------------
Net Loss                          $(1,815,916)       $  (723,245)          $(14,825,938)
                                  -----------        -----------           -------------
                                  -----------        -----------           -------------
Weighted average shares            39,004,006         32,906,583
 outstanding                      -----------        -----------
Loss per common share                  ($0.05)            ($0.02)
                                  -----------        -----------

                 THE ACCOMPANYING SELECTED NOTES ARE AN INTEGRAL PART
                        OF THESE INTERIM FINANCIAL STATEMENTS.

                  COMPUTERIZED THERMAL IMAGING, INC. AND SUBSIDIARY
                       (A CORPORATION IN THE DEVELOPMENT STAGE)
                CONSOLIDATED CONDENSED INTERIM STATEMENT OF CASH FLOWS
             FOR THE SIX MONTHS ENDED DECEMBER 31, 1997 AND 1996, AND THE
           PERIOD FROM INCEPTION, JUNE 10, 1987, THROUGH DECEMBER 31, 1997
                                      ----------
                                     (UNAUDITED)


                                                       SIX MONTHS      SIX MONTHS
                                                          ENDED          ENDED        INCEPTION TO
                                                      DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                          1997           1996             1997
                                                      ------------    ------------    ------------
Cash flows from operating activities:
  Net loss                                            $(1,815,916)    $ (723,245)    $(14,825,938)
  Adjustments to reconcile net loss to net cash
    used in operating activities:                         875,636        120,337        9,758,993
                                                      -----------     ----------     ------------

      Net cash used in operating activities              (940,280)      (602,908)      (5,066,945)
                                                      -----------     ----------     ------------

Cash flows from investing activities:
  Purchase of equipment and computers                     (19,385)       (10,301)        (184,497)
  Software development costs                             (651,052)      (236,250)      (2,144,919)
                                                      -----------     ----------     ------------

      Net cash used in investing activities              (670,437)      (246,551)      (2,329,416)
                                                      -----------     ----------     ------------

Cash flows from financing activities:
  Net proceeds from sale of common
    stock issued for cash                               1,608,530        317,058        5,677,056
  Payment of stock offering costs                            -              -            (125,000)
  Advances from affiliates                                 69,315           -              69,315
  Proceeds from notes payable and
    convertible debentures                                   -           500,000        2,510,869
  Payment of debt issuance costs                             -              -            (133,600)
  Repayment of notes payable                                 -           (50,018)        (341,299)
                                                      -----------     ----------     ------------

      Net cash provided by financing activities         1,677,845        767,040        7,657,341
                                                      -----------     ----------     ------------

Net increase (decrease) in cash                            67,128        (82,419)         260,980

Cash and cash equivalents, beginning
  of period                                               193,852        163,928             -
                                                      -----------     ----------     ------------

Cash and cash equivalents, end of
  period                                              $   260,980     $   81,509     $    260,980
                                                      -----------     ----------     ------------
                                                      -----------     ----------     ------------


Supplemental additional cash flow
  information:

  Cash paid for interest                              $      -        $     -        $      5,293
                                                      -----------     ----------     ------------
                                                      -----------     ----------     ------------


                   THE ACCOMPANYING SELECTED NOTES ARE AN INTEGRAL
                     PART OF THESE INTERIM FINANCIAL STATEMENTS.

                  COMPUTERIZED THERMAL IMAGING, INC. AND SUBSIDIARY
                       (A CORPORATION IN THE DEVELOPMENT STAGE)
                 CONSOLIDATED CONDENSED INTERIM STATEMENT OF CHANGES
                          IN STOCKHOLDERS' EQUITY (DEFICIT)
                      for the six months ended December 31, 1997
                                      ----------
                                      (UNAUDITED)


                                                                                                  ACCUMULATED
                                                                                                    DEFICIT
                                                                                                     DURING          TOTAL
                                               COMMON STOCK            PAID-IN      SUBSCRIPTION   DEVELOPMENT    STOCKHOLDERS'
                                           -----------------
                                           STOCK          AMOUNT       CAPITAL       RECEIVABLE       STAGE          EQUITY
                                           -----          ------       -------       ----------       -----          ------
Balance at July 1, 1997                 35,737,649       $ 35,738    $13,410,573     $ (525,000)  $(13,010,022)   $   (88,711)

Common stock issued to individuals
  and corporations for compen-
  sation and payment of services         1,038,000          1,038        467,962           -              -           469,000

Stock issued to affiliates for
  advances and payment of expenses
  of the Company                         4,477,177          4,478      1,604,052           -              -         1,608,530

Conversion of debentures and
  accrued interest to common
  stock                                    801,439            801        354,699           -              -           355,500

Shares issued to a corporation
  as a retainer for future fund
  raising                                   83,333             83         29,084           -              -            29,167

Issuance of stock options for com-
  pensation for services                      -              -            50,000           -              -            50,000

Net loss accumulated during the six
  months ended December 31, 1997              -              -              -              -        (1,815,916)    (1,815,916)
                                        ----------       ---------   -----------     -----------  -------------   ------------
Balance at December 31, 1997            42,137,598       $ 42,138    $15,916,370     $ (525,000)  $(14,825,938)   $   607,570
                                        ----------       ---------   -----------     -----------  -------------   ------------
                                        ----------       ---------   -----------     -----------  -------------   ------------


                   THE ACCOMPANYING SELECTED NOTES ARE AN INTEGRAL
                     PART OF THESE INTERIM FINANCIAL STATEMENTS.

                  COMPUTERIZED THERMAL IMAGING, INC. AND SUBSIDIARY
                       (A CORPORATION IN THE DEVELOPMENT STAGE)
             NOTES TO CONSOLIDATED CONDENSED INTERIM FINANCIAL STATEMENTS
                                      ----------

1.   INTERIM FINANCIAL STATEMENTS:

     The unaudited consolidated condensed interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. In the opinion of management, all adjustments necessary for a fair presentation of results of operations have been made to the interim financial statements. Results of operations for the six-month periods ended December 31, 1997 and 1996 are not necessarily indicative of results of operations for the respective full years.

     A summary of the Company's significant accounting policies and other information necessary to understand these consolidated condensed interim financial statements is presented in the Company's audited financial statements for the years ended June 30, 1997 and 1996. Accordingly, the Company's audited financial statements should be read in connection with these financial statements.

2.   INCOME TAXES:


     The difference between the 34% federal statutory income tax rate shown in the accompanying interim financial statements is primarily attributable to an increase in the valuation allowance applied against the tax benefit from utilization of net operating loss carryforwards.


3.   STOCKHOLDERS' EQUITY:


     In November 1997, the Company executed a consulting agreement with a financial services firm (the "Consultant") under which the Company compensated the Consultant for past services through issuance of 100,000 shares of common stock and by the granting of three year options to acquire an additional 2,000,000 shares of the Company's common stock at $0.60 per share (based upon the market value of the Company's common stock at the date of issuance). In a related transaction, the Company agreed to issue the Consultant up to 500,000 shares of common stock at $0.30 per share in consideration for capital contributions of up to $150,000. The difference in the value of the Company's common stock at the date of the agreement and the price at which the shares will ultimately be issued resulted in the Company recognizing compensation expense of approximately $150,000.


     In November 1997, the Company also issued stock options for a total of 275,000 shares of common stock to an individual who performed services for the Company. The stock options bear a four year term and were issued with an exercise price of $0.75 per share, based upon the estimated fair market value of the Company's common stock at the date of issue. The Company recognized compensation expense of approximately $50,000 in connection with the issuance of these stock options.


4.   SUBSEQUENT EVENTS:


     INVESTMENT AGREEMENT. On January 20, 1998, the Company entered into an Investment Agreement (the "Investment Agreement") with Bristol Asset Management, L.L.C. ("Bristol"), regarding the periodic purchase of shares of the Common Stock. Under the provisions of the Investment Agreement, the Company will issue and sell to Bristol, and Bristol shall be obligated to purchase from the Company, up to $7,000,000 of the Common Stock during the term of the Investment Agreement.


     The determination of the timing and amount of the Common Stock to be sold shall be made by the Company, in its sole discretion, to the extent not limited by the terms of the Investment Agreement. The Company is permitted to deliver written notices to Bristol (the "Put Notice") stating a dollar amount of the common stock which the Company intends to sell to Bristol five business days following the date on which the Put Notice is given to Bristol. However, the Company may not deliver a Put Notice under certain circumstances as provided in the Investment Agreement. The maximum amount to be purchased under a Put Notice may not exceed the lesser of $7,000,000 (less all amounts previously paid by Bristol) and the product of the number of shares of the Common Stock of the Company traded on the principal exchange on which the Company's common stock traded for the preceding calendar month, multiplied by the average of the closing bid prices for the Company's common stock during the prior calendar month, multiplied by 14 percent.


     Unless otherwise provided, Bristol shall be required to contribute the amount of funds specified in the Put Notice. Simultaneously with the receipt of the funds from Bristol in the amount specified in the Put Notice, the Company shall issue and sell to Bristol the number of shares of the Common stock equal to the draw down divided by 74 percent of the lowest sales price for the Common stock on the principal exchange (the "Lowest Sale Price") during the 10 trading days prior to the Put Notice Date (the "Look Back Period"). In the event that the Lowest Sale Price during the 20 trading days after a particular closing is less than 95 percent of the Lowest Sale Price applicable to such closing, then the Company shall promptly issue to Bristol an additional number of shares of the common stock with respect to such closing such that the number of shares of the common stock issued to Bristol at such closing divided by 74 percent of the Lowest Sale Price during such 20 trading day period. Bristol shall also be issued additional warrants equal to 12 percent of the number of additional shares so issued and the exercise price of such additional warrants and the warrants issued at such closing shall be adjusted to 100 percent of the Lowest Sale Price during such 20 trading day period.


     Generally, at each closing, the Company will deliver to Bristol warrants to purchase shares of the Company's common stock (the "Warrant Shares"). The warrants shall expire on the fifth anniversary of the date of issuance. Generally, the warrants shall entitle the holder thereof to purchase a number of Warrant Shares equal to 12 percent of the number of shares of the common stock purchased at the closing in question at an initial exercise price equal to 100 percent of the average closing sales price for the common stock on the principal exchange during the Look Back Period in question.


     The Company agrees that the resale or other disposition by Bristol of all shares of the common stock issued to Bristol pursuant to the Investment Agreement shall, for so long thereafter as is required by the Investment Agreement, be subject to an effective registration statement on Form S-1 or an equivalent thereof, and with respect to the Warrant Shares, covering the resale or other disposition by the holders thereof at any time and from time to time after each such issuance.


     As conditions precedent to the obligation of Bristol to purchase any shares of the common stock, the Company must meet numerous organizational, financial, and reporting criteria, including the ability to engage in the contemplated transactions, unrestrained trading of the common stock on the principal exchange, effectiveness of the Company's registration statement, certification of corporate authority to engage in the contemplated transactions, and the elimination of preemptive rights for the stockholders.


     In addition to conditions precedent which must be satisfied prior to Bristol's obligation to purchase the common stock under the Investment Agreement, the total amount of the common stock which the Company can require Bristol to purchase may be limited to a percentage of the total shares of the common stock outstanding. Under the Investment Agreement, Bristol may refuse to purchase the common stock, as requested in a properly delivered Put Notice, if the purchase of the common stock would result in Bristol beneficially owning more than 4.9 percent of the common stock outstanding, determined in accordance with Section 13(d) of the Exchange Act and including shares of the common stock acquired pursuant to the Investment Agreement or through unrelated transactions. As a result, it is possible that Bristol's total investment under the Investment Agreement could be limited to an aggregate dollar amount well below $7,000,000.


     The Investment Agreement may be terminated at any time only with the mutual consent of the Company and Bristol. The Investment Agreement shall automatically terminate without any further action of either party when Bristol has invested an aggregate of $7,000,000 in common stock pursuant to the Investment Agreement. The resulting 26% discount on sale of the common stock will be accredited at the date of issue and result in a reduction of income for purposes of the calculation of earnings per share. The value assigned to the Warrant Shares will also be accredited as a reduction of income for purposes of the calculation of earnings per share.

     SALES AND OTHER ISSUANCES OF COMMON STOCK. In January 1998, the Company issued 100,000 shares of the common stock to a related entity in consideration for services rendered under a consulting agreement. The total estimated value of the stock at the date of issuance was approximately $30,000.


     In January 1998, the Company issued an aggregate of 3,482,786 of the common stock to a related entity in consideration for cash contributions of approximately $975,130.


     In January 1998, the Company issued 112,752 shares of common stock in payment for legal services rendered and value at approximately $64,220.


     During January and February 1998, the Company issued an aggregate of 603,489 shares of the common stock in connection with the conversion of $200,000 of the Company's 6% convertible debentures and payment of penalties due for non-registration.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation do not specifically address indemnification of directors and officers, except to make a general reference that the directors "may exercise all rights, powers, and privileges . . . conferred upon similar corporations organized under and by virtue of the laws of the State of Nevada." Sections 78.751 and 78.752 of the Nevada Revised Statutes permit a corporation to indemnify, among others, any officer or director against certain liabilities under specified circumstances, and to purchase and maintain insurance on behalf of its officers and directors.

     Consistent with the overall scope of section 78.751 of the Nevada Revised Statutes, Article VI of the Company's Bylaws, included in Exhibit 3.2 hereto and incorporated herein by reference, provides, in general, that any director or officer of the Company who is the subject of or a participant in a threatened, pending or completed legal action by reason of the fact that such individual is or was a director or officer shall be indemnified and held harmless by the Company from and against the consequences of such action if it is determined that he acted in good faith and reasonably believed (i) his conduct was in the Company's best interest, (ii) in all other cases, that his conduct was not opposed to the best interests of the Company, and (iii) with respect to criminal proceedings, that he had no reasonable cause to believe his conduct was unlawful; provided that if it is determined that such person is liable to the Company or is found liable on the basis that personal benefit was improperly received by such person, the indemnification is limited to reasonable expenses actually incurred by such person in connection with the legal action and shall not be made in respect of any legal action in which such person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company. Any indemnification (unless ordered by a court of competent jurisdiction) shall be made by the Company only upon a determination that indemnification of such person is proper in the circumstances by virtue of the fact that it shall have been determined that such person has met the applicable standard of conduct.

     The Bylaws also provide that reasonable expenses, including court costs and attorneys' fees, incurred by officers and directors in connection with a covered legal action shall be paid by the Company at reasonable intervals in advance of the final disposition of such action, upon receipt by the Company of a written affirmation by such person of his good faith belief that he has met the standard of conduct necessary for indemnification, and a written undertaking by or on behalf of such person to repay the amount paid or reimbursed by the Company if it is ultimately determined that he is not entitled to be indemnified.

     The Board of Directors of the Company may also authorize the Company to indemnify employees or agents of the Company, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to directors and officers of the Company. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

     The Bylaws also provide that the Company has the power and authority to purchase and maintain insurance or another arrangements on behalf of any director, officer, employee, or agent of the Company or any affiliate of the Company on similar terms as those described in Section 78.752 of the Nevada Revised Statutes. The Company's Articles of Incorporation relieve its directors from liability for monetary damages to the full extent permitted by Nevada law. Sections 78.751 and 78.752 of the General Corporation Law of the State of Nevada authorize a corporation to indemnify, among others, any officer or director against certain liabilities under specified circumstances, and to purchase and maintain insurance on behalf of its officers and directors.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the Registrant. No expenses will be paid by the security holders.

     SEC Registration Fee. . . . . . . . . . . . . . . . . . . .    $
     Printing and Engraving Expenses . . . . . . . . . . . . . .
     Legal Fees and Expenses . . . . . . . . . . . . . . . . . .
     Accounting Fees and Expenses. . . . . . . . . . . . . . . .
     Blue Sky Fees and Expenses. . . . . . . . . . . . . . . . .
     Transfer Agent Fees . . . . . . . . . . . . . . . . . . . .
     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . .     0000
                                                                    -----
       Total . . . . . . . . . . . . . . . . . . . . . . . . . .    $0000
                                                                    -----

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth below is certain information regarding securities that the Company has sold in the past three years to directors ("D"), officers ("O"), employees ("E"), consultants ("C"), institutional investors ("I"), affiliates ("A"), and non-affiliates ("N").

     In June 1995, the Company issued 16,500 shares of the Common Stock to John Loos (C) as compensation for financial consulting services rendered to the Company valued at approximately $16,995.

     In June 1995, the Company issued 39,375 shares to Lindsay Brehm (N) in connection with the conversion of the principal and interest due under a corporate note. An outstanding amount of approximately $39,375 was converted at a price of $1.00 per share.

     In June 1995, the Company issued 29,600 shares of the Common Stock to Aul & Associates (N) in connection with the conversion of 10,000 shares of the Preferred Stock issued by the Company. The Preferred Stock was valued at $5.00 per share and was converted into the Common Stock at a price of $1.68 per share.

     In July 1995, the Company issued an aggregate of 378,000 shares of the Common Stock to certain stockholders of Dorex, Inc. (N) in settlement of a threatened lawsuit arising out of the Company's acquisition of certain research contracts with the State University of New York - Buffalo and intellectual property relating to thermal imaging technology. The estimated value of the stock issued to the settling stockholders equaled $343,980.

     In July 1995, the Company issued 734,942 shares of the Common Stock to Paige-Ruane, Inc. (N) as partial consideration for the settlement and dismissal of a lawsuit pending against the Company in the State of Florida. The estimated value of the shares of the Common Stock issued in settlement of the lawsuit equaled $574,724.64.

     In July 1995, the Company issued 10,000 shares of the Common Stock to Benjamin Anderson (A) in consideration for a cash contribution of approximately $12,500.

     In July 1995, the Company issued 16,500 shares of the Common Stock to Benjamin Anderson (A) in connection with the conversion of the principal and interest due under a corporate note and additional cash consideration. An outstanding amount of approximately $6,500 was converted into the Common Stock at a price of $1.00 per share.

     In July 1995, the Company issued 26,250 shares of the Common Stock to Stuart Drange (N) in connection with the conversion of the principal and interest due under a corporate note. An outstanding amount of approximately $26,250 was converted at a price of $1.00 per share.

     In July 1995, the Company issued 7,000 shares of the Common Stock to Robert Kamrow (N) and 3,000 shares of the Common Stock to Thomas Kamrow (N) in connection with the conversion of the remaining principal and interest due under a corporate note identifying Robert Kamrow as payee. An outstanding amount of approximately $10,000 was converted at a price of $1.00 per share.

     In July 1995, the Company issued 6,600 shares of the Common Stock to Michael P. Kelley (N) in connection with the conversion of the principal and interest due under a corporate note. An outstanding amount of approximately $6,600 was converted at a price of $1.00 per share.

     In July 1995, the Company issued 19,700 shares of the Common Stock to David
R. Moncrief (N) in connection with the conversion of principal and interest due under two corporate notes. An outstanding amount of approximately $19,700 was converted at a price $1.00 per share.

     In July 1995, the Company issued 6,600 shares of the Common Stock to Eric Wagner (N) in connection with the conversion of the principal and interest due under a corporate note. An outstanding amount of approximately $6,600 was converted at a price of $1.00 per share

     In July 1995, the Company issued 19,690 shares of the Common Stock to Lois White (N) in connection with the conversion of the principal and interest due under a corporate note. An outstanding amount of approximately $19,690 was converted at a price of $1.00 per share.

     In August 1995, the Company issued 1,600,000 shares of the Common Stock to Thermal Imaging, Inc. (A) in consideration for a cash contribution of approximately $672,000 and as compensation to David B. Johnston (D, O) with an estimated value of $448,000.

     In August 1995, the Company issued 14,700 shares of the Common Stock to John Weidner (N) in connection with the conversion of 5,000 shares of the Preferred Stock. The Preferred Stock had a value of $5.00 per share and was converted to the Common Stock at a price of $1.00 per share.

     In September 1995, the Company issued an aggregate of 295,000 shares of the Common Stock to The Elmo Group (N), Steve G. Ushijima (N), Douglas J. Emery (N), Harold Werth, Jr. (N), Jennifer Forbes (A), Lori Forbes (A), Merrill Fowler (N), and Gary Scrutton (N) in consideration for an aggregate cash contribution to the Company of approximately $192,070.

     In September 1995, the Company issued 10,000 shares of the Common Stock to Dave Braman (N), a stockholder of Dorex, Inc., in settlement of threatened litigation arising out of the Company's acquisition of certain research contracts with the State University of New York - Buffalo and certain thermal imaging technologies. The estimated value of the settlement equaled approximately $8,400.

     In September 1995, the Company issued 6,000 shares of the Common Stock to Richard Haddad (C) as a finder's fee for bringing in certain equipment financing investors. The Company valued the services rendered at $5,055.

     In September 1995, the Company issued 1,000 shares of the Common Stock to Philip Heyde (N) as an interest payment of approximately $840 on a corporate note.

     In September 1995, the Company issued an aggregate of 21,000 shares of the Common Stock to Jack Gately (N), Christopher John Gately (N), and Ursula Gately
(N) in connection with the conversion of 7,000 shares of the Preferred Stock held by Jack Gately. The Preferred Stock was valued at $5.00 per share and was converted into the Common Stock at a price of $1.68 per share.

     In September 1995, the Company issued 20,000 shares of the Common Stock to Benjamin Anderson (A) in consideration for a cash contribution of approximately $20,000.

     In October 1995, the Company issued an aggregate of 140,000 shares of the Common Stock to William Carpenter (N), Donald B. Gartland (N), and Bob Ihle (N), all stockholders in Dorex, Inc., in consideration for the settlement of threatened litigation against the Company arising out of the Company's acquisition of certain research contracts with the State University of New York
- Buffalo and thermal imaging technologies. The estimated value of the settlement equaled approximately $113,400.

     In October 1995, the Company issued 6,500 shares of the Common Stock to Jack Gately (N) in connection with the conversion of the outstanding principal and interest of $3,870 due under a corporate note. An outstanding amount of $10,803 was converted at a price of $1.68 per share.

     In December 1995, the Company issued 20,000 shares of the Common Stock to Keith Bessinger (C) for legal services rendered to the Company with an approximate value of $10,600.

     In December 1995, the Company issued 50,000 shares of the Common Stock to Thermal Imaging, Inc. (A) as compensation due to David B. Johnston (O, D) for services rendered to the Company. The value of the services rendered equaled approximately $26,500.

     In December 1995, the Company issued 10,000 shares of the Common Stock to Douglas J. Emery (N) in consideration for a cash contribution of approximately $5,300.

     In December 1995, the Company issued 10,000 shares of the Common Stock to Willard Harpster (C) in consideration for customer relations services rendered. The Company has valued the services at approximately $9,500.

     In December 1995, the Company issued 60,000 shares of the Common Stock to Mark Lewis (N) in connection with the settlement of a threatened lawsuit against the Company arising out of a transaction relating to the lease of certain thermal imaging equipment and the donation of such equipment to the State University of New York - Buffalo.

     From November 1995 through February 1996, the Company issued an aggregate of 2,000,000 shares of the Common Stock and 2,000,000 warrants, entitling holders to purchase one share of the Common Stock at an exercise price of $5.00 per share, to various subscribers in conjunction with the Private Placement Memorandum dated November 13, 1995 for an aggregate amount of approximately $2,000,000.

     In February 1996, in conjunction with the Private Placement Memorandum dated November 13, 1995, the Company also issued an aggregate of 52,500 shares of the Common Stock and 31,500 warrants at an exercise price of $5.00 per share to various underwriters who provided services to the Company in connection therewith. The shares of the Common Stock and warrants issued were valued at approximately $49,500.

     In February 1996, the Company issued 50,000 shares of the Common Stock to Lewis Woodworth (N) in consideration for the settlement of a threatened lawsuit arising out of the Company's acquisition of a certain research contracts with the State University of New York - Buffalo and thermal imaging technologies. The Common Stock issued was valued at approximately $42,500.

     In March 1996, the Company issued 30,000 shares of the Common Stock to M&S Acquisition (C) in consideration for valuation and financial consultant services rendered to the Company and valued at approximately $45,000. These shares were offered and sold pursuant to a written contract between the Company and M&S Acquisition for compensation. As such, the Company believes that the transaction is exempt from registration pursuant to Rule 701 of the Securities Act.

     In April 1996, the Company issued 494,383 shares of the Common Stock to PDH, Ltd.(A, C), in consideration for administrative and shareholder relations services rendered to the Company and valued at $214,160.

     In April 1996, the Company issued 112,250 shares of the Common Stock to Thermal Imaging, Inc. (A) in connection with the Assumption of Liability Agreement wherein Thermal Imaging agreed to assume responsibility for and indemnify the Company from all claims asserted or to be asserted by Dorex, Inc. stockholders in connection with the Company's acquisition of certain research contracts with the State University of New York - Buffalo and thermal imaging technologies. The stock issued to Thermal Imaging, Inc. was valued at approximately $67,350.

     In April 1996, the Company issued 4,000 shares of the Common Stock to Eric Wagner (N) in connection with the conversion of principal and interest due under a corporate note. An outstanding amount of approximately $7,000 was converted at a price of $1.75 per share.

     In June 1996, the Company issued 5,000 shares of the Common Stock to M&S Acquisition (C) as reimbursement for expenses totaling $7,500 incurred in the performance of services.

     In August 1996, the Company issued its 6% Convertible Debenture due August 15, 1999 in the principal amount of $550,000 (the "6% Convertible Debenture") to Cameron Capital, Ltd. The 6% Convertible Debenture is convertible into shares of the Common Stock at a price per share equal to the lesser of the average closing bid price of the Common Stock for the five consecutive trading days immediately preceding the date of the 6% Convertible Debenture, or 77 percent of the average closing bid price of the Common Stock for the five consecutive trading days prior to conversion. In connection with the issuance of the 6% Convertible Debenture, the Company also issued to the holder a warrant to purchase 100,000 shares of the Common Stock at $2.00 per share.

     In September 1996, the Company issued an additional 203,150 warrants to investors in the Private Placement Memorandum dated November 13, 1995, as a penalty due as a result of the failure of the Company to timely file a registration statement covering the shares of the Common Stock in the Offering.

     In November 1996, the Company issued 100,000 shares of the Common Stock to PDH, Ltd. (A, C) in consideration for services rendered and as reimbursement for expenses incurred from March 1, 1996 through November 15, 1996. The estimated value of the stock issued equaled $73,000.

     In January 1997, the Company issued 250,000 shares of the Common Stock to Thermal Imaging, Inc. (A), in consideration for a cash contribution of approximately $70,000.

     In January 1997, the Company issued 50,000 shares of the Common Stock to Jack Gately (N) in connection with the settlement of obligations with Fred Redolfy. The estimated value of the Common Stock issued equaled $30,000.

     In February 1997, the Company issued 750,000 shares of the Common Stock to Thermal Imaging, Inc. (A) in consideration for a cash contribution of approximately $427,500.

     In February 1997, the Company issued 87,816 shares of the Common Stock to Thermal Imaging, Inc. (A) in consideration for a cash contribution of approximately $50,055.

     In March 1997, the Company issued an aggregate of 982,602 shares of the Common Stock to Thermal Imaging, Inc. (A) in consideration for cash contributions in the aggregate amount of $530,137.12.

     In March 1997, the Company issued its 8% Convertible Debenture due March 13, 2000 in the principal amount of $125,000 (the "8% Convertible Debenture") to Cameron Capital, Ltd. The 8% Convertible Debenture is convertible into shares of the Common Stock upon the effective date of this Registration Statement at a price per share equal to the lesser of the average closing bid price of the Common Stock for the five consecutive trading days immediately preceding the date of the 8% Convertible Debenture, or 77 percent of the average closing bid price of the Common Stock for the five consecutive trading days prior to
conversion.   In connection with the issuance of the 8% Convertible Debenture, the Company also issued to the holder a warrant to purchase 50,000 shares of the Common Stock at $1.50 per share.

     In April 1997, the Company issued 12% Series A Senior Subordinated Convertible Redeemable Debentures (aggregate face value of $662,500), through Select Capital Advisors, Inc., to various investors for an aggregate cash contribution of approximately $530,000.

     From April through June 1997, the Company issued warrants covering 3,273,950 shares of the Common Stock to warrant holders (N, A) who were subscribers to the Private Placement Memorandum dated November 13, 1995. The Warrants were issued as a further settlement with investors in the private placement regarding the Company's obligation to register the shares of the Common Stock in the private placement. The terms of the settlement provided that settling investors would turn in the warrants held in exchange for new warrants entitling the holder to purchase 1 1/2 shares of the Common Stock at $2.50 per share.

     In July 1997, the Company issued 50,000 shares of the Common Stock to Sylvia Epstein (C) in consideration for services rendered and valued at approximately $50,000.

     In July 1997, the Company issued 500,000 shares of the Common Stock to Manhattan Financial Group (A, C) in consideration for contributions up to $150,000 pursuant to the terms of the Restricted Stock Purchase Agreement.

     In July 1997, the Company issued 322,545 shares of the Common Stock to Cameron Capital, Ltd. in connection with the conversion of $150,000 of the amount outstanding under the 6% Convertible Debenture ($550,000).

     In July 1997, the Company issued 138,000 shares of the Common Stock to Robert A. Dresser (C) in consideration for services rendered in connection with the Company's marketing efforts. The services were valued at approximately $42,780.

     In July 1997, the Company issued an aggregate of 740,656 shares of the Common Stock to Thermal Imaging, Inc. (A) in consideration for cash contributions in the aggregate amount of $339,000.

     In September 1997, the Company issued 666,666 shares of the Common Stock to PDH, Ltd. (A, C), in consideration for a cash contribution of approximately $250,000.

     In September 1997, the Company issued 941,176 shares of the Common Stock to Thermal Imaging, Inc. (A) in consideration for a cash contribution of approximately $320,000.

     In November 1997, the Company issued 551,429 shares of the Common Stock to Thermal Imaging, Inc. (A), in consideration for a cash contribution of approximately $193,000.

     In November 1997, the Company issued 478,894 shares of the Common Stock to Cameron Capital, Ltd. in connection with the conversion of $200,000 of the outstanding amount due under the 6% Convertible Debenture ($550,000).

     From October to November 1997, the Company issued 83,333 shares of the Common Stock to Ambient Capital Group, Inc. (C), as a retainer fee for acting as a financial advisor. The estimated value of the shares issued equaled $29,166.55. In addition, the Company issued 83,333 warrants to Ambient Capital Group, Inc., at an exercise price of $ 0.72 per share. The terms of the warrants entitle the holder to purchase five shares of the Common Stock for each warrant issued and such warrants are valid for a period of four years from the date of issuance.

     In January 1998, the Company issued 100,000 shares of the Common Stock to Manhattan Financial Group (A, C) in consideration for services rendered pursuant to the Consulting Agreement. The estimated value of the stock issued is equal to $30,000.

     In January and February 1998, the Company issued an aggregate of 3,230,189 shares of the Common Stock to Thermal Imaging, Inc. (A), in consideration for cash contributions of approximately $975,130.

     In January 1998, the Company issued an aggregate of 112,752 shares of the Common Stock to David Finney (C) and Meto Miteff (C) in consideration for legal services rendered and valued at approximately $64,220.

     During January and February 1998, the Company issued an aggregate of 603,489 shares of the Common Stock to Cameron Capital, Ltd. in connection with the conversion of $200,000 of the outstanding amount due under the 6% Convertible Debenture and payment of penalties due for non-registration.


     In March 1998, the Company issued 600,000 shares of the Common Stock to Benjamin or Nancy Anderson in consideration for cash contributions of approximately $140,000.


     In March 1998, the Company issued 2,246,275 shares to Manhattan Financial Group in consideration for cash contributions of approximately $539,106.


     In April 1998, the Company issued an aggregate of 216,598 shares of Common Stock to Cameron Capital, Ltd. in connection with the conversion of $62,500 of a $125,000 8% Convertible Debenture and payment of penalties due for non-registration.


     Unless otherwise indicated above, the issuance of securities was exempt from registration under the Securities Act under Section 4(2) as a transaction by an issuer not involving any public offering. In each instance, the purchaser had a pre-existing relationship with the Company, was provided with, and/or had access to, current information regarding the Company, and management reasonably believed that each purchaser had sufficient investment knowledge and experience to understand the risks and merits of investing in the securities of Company, or was represented by a person with such knowledge and experience. Moreover, all offers and sales of the securities were made without public solicitation, the certificates bear restrictive legends, and appropriate stop-transfer orders have been given to the transfer agent. No underwriter was involved in the transactions and no commissions were paid.

ITEM 27.  EXHIBITS

     The following exhibits are filed as part of this Registration Statement:


     EXHIBIT NO.                     IDENTIFICATION OF EXHIBIT
     -----------                     -------------------------
     3(a) (1)           Articles of Incorporation filed June 10, 1987.
     3(b) (1)           Amendment to Articles of Incorporation filed July 31, 1987.
     3(c) (1)           Amendment to Articles of Incorporation filed September 12, 1989.
     3(d) (1)           Amendment to Articles of Incorporation filed November 6, 1989.
     3(e) (1)           Amendment to Articles of Incorporation filed April 22, 1992.
     3(f) (1)           Amendment to Articles of Incorporation dated February 17, 1998.
     3(g) (1)           Bylaws, as Amended January 15, 1998.
     4 (1)              Common Stock Specimen.
     5(a) (1)           Opinion Regarding Legality.
     10(a) (1)          PR Expense Funds Administration Agreement dated July 9, 1997 between the
                        Company, Liberty Capital Group, Inc. and Manhattan Financial Group.

     EXHIBIT NO.                     IDENTIFICATION OF EXHIBIT
     -----------                     -------------------------
     10(b) (1)          Financial Advisory Agreement dated October 29, 1997 between the Company and
                        Ambient Capital Group, Inc.
     10(c) (1)          Assumption of Liability Agreement dated April 17, 1996 between the Company and Thermal Imaging, Inc.
     10(d) (1)          Investment Agreement dated January 20, 1998 between the Company and Bristol
                        Asset Management, LLC.
     10(e) (1)          Consulting Agreement dated November 5, 1997 between the Company and Daron
                        Dillia d/b/a Manhattan Financial Group.
     10(f) (1)          Consulting Agreement dated November 5, 1997 between the Company and Willard
                        Harpster.


                                         II-7

     10(g) (1)          Subscription Agreement dated August 15, 1996 between the Company and
                        Cameron Capital Management Ltd. With respect to 6% Convertible Debentures aggregating $550,000.
     10(h) (1)          Subscription Agreement dated March 13, 1997 between the Company and Cameron
                        Capital Management Ltd. With respect to 8% Convertible Debentures aggregating $125,000.
     10(i) (1)          12% Series A Senior Subordinated Convertible Redeemable Debenture due April
                        30, 1998.
     10(j) (1)          Signatories to Dorex Release.
     10(k) (1)          Employment Agreement dated October 11, 1995 between the Company and Kenneth
                        M. Dodd.
     10(l) (1)          Letter Agreement dated June 12, 1995 between the Company and Richard V.
                        Secord Confirming terms for Personal Services Agreement.
     10(m) (1)          Employment Agreement dated April 30, 1997 between the Company and David A.
                        Packer.
     10(n) (1)          Escrow Agreement dated November 20, 1997 between the Company, Roger Sack and First Nebraska Trust Company.
     10(o) (1)          Golden Health Card Contract dated April 24, 1995 between TriSun Medical
                        Corporation and TriSun/CTI Asia, Ltd.
     10(p) (1)          Golden Health Plan Hospital Systems Integration Contract dated April 24,
                        1995 between TriSun Medical Corporation and TriSun/CTI Asia, Ltd.
     10(q) (1)          Computerized Thermal Imaging, Inc. Employee Stock Option Agreement dated
                        October 29, 1997 between the Company and David B. Johnston.
     10(r) (1)          Employment Agreement dated October 29, 1997 between the Company and
                        David B. Johnston.
     10(s) (1)          Letter Agreement dated July 10, 1997 between the Company and Liberty
                        Capital Group, Inc.'s with respect to public relations.
     10(t) (1)          License Agreement dated June 8, 1996 between the Company and Thermal
                        Imaging, Inc.
     10(u) (1)          Participation Option Notices by various signatories to a Private Placement
                        Subscription Participation Option.
     10(v) (1)          Pledge Agreement dated September 11, 1997 between the Company and Looper,
                        Reed, Mark & McGraw Incorporated.
     10(w) (1)          Pledge Agreement dated September 11, 1997 between Thermal Medical Imaging,
                        Inc. and Looper, Reed, Mark & McGraw Incorporated.
     10(x) (1)          Employment Agreement dated November 13, 1997 between the Company and
                        Richard V. Secord.
     10(y) (1)          Computerized Thermal Imaging, Inc. Employee Stock Option Agreement dated
                        January 15, 1998 between the Company and Richard V. Secord.
     10(z) (1)          Computerized Thermal Imaging, Inc. Employee Stock Option Agreement dated
                        June 12, 1995 between the Company and Richard V. Secord.

     EXHIBIT NO.                     IDENTIFICATION OF EXHIBIT
     -----------                     -------------------------
     10(aa) (1)
                        Computerized Thermal Imaging, Inc. Employee Stock Option Agreement dated
     10(bb) (1)         June 12, 1995 between the Company and Richard V. Secord.
                        Commitment Letter Agreement dated March 6, 1997 between the Company and
     10(cc) (1)         Select Capital Advisors, Inc.
                        Services Agreement dated July 1997 between the Company and Liberty Capital
     10(dd) (1)         Group, Inc.
                        Stock Transfer Agreement dated January 28, 1997 between the Company and
     10(ee) (1)         Thermal Medical Imaging, Inc.


                                         II-8

     10(ff) (1)         Amendment to Employee Stock Option Agreement dated January 26, 1998 between the Company and David Packer.
     10(gg) (1)         Amendment to Employee Stock Option Agreement dated January 22, 1998 between the Company and Kenneth M. Dodd.
     10(hh) (1)         Amendment to Employee Stock Option Agreement dated January 26, 1998 between the Company and Richard V. Secord.
                        Computerized Thermal Imaging, Inc. Consultant Stock Option Agreement dated
     10(ii) (1)         November 5, 1997 between the Company and Willard Harpster.
                        Computerized Thermal Imaging, Inc. Consultant Stock Option
     10(jj) (1)         Agreement dated November 18, 1997 between the Company and Daron
                        Dillia D/b/a Manhattan Financial Group.
                        Computerized Thermal Imaging, Inc. Restricted Stock Purchase
     10(kk) (1)         Agreement dated July 9, 1997 between the Company and Manhattan
     10(ll) (1)         Financial Group.
                        Computerized Thermal Imaging, Inc. 1995 Stock Option Plan.
     10(mm) (1)         Computerized Thermal Imaging, Inc. 1997 Stock Option and Restricted Stock
                        Plan.
                        Offshore Securities Subscription Agreement relating to 12% Series A
     10(nn) (1)         Senior Subordinated Convertible Redeemable Debentures of the
                        Company.
     10(oo) (1)         12% Series A Senior Subordinated Convertible Redeemable Debentures of the
                        Company.
     10(pp) (1)         Golden Health Telemedicine Contract dated April 24, 1995 between TriSun
                        Medical Corporation - China and TriSun/CTI Asia, Ltd.
     10(qq) (1)         Contract between TRW Systems Integration Group and Computerized Thermal
                        Imaging, Inc. dated October 29, 1996.
     10(rr) (1)         Clinical Trial Agreement dated September 16, 1997 between Thermal Medical
                        Imaging, Inc. and Health Research Association.
     10(ss) (1)         Contract between TRW Systems Integration Group and Thermal Medical Imaging,
                        Inc. dated June 19, 1997.
     11 (1)             Clinical Trial Agreement dated November 7, 1997 between Thermal
     15 (1)             Medical Imaging, Inc. and the University of Southern California.
     21 (1)             Computation of Per Share Earnings.
     23 (1)             See Exhibit 23(b).
     23(a) (1)          Subsidiaries of the Registrant.
     23(b) (1)          Consent of Counsel (included in Exhibit 5.1).
     24 (1)             Consent of Ham, Langston & Brezina, LLP.
     27 (1)             Consent of Randy Simpson, CPA P.C.
                        Powers of Attorney.
                        Financial Data Schedule.

----------------------------
     (1)  Filed herewith.


ITEM 28.  UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required in Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That for purposes of determining any liability under the Securities Act, (i) the information omitted from the Prospectus filed as part of this Registration Statement, as permitted by Rule 430A of the Securities Act and to be contained in the form of Prospectus to be filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act, shall be deemed to be incorporated by reference into this Registration Statement at the time it is declared effective, and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Layton, State of Utah, on the 22nd day of May, 1998.

                                   COMPUTERIZED THERMAL IMAGING, INC.



                                   By  /s/ David A. Packer
                                     -------------------------------------------
                                       David A. Packer, President and
                                       Chief Financial Officer





     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


          SIGNATURE                                      TITLE                                  DATE
          ---------                                      -----                                  ----
  /s/ David B. Johnston*                       Chairman of the Board and                  May 22, 1998
---------------------------------              Chief Executive Officer
David B. Johnston


  /s/ Richard V. Secord*                   Chief Operating Officer, Secretary             May 22, 1998
---------------------------------          and Director
Richard V. Secord


  /s/ Brent M. Pratley, M.D.*                           Director                          May 22, 1998
---------------------------------
Brent M. Pratley, M.D.


  /s/ Milton R. Geilmann*                               Director                          May 22, 1998
---------------------------------
Milton R. Geilmann


  /s/ Henry C. Aderholt*                                Director                          May 22, 1998
---------------------------------
Henry C. Aderholt


  /s/ David A. Packer                            President and Treasurer                  May 22, 1998
---------------------------------
David A. Packer


*By  /s/ David A. Packer                                                                  May 22, 1998
---------------------------------
      David A. Packer,
      Attorney in Fact

      As Filed with Securities and Exchange Commission on March 3, 1998

                                                      Registration No. 333-47237
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549


                                      FORM SB-2
                REGISTRATION STATEMENT UNDER  THE SECURITIES ACT OF 1933

                          COMPUTERIZED THERMAL IMAGING, INC.
              (EXACT NAME OF THE REGISTRANT AS SPECIFIED IN ITS CHARTER)

          NEVADA                        3815                   87-0458721
(STATE OR OTHER JURISDICTION     (PRIMARY STANDARD         (I.R.S. EMPLOYER
    OF INCORPORATION OR       INDUSTRIAL CLASSIFICATION    IDENTIFICATION NO.)
       ORGANIZATION)                CODE NUMBER)

                        476 HERITAGE PARK BOULEVARD, SUITE 210
                                  LAYTON, UTAH 84041
                                    (801) 776-4700
             (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

              DAVID A. PACKER                         WITH A COPY TO:
                 PRESIDENT                       NORMAN T. REYNOLDS, ESQ.
  476 HERITAGE PARK BOULEVARD, SUITE 210        LOOPER, REED, MARK & MCGRAW
             LAYTON, UTAH 84041              1300 POST OAK BOULEVARD, SUITE 2000
               (801) 776-4700                      HOUSTON, TEXAS 77056
(NAME, ADDRESS, INCLUDING ZIP CODE, AND               (713) 986-7000
  TELEPHONE NUMBER, INCLUDING AREA CODE,
  OF AGENT FOR SERVICE FOR THE REGISTRANT)


                               -------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement has been declared effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/





                                   EXHIBIT VOLUME I






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